UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

WRIGHT MEDICAL GROUP N.V.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2019

WRIGHT MEDICAL GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	1-35065	98-0509600
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands	None
(Address of principal executive offices)	(Zip Code)

(+ 31) 20 521 4777

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value €0.03 per share	WMGI	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 4, 2019, Wright Medical Group N.V. (“Wright” or the “Company”), entered into a Purchase Agreement (the “Purchase Agreement”) with Stryker Corporation, a Michigan corporation (“Stryker” or “Parent”), and Parent’s subsidiary, Stryker B.V., a private company with limited liability organized under the Laws of the Netherlands (“Buyer”).

Pursuant to the Purchase Agreement, and upon the terms and subject to the conditions thereof, Buyer will commence a tender offer (the “Offer”) to purchase all of the outstanding ordinary shares (the “Shares”), par value €0.03 per share (the “Ordinary Shares”), of the Company at a price of $30.75 per Share, without interest, but subject to any applicable withholding of taxes (such amount or any higher amount per Share paid pursuant to the Offer, the “Offer Price”). If certain conditions are satisfied and the Offer closes, Parent may acquire any remaining shares through a Post-Offer Reorganization, as described below.

The obligation of Parent and Buyer to consummate the Offer is subject to the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares representing at least 95% of the Shares outstanding as of the scheduled expiration of the Offer (such condition, the “Minimum Condition”); provided, that Parent may elect to reduce the Minimum Condition to a percentage of not less than 80%; and provided further that if the Company’s shareholders have adopted certain resolutions related to the Mergers, Demerger, Asset Sale and Liquidation at the EGM (each as described below) the Minimum Condition will be reduced to 80%. The Minimum Condition may not be waived by Buyer without the prior written consent of the Company. The obligation of Buyer to consummate the Offer is also subject to the expiration of the waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of other required approvals and clearances under applicable antitrust laws, the adoption of certain resolutions by the Company’s shareholders at the EGM and other customary conditions. Consummation of the Offer is not subject to a financing condition.

Following the later of the payment for all Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Closing”) and expiration of any subsequent offering period provided in the Purchase Agreement, Parent or Buyer may effectuate, and at Parent or Buyer’s election, the Company and its subsidiaries shall effectuate, a corporate reorganization of the Company and its subsidiaries (the “Post-Offer Reorganization”), subject to the terms and conditions of the Purchase Agreement. The Post-Offer Reorganization may be undertaken by means of, among other alternatives described in the Purchase Agreement, (A) a series of mergers whereby (i) the Company will merge with and into a Luxembourg société anonyme that is a direct, wholly owned subsidiary of the Company (“Wright Luxembourg”) with Wright Luxembourg surviving the merger (the “First-Step Merger”), (ii) Wright Luxembourg will merge with and into a Bermuda exempted company that is a direct, wholly owned subsidiary of Wright Luxembourg (“Wright Bermuda”) with Wright Bermuda surviving the merger (the “Second-Step Merger”), and (iii) a Bermuda exempted company formed by Parent as a wholly owned subsidiary of Buyer will merge with and into Wright Bermuda with Wright Bermuda surviving the merger (the “Third-Step Merger” and the First-Step Merger, the Second-Step Merger and the Third-Step Merger, together, the “Mergers”), (B) a sale of the assets of the Company to Buyer (the “Asset Sale”), followed promptly by a liquidation of the Company (the “Liquidation”), (C) if Parent, Buyer and their affiliates acquire 95% or more of the Company’s issued and outstanding capital, by the commencement of a compulsory acquisition (the “Compulsory Acquisition”) by Buyer of Shares from any remaining minority shareholders of the Company in accordance with the Dutch Civil Code (the “DCC”), (D) a Dutch legal demerger (the “Demerger”) or (E) with the Company’s consent, certain other alternatives described in the Purchase Agreement.

The Mergers, Demerger, Asset Sale and the Liquidation are subject to approval by the Company’s shareholders at an extraordinary general meeting of shareholders (“EGM”). After completion of the Mergers, all minority shareholders who did not tender their Shares in the Offer will ultimately receive, for each Share then held, cash in an amount equal to the Offer Price. If the Liquidation is commenced, the Company will be dissolved in accordance with the DCC and all minority shareholders who did not tender their Shares in the Offer will ultimately receive, for each Share then held, cash in an amount equal to the Offer Price. If Compulsory Acquisition is commenced, all holders of Shares who did not tender their Shares in the Offer will receive, for each Share then held, cash in an amount determined by the Enterprise Chamber of the Amsterdam Court of Appeals.

It is currently expected that, following the completion of the Offer and expiration of any subsequent offering periods provided in the Purchase Agreement, the Company will no longer be a publicly traded company, the listing of the Shares on The Nasdaq Global Select Market will be terminated and the Shares will be deregistered under the Securities Exchange Act of 1934, as amended, resulting in the cessation of the Company’s reporting obligations with respect to the Shares thereunder.

The Purchase Agreement includes customary representations, warranties and covenants of the Company, Parent and Buyer. The Company has agreed to operate its business in the ordinary course until the Closing. The Company has also agreed not to solicit or initiate discussions with third parties regarding other proposals to acquire the Company and to certain restrictions on its ability to respond to any such proposals. Parent and Buyer have agreed to use their reasonable best efforts to take actions that may be required in order to obtain antitrust approval of the proposed transaction, subject to certain limitations.

The Purchase Agreement also includes customary termination provisions for both the Company and Parent, subject, in certain circumstances, to the payment by the Company of a termination fee of $150 million. The Company must pay Parent the termination fee in the event that the Purchase Agreement is terminated by Parent following a change of recommendation by the board of directors of the Company (the “Company Board”), a breach of the non-solicitation covenant in any material respect or if the Company terminates the Purchase Agreement to enter into an agreement with respect to a proposal from a third party that is superior to Parent’s, in each case, as is more particularly described in the Purchase Agreement. Under certain additional circumstances described in the Purchase Agreement, the Company must also pay Parent the termination fee if the Purchase Agreement is terminated and, within twelve (12) months following such termination, the Company enters into an agreement for a business combination transaction of the type described in the relevant provisions of the Purchase Agreement, regardless of whether such transaction is subsequently consummated. The parties to the Purchase Agreement are also entitled to an injunction or injunctions to prevent breaches of the Purchase Agreement, and to specifically enforce the terms and provisions of the Purchase Agreement.

The Company Board (i) determined that, on the terms and subject to the conditions set forth in the Purchase Agreement, the Purchase Agreement and the transactions contemplated thereby are in the best interests of the Company and its shareholders, employees and other relevant stakeholders, (ii) approved the terms and conditions of the Purchase Agreement and the transactions contemplated thereby, the execution and delivery of the Purchase Agreement, and the performance of the Company’s obligations under the Purchase Agreement and the transactions contemplated thereby, and (iii) resolved, on the terms and subject to the conditions set forth in the Purchase Agreement, to support the Offer and to recommend acceptance of the Offer by the Company’s shareholders and approval and adoption of the resolutions proposed at the EGM.

The foregoing summary of the principal terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full copy of the Purchase Agreement filed as Exhibit 2.1 hereto and incorporated herein by reference. The summary and the copy of the Purchase Agreement are intended to provide information regarding the terms of the Purchase Agreement and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (“SEC”). In particular, the Purchase Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The Purchase Agreement includes representations, warranties and covenants of the Company, Parent and Buyer made solely for the benefit of the parties to the Purchase Agreement. The assertions embodied in those representations and warranties were made solely for purposes of the contract among the Company, Buyer and Parent and may be subject to important qualifications and limitations agreed to by the Company, Buyer and Parent in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the Company, Buyer and Parent rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Buyer or any of their respective subsidiaries or affiliates.

Important Information for Investors and Security Holders

The tender offer for Wright’s outstanding ordinary shares referenced herein has not yet commenced. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). At the time the tender offer is commenced, Stryker will file with the Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO, and Wright will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Wright also intends to file with the SEC a proxy statement in connection with the EGM, at which the Wright shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the EGM. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at katherine.owen@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

Participants in the Solicitation

Wright, its directors and executive officers and other members of its management and employees, as well as Stryker and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Wright’s shareholders in connection with the EGM Proposals. Information about Wright’s directors and executive officers and their ownership of Wright ordinary shares is set forth in the proxy statement for Wright’s 2019 annual general meeting of shareholders, which was filed with the SEC on May 17, 2019. Information about Stryker’s directors and executive officers is set forth in the proxy statement for Stryker’s 2019 annual meeting of shareholders, which was filed with the SEC on March 20, 2019. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Wright’s directors and executive officers in the transaction, which may be different than those of Wright’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products, including the ability to achieve wide market acceptance of the Company’s products due to clinical, regulatory, cost reimbursement and other issues; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions;

and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and other proposed transactions; uncertainties as to how many of the Company’s shareholders will tender their shares in the offer or approve the resolutions to be solicited at the EGM; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the effects of the proposed transaction (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the proposed transaction will divert management’s attention from the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the SEC by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9, proxy statement and other documents to be filed by the Company. All forward-looking statements are based on information currently available to the Company, and the Company assumes no obligation to update any forward-looking statements.

Item 8.01	Other Events.

On November 4, 2019, the Company issued a press release announcing the Purchase Agreement, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

2.1	Purchase Agreement, dated November 4, 2019, among Wright Medical Group N.V., Stryker Corporation and Stryker B.V.*

99.1	Press release issued by Wright Medical Group N.V. on November 4, 2019.

104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

*

The schedules to the Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to supplementally furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ James A. Lightman
Name:	James A. Lightman
Title:	Senior Vice President, General Counsel and Secretary

Date: November 4, 2019

Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

among

STRYKER CORPORATION,

STRYKER B.V.

and

WRIGHT MEDICAL GROUP N.V.

Dated as of November 4, 2019

TABLE OF CONTENTS

Page

Article I

DEFINITIONS

Section 1.1	Certain Definitions	2

Article II

THE OFFER

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Section 3.22	Disclosure	63
Section 3.23	Anti-Takeover Measures	63
Section 3.24	Opinion	63
Section 3.25	No Other Representations and Warranties	63

Article IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND BUYER

Article V

COVENANTS

ii

Article VI

TERMINATION, AMENDMENT AND WAIVER

Article VII

GENERAL PROVISIONS

Annexes
Annex I	Conditions to the Offer
Annex II(A)	Deed of Amendment for Price Determination
Annex II(B)	Amended Articles of Association of the Company after Conversion
Annex II(C)	Amended Articles of Association of the Company after Delisting
Annex II(D)	Financial Year Deed of Amendment
Annex III	Antitrust Laws

Exhibits
Exhibit A	Form of Asset Sale Agreement
Exhibit B	Form of Merger Agreement
Exhibit C	Form of Wave Luxembourg Articles of Association
Exhibit D	Form of Wave Bermuda Memorandum of Association
Exhibit E	Form of Wave Bermuda Bye-Laws
Exhibit F	Form of Merger Sub Memorandum of Association
Exhibit G	Form of Merger Sub Bye-Laws

iii

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated as of November 4, 2019 (this “Agreement”), among Stryker Corporation, a Michigan corporation (“Parent”), Stryker B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands and a direct or indirect wholly owned Subsidiary of Parent (“Buyer”), and Wright Medical Group N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of the Netherlands (the “Company”).

WHEREAS, Parent and Buyer desire that Buyer acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors (bestuur) of the Company (the “Company Board”) has (i) determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Signing Transactions are in the best interests of the Company and its shareholders, employees and other relevant stakeholders, (ii) approved the terms and conditions of this Agreement and the Signing Transactions, the execution and delivery of this Agreement, and the performance of the Company’s obligations under this Agreement and the consummation of the Signing Transactions, and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, to support the Offer, to recommend (A) acceptance of the Offer by the shareholders of the Company and (B) approval and adoption of the resolutions set forth in Section 2.4(a);

WHEREAS, the boards of directors of Parent and Buyer have determined that, on the terms and subject to the conditions set forth in this Agreement, this Agreement and the Transactions are in the best interests of Parent and Buyer, respectively, and have approved the execution and delivery of this Agreement and performance of Parent’s and Buyer’s obligations under this Agreement and the consummation of the Transactions;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Buyer shall commence a tender offer (as it may be amended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the outstanding ordinary shares, par value €0.03 per share, of the Company (collectively, the “Shares”) in exchange for $30.75 per Share, in cash, without interest (such amount or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the “Offer Consideration”); and

WHEREAS, Parent, Buyer and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Buyer and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement the term:

“2020 Call Spread” means (i) the Bond Hedge Confirmations and related Side Letters, dated February 9, 2015 and February 10, 2015, as amended by the Partial Termination Confirmations, dated June 13, 2016, among the Company, WMGI and the 2020 Dealers and as further amended by the Call Spread Unwind Agreements, dated as of June 21, 2018, January 30, 2019 and January 31, 2019 among the Company, WMGI and the 2020 Dealers and (ii) the 2020 Warrants.

“2020 Dealers” means Deutsche Bank AG, London Branch; JPMorgan Chase Bank, National Association; and Wells Fargo Bank, National Association.

“2020 Indenture” means the Indenture, dated February 13, 2015, between WMGI and the Trustee, as supplemented by the Supplemental Indenture, dated November 24, 2015, among WMGI, the Company and the Trustee.

“2020 Notes” means WMGI’s 2.00% Cash Convertible Senior Notes due 2020, issued pursuant to the 2020 Indenture.

“2020 Warrants” means the Warrant Confirmations and related Side Letters, dated February 9, 2015 and February 10, 2015, between WMGI and the 2020 Dealers, (i) as amended by the Amendments to the Warrant Confirmations and related Side Letters, dated as of November 24, 2015, between the Company and the 2020 Dealers, (ii) as amended by the Partial Termination Confirmations, dated June 13, 2016, among the Company, WMGI and the 2020 Dealers and (iii) as further amended by the Call Spread Unwind Agreements, dated as of June 21, 2018, January 30, 2019 and January 31, 2019 among the Company, WMGI and the 2020 Dealers.

“2021 Call Spread” means (i) the Bond Hedge Confirmations and related Side Letters, dated May 12, 2016, between the Company and the 2021 Dealers and (ii) the 2021 Warrants.

“2021 Dealers” means JPMorgan Chase Bank, National Association and Bank of America, N.A.

“2021 Indenture” means the Indenture, dated May 20, 2016, between the Company and the Trustee.

“2021 Notes” means the Company’s 2.25% Cash Convertible Senior Note due 2021, issued pursuant to the 2021 Indenture.

“2021 Warrants” means the Warrant Confirmations, dated May 12, 2016, between the Company and the 2021 Dealers.

“2023 Call Spread” means (i) the Bond Hedge Confirmations and related Side Letters, dated June 20, 2018, January 30, 2019, and January 31, 2019 between WMGI, the Company and the 2023 Dealers and (ii) the 2023 Warrants.

“2023 Dealers” means JPMorgan Chase Bank, National Association, Bank of America, N.A. and Deutsche Bank AG, London Branch.

“2023 Indenture” means the Indenture, dated June 28, 2018, among WMGI, the Company and the Trustee.

“2023 Notes” means WMGI’s 1.625% Cash Exchangeable Senior Note due 2023, issued pursuant to the 2023 Indenture.

“2023 Warrants” means the Warrant Confirmations, dated June 20, 2018, January 30, 2019, and January 31, 2019 between the Company and the 2023 Dealers.

“Acceptance Time” has the meaning set forth in Section 2.1(b).

“Acquisition Proposal” means any offer or proposal (whether or not in writing) made or renewed by a Person or group (other than Parent or Buyer ) at any time after the date of this Agreement relating to, or that would reasonably be likely to lead to, any Person or group acquiring, directly or indirectly, beneficial ownership of fifteen percent (15%) or more of any class of equity or voting securities of the Company (or of any resulting parent company of the Company) or assets representing fifteen percent (15%) or more of the consolidated revenues, net income or total assets of the Company and its Subsidiaries, pursuant to a merger, consolidation, joint-venture, recapitalization, dissolution, liquidation or other business combination, sale of share capital, sale, license or other transfer or disposition of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer, Asset Sale, Compulsory Acquisition, Liquidation, Second Step Distribution and the Mergers.

“Action” means any pending or threatened claim, controversy, charge, cause of action, complaint, demand, subpoena, prosecution, audit, examination, mediation, notice, action, suit, litigation, arbitration, inquiry, investigation or other legal administrative, arbitral or similar proceeding.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or partnership or other interests, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AKS” has the meaning set forth in Section 3.20(m).

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(d).

“Antitrust Laws” has the meaning set forth in Section 5.6(b).

“Anti-Corruption Laws” has the meaning set forth in Section 3.20(g).

“Anti-Takeover Measure” has the meaning set forth in Section 3.23.

“Asset Sale” has the meaning set forth in Section 2.4(a)(ii).

“Asset Sale Agreement” means the agreement between Buyer or one of its Affiliates and the Company substantially in the form set forth in Exhibit A attached hereto, with such changes as may be agreed by Buyer or its Affiliate party thereto and the Company.

“Asset Sale Documentation” has the meaning set forth in Section 2.7(b).

“Asset Sale Resolutions” means the resolutions described in Section 2.4(a)(ii) and Section 2.4(a)(iii).

“Beneficial Owner” with respect to any Shares has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the terms “beneficially owns” and “owns beneficially” have a corresponding meaning).

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Amsterdam, The Netherlands or New York, New York, United States are authorized or required by applicable Law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Directors” has the meaning set forth in Section 2.5(a).

“Buyer Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent or Buyer to perform its obligations under this Agreement or to consummate the Transactions or on the consummation of, whether by prevention or material delay, any of the Transactions.

“Buyer Plan” has the meaning set forth in Section 5.4(c).

“Buyer Shares” has the meaning set forth in Section 2.7(a)(vi).

“Change of Board Recommendation” means (a) the withdrawal or modification or qualification of the Company Board Recommendation or any public proposal to withdraw, modify or qualify the Company Board Recommendation, (b) the approval, authorization or recommendation by the Company Board or any committee thereof of any Acquisition Proposal or any public proposal by the Company Board or any committee thereof to approve, authorize or recommend any Acquisition Proposal, (c) the failure to include the Company Board Recommendation in the Schedule 14D-9 or in the Proxy Statement when disseminated to the holders of Shares, (d) the failure by the Company, within ten (10) Business Days of the public announcement of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal (whether or not a Superior Proposal) by a Person other than Parent or any of its Subsidiaries, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer, or (e) the failure by the Company Board to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after receiving a written request from Parent to provide such public reaffirmation following public disclosure of an Acquisition Proposal (or, if earlier (but still, after a written request delivered by Parent to the Company at least forty-eight (48) hours prior to the then-scheduled Expiration Time, or the EGM or any Subsequent EGM, as applicable), prior to the then-scheduled Expiration Time, or the EGM or any Subsequent EGM, as applicable); provided, that, Parent may deliver only one (1) such request with respect to any Acquisition Proposal subject to this clause (e) (it being understood that any change to the financial terms or any other material terms of any such Acquisition Proposal, shall constitute a new Acquisition Proposal for this purpose).

“Closing” has the meaning set forth in Section 2.1(b).

“Closing Date” has the meaning set forth in Section 2.1(b).

“Code” has the meaning set forth in Section 2.10.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.4(d).

“Company Balance Sheet Date” means December 30, 2018.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.2(b).

“Company Disclosure Documents” has the meaning set forth in Section 3.22.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Equity Awards” has the meaning set forth in Section 2.3(a).

“Company Equity Plans” means the Wright Medical Group N.V. 2017 Equity and Incentive Plan, the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan, the Tornier N.V. Amended and Restated 2010 Incentive Plan, the Tornier N.V. Amended and Restated Stock Option Plan, the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan and the Inducement Stock Option Grant Agreement dated as of September 17, 2011 between Wright Medical Group, Inc. and Robert J. Palmisano.

“Company ESPP” has the meaning set forth in Section 2.3(a).

“Company ESPP Purchase Rights” means rights to acquire the Shares under the Company ESPP.

“Company Exclusively In-Licensed IP” means all Intellectual Property that is exclusively licensed to the Company or any of its Subsidiaries, whether registered or unregistered.

“Company Leased Real Property” has the meaning set forth in Section 3.11(b).

“Company Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence or other matter that, individually or in the aggregate, (1) prevents or materially delays the Company from consummating the Transactions or performing its obligations under this Agreement or (2) has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in the case of clause (2), any changes, effects, events, inaccuracies, occurrences, or other matters resulting from any of the following will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or matters generally affecting the political, legislative, or regulatory conditions in the industry in which the Company and its Subsidiaries operate, except to the extent such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (b) the announcement or pendency of this Agreement or the Transactions; (c) any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in a Company Material Adverse Effect; (d) acts of war or terrorism (or the escalation of the foregoing) or natural disasters, national emergencies, or other similar force majeure events, except to the extent such matters have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (e) changes in GAAP, Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such changes have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (f) any action taken by the Company expressly required to be taken by the terms of this Agreement (it being understood and agreed that actions taken by the Company or its Subsidiaries pursuant to its obligations under Section 5.1 to conduct its business shall not be excluded in determining whether a Company Material Adverse Effect has occurred); (g) any action taken by the Company at the express written request of Parent or Buyer after the date of this Agreement; or (h) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, or other financial metrics for any period; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in a Company Material Adverse Effect.

“Company Material Contract” has the meaning set forth in Section 3.13(a).

“Company Option Grant Date” means a grant of Company Stock Options duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective.

“Company Organizational Documents” means the articles of association (statuten), or equivalent organizational documents, of the Company as amended and in effect on the date of this Agreement.

“Company Owned Real Property” has the meaning set forth in Section 3.11(c).

“Company Permits” has the meaning set forth in Section 3.20(a).

“Company Plan” means any Plan that the Company or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to sponsor, maintain or contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries could have any Liability; provided, however, that Company Plan will not include any Plan (including any Non-U.S. Plan) that is maintained for the benefit of current or former employees, officers, independent contractors or directors of the Company or any of its Subsidiaries who are primarily located in a jurisdiction other than the U.S. if the benefits provided thereunder are required to be provided by statute and do not exceed the level of benefits required to be so provided. For clarity, “Company Plans” includes “Company Equity Plans.”

“Company PSU” has the meaning set forth in Section 2.3(a).

“Company Real Property” has the meaning set forth in Section 3.11(c).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company RSU” has the meaning set forth in Section 2.3(a).

“Company SEC Documents” has the meaning set forth in Section 3.7(a).

“Company Stock Option” has the meaning set forth in Section 2.3(a).

“Compensation Action” has the meaning set forth in Section 5.8.

“Compulsory Acquisition” means the compulsory acquisition of Shares from each Minority Shareholder in accordance with Section 2:92a or, if applicable, Section 2:201a of the DCC.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Consent” has the meaning set forth in Section 3.6.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Convertible Notes” means, collectively, each of the 2020 Notes, the 2021 Notes and the 2023 Notes.

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing.

“Credit Agreement” means the Amended and Restated Credit, Security and Guaranty Agreement, dated as of May 7, 2018 among the Company, WMGI, certain other direct and indirect subsidiaries listed on the signature pages thereto, MidCap Funding Trust IV Trust and the financial institutions or other entities parties thereto, as amended and in effect on the date of this Agreement.

“Current Employees” has the meaning set forth in Section 5.4(a).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Demerger” has the meaning set forth in Section 2.4(a)(viii).

“Demerger Resolutions” means the resolutions described in Section 2.4(a)(viii).

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 5.3(e)(i)(C) or Section 5.3(e)(ii)(B).

“Dutch Merger Publication” has the meaning set forth in Section 2.4(d).

“EGM” has the meaning set forth in Section 2.4(a).

“EGM Materials” has the meaning set forth in Section 2.4(b).

“Enforceability Exceptions” means (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable Laws of general applicability, now or hereafter in effect, affecting or relating to creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief that may be subject to equitable defense, whether considered in a proceeding at Law or in equity.

“Environmental Laws” means all Laws concerning Hazardous Substances, pollution or protection of the environment or human health (in regards to exposure to Hazardous Substances), as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” has the meaning set forth in Section 3.17(c).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Expiration Time” has the meaning set forth in Section 2.1(d).

“FCPA” has the meaning set forth in Section 3.20(g).

“FDA” has the meaning set forth in Section 3.20(a).

“FDCA” has the meaning set forth in Section 3.20(a).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Financing Parties” means, in its capacity as such, any agent, arranger, lender, underwriter (including in a debt or equity offering (whether public or private)), purchaser, noteholder or other debt financing source providing a commitment to provide or arrange all or part of any public or private debt financing or any public or private equity offering (including any offering of derivative securities or other securities exchangeable for, or convertible into, equity securities) pursuant to any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement.

“First-Step Merger” means the merger of the Company with and into Wave Luxembourg as contemplated by the Merger Documentation, with, subject to the terms and conditions of the Merger Documentation, (i) Wave Luxembourg surviving such merger and (ii) each Share outstanding immediately prior to the consummation thereof being exchanged against into one (1) duly authorized, validly issued and fully paid share of Wave Luxembourg.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 812.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

“Governance Resolutions” has the meaning set forth in Section 2.4(a)(ix).

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental authority, including, any judicial, administrative or arbitral body, applicable securities exchange, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means (a) any petroleum products or byproducts, radioactive materials, friable asbestos or other similarly hazardous substances or (b) any waste, material or substance that is defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant,” “contaminant” or terms of similar import under any Environmental Law or that can otherwise give rise to liability under any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Parent’s business or the Company’s business, as applicable, (a) the FDCA, and the regulations promulgated thereunder, (b) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute
(42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (c) the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (18 U.S.C. §§669, 1035, 1347 and 1518; 42 U.S.C. §1320d et seq.) and the regulations promulgated thereunder, (d) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (e) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (f) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between medical device manufacturers and members of the healthcare industry and regulations promulgated thereunder and (g) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Hedging Documentation” means, collectively, the 2020 Call Spread, 2021 Call Spread and 2023 Call Spread.

“HIPAA” means collectively: (a) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), including, but not limited, to its implementing rules and regulations with respect to privacy, security of health information, and transactions and code sets; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) the Omnibus Rule effective March 26, 2013 (78 Fed. Reg. 5566), and other implementing rules and regulations at 45 CFR Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services.

“HSR Act” has the meaning set forth in Section 3.6.

“Incidental License” means (i) permitted use right to confidential information in a nondisclosure agreement; (ii) license, assignment or waiver of rights with any current or former employee or contractor of the Company or any of its Subsidiaries for the benefit of the Company or its Subsidiaries; (iii) rights granted under any standard form terms of use for any website of the Company or any of its Subsidiaries; (iv) a sales or marketing or similar Contract that includes a license to use the Trademarks of the Company or any of its Subsidiaries for the purposes of promoting any Products; (v) a vendor Contract that includes permission for the vendor to identify the Company or any of its Subsidiaries as a customer of the vendor; or (vi) a Contract to purchase or lease equipment, such as a photocopier, computer, or mobile phone that also contains a license of Intellectual Property.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money, whether current, short term or long term and whether secured or unsecured and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar securities or instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business), (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bonds or similar credit transaction, (d) all obligations of such Person under Finance Leases; (e) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (f) all obligations of the type referred to in sub-clauses (a) through (e) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations and (g) all obligations of the type referred to in clauses (a) though (f) of other Persons secured by (or for which the holder of such obligations has a right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning set forth in Section 5.5(a).

“Indentures” means, collectively, each of the 2020 Indenture, the 2021 Indenture and the 2023 Indenture.

“Independent Directors” has the meaning set forth in Section 2.5(a).

“Initial Expiration Time” has the meaning set forth in Section 2.1(d).

“Intellectual Property” means all intellectual property rights and industrial property rights of every kind and description in any jurisdiction worldwide, including rights in and to the following, in any jurisdiction worldwide: (i) Trademarks; (ii) Patents; (iii) Trade Secrets; (iv) Copyrights; and (v) Software.

“Intentional Breach” has the meaning set forth in Section 6.5(a).

“Intervening Event” means a material change, effect, event, circumstance, occurrence, or other matter that was not known to the Company Board or any committee thereof on the date of this Agreement (or if known, the consequences of which were not known to the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that in no event will any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal constitute an Intervening Event.

“IP Contracts” means all Contracts under which (i) the Company or any of its Subsidiaries, as applicable, has obtained from or granted to any third party (or agrees to obtain from or grant to any third party) any license, covenant not to sue, co-existence agreement, settlement agreement or other right, title or interest in or (ii) the Company or any of its

Subsidiaries, as applicable, is expressly restricted from using, in each case (i) and (ii) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or any of its Subsidiaries, as applicable, as of the date of this Agreement, except for (A) Contracts for Off-the-Shelf Software, (B) Contracts for open source software, (C) any Incidental License and (D) non-exclusive licenses granted to customers of the Company or any of its Subsidiaries in the ordinary course of business pursuant to the Company’s or its Subsidiaries’ standard customer contracts (copies of the forms of which have been provided to Parent).

“Key Employee” means any vice president or more senior employee of the Company or its Subsidiaries.

“Knowledge” of Parent or the Company, as applicable, means the actual knowledge of the respective individuals listed on the Company Disclosure Letter.

“Law” means any supranational, foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes, but is not limited to, Healthcare Laws and Environmental Laws.

“Lease” has the meaning set forth in Section 3.11(b).

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Lien” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or restriction.

“Liquidation” has the meaning set forth in Section 2.5(b).

“Liquidator” has the meaning set forth in Section 2.4(a)(iii).

“Measurement Date” has the meaning set forth in Section 3.3(a).

“Merger Agreement” means the agreement substantially in the form set forth in Exhibit B attached hereto, with such changes as may be reasonably agreed by Parent and the Company.

“Merger Documentation” has the meaning set forth in Section 5.10(a)(iii).

“Merger Resolutions” means the resolutions described in Section 2.4(a)(iv).

“Merger Sub” has the meaning set forth in Section 5.10(b)(i).

“Mergers” means, collectively, the First-Step Merger, the Second-Step Merger and the Third-Step Merger.

“Minimum Tender Condition” has the meaning set forth in Annex I, Paragraph 1(a).

“Minority Exit Offering Period” has the meaning set forth in Section 2.1(f).

“Minority Shareholders” means holders of Shares that were not tendered pursuant to the Offer or, if applicable, in the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Non-U.S. Plan” means a Plan that is subject to the Laws of a jurisdiction other than the U.S. (whether or not U.S. Law also applies).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and ending on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time; provided that with respect to any change in the financial terms or any other material terms of an Acquisition Proposal, the Company shall, in each case, deliver to Parent an additional Determination Notice and such additional Notice Period will begin at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice (even if such Determination Notice is delivered after 5:00 p.m. Eastern Time) and end on the second (2nd) Business Day thereafter at 5:00 p.m. Eastern Time and the Company shall be required to comply with the requirements of
Section 5.3(e) with respect to each such additional Determination Notice.

“OECD Convention” has the meaning set forth in Section 3.20(g).

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-the-Shelf Software” means software, other than open source software, obtained from a third party (a) on general commercial terms and that continues to be widely available on such commercial terms and (b) was licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $250,000 per year.

“Offer” has the meaning set forth in the Recitals.

“Offer Commencement Date” has the meaning set forth in Section 2.1(a).

“Offer Conditions” has the meaning set forth in Section 2.1(a).

“Offer Consideration” has the meaning set forth in Recitals.

“Offer Commencement Date” has the meaning set forth in Section 2.1(a).

“Offer Documents” has the meaning set forth in Section 2.1(h).

“Open Source Code” means any Software that is distributed under “open source” or “free software” terms or that is distributed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms, including any Software distributed with any license term or condition that requires or conditions the use or distribution of such Software on the disclosure, licensing or distribution of any source code for any portion of such Software or any derivative work of such Software.

“Open Source License” means the licensing and other related terms and conditions pertaining to any Open Source Code.

“Outside Date” has the meaning set forth in Section 6.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, as applicable.

“Parent” has the meaning set forth in the Preamble.

“Patents” means issued patents (including issued utility and design patents), utility models, registered community designs, registered industrial designs, certificates of invention, any pending applications for any of the foregoing, and invention disclosures and records of invention, including any divisionals, provisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions and renewals of any of the foregoing.

“Permits” means all approvals, authorizations, clearances, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP or that do not, individually or in the aggregate, materially impair the occupancy, marketability or use of such property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Company Leased Real Property which are not violated by the current use and operation of the Company Leased Real Property,

(d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Company Leased Real Property that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) purchase money liens and liens securing rental payments under Finance Leases and (g) those matters identified in the Permitted Liens Section of the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a Governmental Body or any department, agency or political subdivision thereof.

“Personal Information” means data or information that (i) identifies, relates to, describes, is capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or household or (ii) is otherwise defined as “personal data” pursuant to the GDPR.

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more current or former officer, director, employee or independent contractor, including any stock purchase, stock option, restricted stock, other equity or equity-based, phantom equity, severance, separation, retention, employment, consulting, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, fringe or other benefit plan, policy, program, arrangement, or agreement.

“Post-Offer Reorganization” has the meaning set forth in Section 2.7(a).

“Pre-Closing Period” has the meaning set forth in Section 5.1(a).

“Privacy Obligations” mean (i) applicable foreign or domestic Laws relating to privacy or data security of Personal Information, including HIPAA, GDPR and the California Consumer Privacy Act of 2018 (AB-375) and (ii) any contractual obligations or written policies or terms of use of the Company or any of its Subsidiaries that are related to privacy, data protection or the Processing of Personal Information, in each case as and to the extent applicable to the operation of the businesses of the Company or any of its Subsidiaries or to information regarding any of the employees or other personnel of the Company or any of its Subsidiaries.

“Processing” has the meaning ascribed to it in the GDPR.

“Products” means (i) any product or service that the Company or any of its Subsidiaries is manufacturing, distributing, supporting, marketing or selling and (ii) any product or service currently under preclinical or clinical development by the Company or any of its Subsidiaries.

“Prohibited Payment” has the meaning set forth in Section 3.20(g).

“Proxy Statement” has the meaning set forth in Section 2.4(b).

“Remedy” has the meaning set forth in Section 5.6(b).

“Reorganization Threshold” has the meaning set forth in Section 2.4(a)(ii).

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a Person.

“Repurchase Transaction” has the meaning set forth in Section 5.9(d).

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean any Person that is the subject of Sanctions, including (i) any Person listed in any Sanctions-related list maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, Switzerland or any European Union member state, (ii) any Person located, organized, resident in or national of a Sanctioned Country or (iii) any Person 50% or more owned, directly or indirectly, or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Sarbanes-Oxley” has the meaning set forth in Section 3.10(d).

“Schedule 14D-9” has the meaning set forth in Section 2.2(b).

“Schedule TO” has the meaning set forth in Section 2.1(h).

“SEC” means the Securities and Exchange Commission.

“Second Step Distribution” means the distribution of the proceeds of the Asset Sale by means of a liquidation distribution (which may be an advance liquidation distribution, and which may be made in one or more installments) to the shareholders of the Company such that each holder of Shares that were not validly tendered pursuant to the Offer (including, if applicable, during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) shall receive cash in an amount equal to the Offer Consideration multiplied by the number of Shares then held by such holder (without interest and less any applicable withholding Taxes).

“Second-Step Merger” means the merger of Wave Luxembourg with and into Wave Bermuda as contemplated by the Merger Documentation, with, subject to the terms and conditions of the Merger Documentation, (i) Wave Bermuda surviving such merger and (ii) each

Wave Luxembourg share outstanding immediately prior to the consummation thereof being converted automatically into one (1) duly authorized, validly issued, fully paid and non-assessable common share of Wave Bermuda.

“Securities Act” shall mean the Securities Act of 1933.

“Shareholder Litigation” has the meaning set forth in Section 5.14.

“Shares” has the meaning set forth in the Recitals.

“Signing Transactions” means the Transactions, excluding (i) each transaction that requires the approval of the Independent Directors pursuant to Section 2.5(f) and (ii) the transactions referred to under Section 2.7(a)(vi) through Section 2.7(a)(xvii).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, including program files, data files, computer-related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, and any improvements, updates, upgrades or derivative works of any of the foregoing.

“Subsequent EGM” has the meaning set forth in Section 2.4(e).

“Subsequent Offering Period” has the meaning set forth in Section 2.1(f).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock or other voting or equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means a written Acquisition Proposal (provided that for purposes of this definition, references to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)”) that did not result from a material breach of Section 5.3 that (a) the Company Board determines in good faith is reasonably likely to be consummated on the terms proposed and (b) the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, is more favorable to the Company, and its shareholders, employees and other stakeholders than the Transactions after giving effect to any changes to this Agreement proposed by Parent in response to such Acquisition Proposal.

“Supplemental Indenture” and “Supplemental Indentures” have the meanings set forth in Section 5.9(f).

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including U.S. Federal Insurance Contributions Act), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any secondary liability, interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Third-Step Merger” means the merger of Merger Sub with and into Wave Bermuda as contemplated by the Merger Documentation, with, subject to the terms and conditions of the Merger Documentation, (i) Wave Bermuda surviving such merger and (ii) each Wave Bermuda share outstanding immediately prior to the consummation thereof, other than any such shares owned by Wave Bermuda as treasury shares or owned by Parent, Buyer or any other direct or indirect wholly owned Subsidiary of Parent or the Company or any direct or indirect wholly owned Subsidiary of the Company, being converted into the right to receive an amount in cash equal to the Offer Consideration, without interest and less applicable withholding Taxes.

“Trade Secrets” means any and all proprietary or confidential information, including trade secrets, know-how, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models and methodologies, and customer, distributor, consumer and supplier lists and data.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, domain names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Transactions” means each of the transactions contemplated by this Agreement.

“Treasury Regulations” has the meaning set forth in Section 2.10.

“Trustee” means the Bank of New York Mellon Trust Company, N.A.

“UK Bribery Act” has the meaning set forth in Section 3.20(g).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“WARN” has the meaning set forth in Section 3.19(c).

“Warrants” means, collectively, each of the 2020 Warrants, the 2021 Warrants and the 2023 Warrants.

“Wave Bermuda” has the meaning set forth in Section 5.10(a)(ii).

“Wave Luxembourg” has the meaning set forth in Section 5.10(a)(i).

“WMGI” means Wright Medical Group, Inc.

ARTICLE II

THE OFFER

Section 2.1    The Offer.

(a)    Buyer shall, as promptly as reasonably practicable after the date of this Agreement, but in no event later than the twenty-fifth (25th) Business Day following the date of this Agreement (unless another date is agreed in writing by the parties hereto) and, without the consent of the Company, not to be unreasonably withheld, conditioned or delayed, no earlier than the twentieth (20th) Business Day following the date of this Agreement, commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer. The obligations of Buyer to accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer shall be subject to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Annex I (the “Offer Conditions”). The date on which Buyer commences the Offer is referred to as the “Offer Commencement Date”.

(b)    In accordance with the terms and conditions of this Agreement and subject to the satisfaction or waiver (to the extent such waiver is permitted hereunder and not prohibited by applicable Law) of the Offer Conditions, Buyer shall (and Parent shall cause Buyer to), at or as promptly as practicable following the Expiration Time (but in any event within two (2) Business Days thereafter), accept for payment (the time of acceptance for payment, the “Acceptance Time”) and, at or as promptly as practicable following the Acceptance Time (but in any event within two (2) Business Days (calculated as set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act) thereafter), pay (by delivery of funds to the depositary for the Offer) for all Shares validly tendered and not properly withdrawn pursuant to the Offer as of the Acceptance Time (the “Closing”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Offer Consideration payable in respect of each Share pursuant to the first sentence of this Section 2.1(b) shall be paid (without interest and less applicable withholding Taxes) on the terms and subject to the conditions of this Agreement.

(c)    Buyer expressly reserves the right at any time to, in its sole discretion, waive, in whole or in part, any of the Offer Conditions and to make any change in the terms of, or conditions to, the Offer; provided, that, without the prior written consent of the Company, Buyer shall not (and Parent shall cause Buyer not to):

(i)    waive or change the Minimum Tender Condition (except to the extent contemplated under paragraph 1(a) of Annex I);

(ii)    decrease the Offer Consideration;

(iii)    change the form of consideration to be paid in the Offer;

(iv)    decrease the number of Shares sought in the Offer;

(v)    extend or otherwise change the Expiration Time, except as otherwise provided in this Agreement;

(vi)    impose additional Offer Conditions or otherwise amend, modify or supplement any of the Offer Conditions or terms of the Offer in a manner adverse to the holders of Shares; or

(vii)    increase the Offer Consideration by an increment of less than $0.10 per Share.

(d)    The Offer shall initially expire at 9:00 a.m. (Eastern Time), or at such other time as the parties hereto may mutually agree, on the date that is fifty (50) Business Days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (unless another date is agreed in writing by the parties hereto); provided that in no event shall such expiration time occur prior to the date of the EGM (such initial expiration date and time of the Offer, the “Initial Expiration Time”) or, if the Offer has been extended pursuant to and in accordance with Section 2.1(e), the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”).

(e)    Subject to Article VI, Buyer may or shall (in which case Parent shall cause Buyer to), as applicable, extend the Offer from time to time as follows:

(i)    Buyer shall (and Parent shall cause Buyer to) extend the Offer for the minimum period as required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or Nasdaq, as applicable to the Offer;

(ii)    if, at the then-scheduled Expiration Time, any of the Offer Conditions has not either been (A) satisfied or (B) waived by Buyer (to the extent such waiver is permitted under this Agreement or applicable Law), then Buyer shall (and Parent shall cause Buyer to) extend the Offer on one or more occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (Eastern Time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company) in order to permit the satisfaction of such Offer Condition(s); provided, that if Buyer determines in good faith, after consultation with its outside legal counsel, that at any then-scheduled Expiration Time, the Offer Condition set forth in paragraph 1(b) of Annex I is not reasonably likely to be satisfied within such ten (10) Business Day extension period, then Buyer may extend the Offer on such occasion for periods of up to twenty (20) Business Days; provided, further, that (x) Buyer shall not be required to, and shall not without the prior written consent of the Company, extend the Offer to a date later than the Outside Date (as the Outside Date may be extended pursuant to Section 6.2(b)) and (y) if the only remaining unsatisfied Offer Condition is the Minimum Tender Condition, Buyer shall not be required to extend the Offer on more than two (2) occasions in consecutive periods of up to ten (10) Business Days each (with each such period to end at 5:00 p.m. (Eastern Time) on the last Business Day of such period) (or such other duration as may be agreed to by Buyer and the Company);

(iii)    Buyer may extend the Offer to such other date and time as may be mutually agreed by Parent and the Company in writing; or

(iv)    Buyer may extend the Offer to the Business Day immediately following the date that is thirty (30) calendar days after the date of the EGM or Subsequent EGM at which the Merger Resolutions are approved.

(f)    Following the Acceptance Time, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 promulgated under the Exchange Act of not less than ten (10) Business Days (calculated in accordance with Rule 14d-1(g)(3) promulgated under the Exchange Act). In the event that prior to the expiration of the Subsequent Offering Period, Buyer or Parent has publicly announced its intention to, subject to the terms of this Agreement, effectuate the Asset Sale, Buyer shall (and Parent shall cause Buyer to) (and the Offer Documents shall so indicate) extend the Subsequent Offering Period for at least five (5) Business Days to permit any remaining Minority Shareholders to tender their Shares in exchange for the Offer Consideration (such extension, the “Minority Exit Offering Period”). Notwithstanding anything to the contrary contained herein, in the event that promptly following the Expiration Time, Buyer or Parent has publicly announced its intention to, subject to the terms of this Agreement, effectuate the Mergers, Buyer shall not be required to provide a Subsequent Offering Period (or, for the avoidance of doubt, a Minority Exit Offering Period), but may do so if Buyer chooses.

(g)    The Offer may not be terminated prior to the Initial Expiration Time or the then-scheduled Expiration Time (as the same may be extended pursuant to Section 2.1(e)) unless this Agreement is validly terminated pursuant to Article VI. If this Agreement is validly terminated pursuant to Article VI, Buyer shall (and Parent shall cause Buyer to) promptly (and in any event within twenty-four (24) hours following such valid termination) terminate the Offer and not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement by Parent prior to the acceptance for payment and payment for Shares tendered pursuant to the Offer, Buyer shall (and Parent shall cause Buyer to) as promptly as practicable, and in any event within three (3) Business Days of the termination, return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof. Nothing in this Section 2.1(g) shall affect any termination rights under Article VI.

(h)    As soon as practicable on the Offer Commencement Date, Parent and Buyer shall (i) file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which contains or incorporates by reference an offer to purchase and a related letter of transmittal and other appropriate ancillary offer documents required to be included therein (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments or supplements thereto and including exhibits thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable United States federal securities Laws and any other applicable Law. The Company shall furnish promptly to Parent and Buyer all information concerning the Company required by the Exchange Act and applicable Law, or as reasonably requested by Parent, to be set forth in the Offer Documents. Each of Parent and Buyer, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule TO and the Offer Documents if and to the extent that such information has become (or has become known to be) false or misleading in any material respect. Parent and Buyer shall use their reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and any other applicable Law. Parent and Buyer shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC, and Parent and Buyer shall give due consideration to all reasonable additions, deletions or changes to such documents (and any amendments thereto) suggested thereto by the Company and its counsel. Parent and Buyer shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent and Buyer or their counsel may receive from time to time from the SEC or its staff or other Governmental Bodies with respect to the Schedule TO or the Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the responses of Parent and Buyer to those comments and to provide comments on those responses (and Parent and Buyer shall give due consideration to all reasonable additions, deletions or changes to such responses suggested by the Company and its counsel), including by participating with Parent and Buyer or their counsel in any discussions or meetings with the SEC or other Governmental Bodies to the extent such participation is not prohibited by the SEC or other Governmental Bodies. The parties hereto agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the Offer Documents, including communications related to any SEC comments, may be made on behalf of each party by email through their respective counsel.

(i)    Parent shall provide or cause to be provided to Buyer on a timely basis the funds necessary to purchase any Shares that Buyer becomes obligated to purchase pursuant to the Offer.

Section 2.2    Company Action.

(a)    The Company shall promptly (and in any event within five (5) Business Days after the date of this Agreement) cause its transfer agent to furnish Parent and Buyer with (i) mailing labels containing the names and addresses of its record holders of Shares, (ii) listings and computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories and (iii) copies of all lists of shareholders, security position listings and computer files in the Company’s possession or control regarding the beneficial owners of Shares, as of the most recent practicable date, and shall provide to Parent and Buyer such additional information (including updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Parent or Buyer may reasonably request in connection with the Offer. In the event that the Company is prohibited from providing any such information, (A) it shall request permission from the applicable shareholders to provide such information to Parent and Buyer and (B) if the information requested is not received at least five (5) Business Days after the date of this Agreement, the Company shall deliver to such shareholders all information that would otherwise be required to be provided by Parent or Buyer to such shareholders of the Company in connection with the Offer, and, notwithstanding this Article II, neither Parent nor Buyer shall have any obligation under this Agreement to deliver such information to such shareholders. Except as required by applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, (i) Parent and its Affiliates and Representatives shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and (ii) if this Agreement is terminated, Parent and Buyer shall deliver to the Company and shall use their reasonable best efforts to cause their Affiliates and Representatives to deliver to the Company all copies and any extracts or summaries from such information then in their possession.

(b)    On the Offer Commencement Date, the Company shall, as promptly as practicable following the filing of the Schedule TO, file with the SEC and disseminate to holders of Shares, in each case as and to the extent required by applicable United States federal securities Laws and any other applicable Law, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the “Schedule 14D-9”) that, subject to Section 5.3(e)(ii), shall reflect the Company Board Recommendation. Parent and Buyer shall furnish promptly to the Company all information concerning Parent, Buyer or any of their applicable Affiliates required by the Exchange Act and other applicable Law, or as reasonably requested by the Company, to be set forth in the Schedule 14D-9. Each of the Company, on the one hand, and Parent and Buyer, on the other hand, agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Schedule 14D-9 if and to the extent that it has become (or has become known to be) false or misleading in any material respect. The Company shall use reasonable best efforts to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case to the extent required by applicable United States federal securities Laws and other applicable Law. Except to the extent any amendments relate to a Change of Board Recommendation or relate to a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall give Parent, Buyer and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 each time before it is filed with the SEC, and the Company shall give due consideration to all reasonable additions, deletions or changes to such document (and any amendments thereto) suggested thereto by Parent, Buyer and their counsel. Except to the extent any comments or communications relate to a Change of Board Recommendation or a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall provide Parent, Buyer and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff or other Governmental Bodies with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s responses to those comments and to provide comments on those responses (and the Company shall give due consideration to all reasonable additions, deletions or changes to such responses suggested by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or other Governmental Bodies to the extent such participation is not prohibited by the SEC or other Governmental Bodies. The parties hereto agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the Schedule 14D-9, including communications related to any SEC comments, may be made on behalf of each party by email through their respective counsel.

Section 2.3    Treatment of Equity Awards; Company ESPP.

(a)    Each option to purchase Shares, other than awards under the Company’s Amended and Restated Employee Stock Purchase Plan (the “Company ESPP”) (each such option, a “Company Stock Option”), each restricted stock unit (each, a “Company RSU”), each performance share unit (each, a “Company PSU”), in each case that was granted under a Company Equity Plan or is an inducement stock option grant listed on Section 3.3(c) of the Company Disclosure Letter (whether or not it is identified as an inducement grant thereon) (the Company Stock Options, the Company RSUs and the Company PSUs are referred to collectively as the “Company Equity Awards”), and that is outstanding and unvested immediately prior to the Acceptance Time, whether or not then subject to any performance or other condition, will vest in full at the Acceptance Time (except as set forth in Section 5.1(b) of the Company Disclosure Letter), with any applicable performance conditions associated with any such Company Equity Award deemed to have been achieved at (i) maximum performance with respect to Company PSUs for which the applicable performance period has been completed but the Company PSUs have not yet been paid as of the Acceptance Time and (ii) maximum performance measured as of the Acceptance Time with respect to Company PSUs for which the applicable performance period has not yet been completed as of the Acceptance Time.

(b)    Each Company Stock Option that is outstanding immediately prior to the Closing will be cancelled, and, in exchange therefor, the holder of such cancelled Company Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Stock Option, an amount in cash (less applicable Tax withholdings pursuant to Section 2.10) equal to the product of (x) the total number of Shares subject to the unexercised portion of such Company Stock Option immediately prior to the Closing (determined after giving effect to the accelerated vesting described in Section 2.3(a) above) multiplied by (y) the excess, if any, of the Offer Consideration over the applicable exercise price per Share under such Company Stock Option. For the avoidance of doubt, if the exercise price payable in respect of a Share underlying a Company Stock Option equals or exceeds the Offer Consideration, such Company Stock Option shall be cancelled for no consideration immediately prior to the Closing and the holder thereof shall have no further rights with respect thereto.

(c)    Each Company RSU that is outstanding immediately prior to the Closing will be cancelled, and, in exchange therefor, the holder of such cancelled Company RSU will be entitled to receive (without interest) an amount in cash (less applicable Tax withholdings pursuant to Section 2.10) equal to the product of (x) the total number of Shares deliverable under such Company RSU as of immediately prior to the Closing (determined after giving effect to the accelerated vesting described in Section 2.3(a) above) multiplied by (y) the Offer Consideration.

(d)    Each Company PSU that is outstanding as of immediately prior to the Closing will be cancelled and, in exchange therefor, each holder of such cancelled Company PSU will be entitled to receive (without interest) an amount in cash (less applicable Tax withholdings pursuant to Section 2.10) equal to the product of (x) the total number of Company PSUs as of immediately prior to the Closing (determined after giving effect to the accelerated vesting described in Section 2.3(a) above and after the determination of the deemed achievement of applicable performance conditions as described above) multiplied by (y) the Offer Consideration.

(e)    Subject to Section 2.10, Parent shall cause the Company or its applicable Subsidiary or Affiliate to make all payments to former holders of Company Equity Awards required under Section 2.3(a) – (d) as promptly as practicable after the Closing, and in any event, no later than five (5) Business Days after the Closing; provided that such payment with respect to Company Equity Awards shall be made at such other time or times following the Closing consistent with the terms of the applicable award agreement to the extent necessary to avoid the imposition of additional income tax under Section 409A of the Code.

(f)    The Company shall continue to operate the Company ESPP in accordance with its terms and past practice for the Offering Period (as defined in the Company ESPP) in effect on the date of this Agreement. The Company shall take all actions necessary and appropriate (i) to suspend the commencement of any future Offering Period (as defined in the Company ESPP) following the date of this Agreement unless and until this Agreement is terminated and (ii) to terminate the Company ESPP as of the Closing.

(g)    Prior to the Closing, the Company shall use its reasonable best efforts to provide such notice, if any, to the extent required under the terms of any of the Company Equity Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of any of the

Company Equity Plans or any outstanding awards thereunder and take all other appropriate actions to: (i) give effect to the transactions contemplated herein, including the treatment contemplated under this Section 2.3; (ii) terminate each of the Company Equity Plans as of the Closing; and (iii) ensure that after the Closing, no holder of a Company Equity Award, any beneficiary thereof nor any other participant in any of the Company Equity Plans or the Company ESPP shall have any right thereunder to acquire any Shares of the Company or to receive any payment or benefit with respect to any award previously granted under any of the Company Equity Plans or with respect to the Company ESPP, except as provided in this Section 2.3. The Company shall provide Parent with documentation evidencing the completion of the foregoing actions (the form and substance of such documentation shall be subject to review and comment by Parent, and the Company shall consider such comments in good faith) no later than ten (10) Business Days preceding the Closing. If requested by Parent, the parties hereto shall, to the extent necessary to minimize the Tax impact to holders of Company Equity Awards of the provisions set forth in this Section 2.3, cooperate in good faith prior to the Acceptance Time to develop a mechanism with respect to Company Equity Awards held by individuals subject to Taxes imposed by the Laws of a country other than the United States, provided in each case that (i) such mechanism does not result in a significant cost to the Company or its Subsidiaries, (ii) any such mechanism shall be permitted pursuant to the applicable Company Equity Plan and (iii) the Company shall not be obligated to enter into any agreement that shall adversely affect the amount or timing payable thereunder to such individuals.

Section 2.4    Extraordinary General Meeting.

(a)    Subject to the provisions of this Section 2.4, the Company shall hold an extraordinary general meeting of its shareholders (the “EGM”) as promptly as practicable to:

(i)    provide information regarding the Offer;

(ii)    adopt a resolution to, subject to (A) the Acceptance Time having occurred and (B) the number of Shares validly tendered in accordance with the terms of the Offer (including, if applicable, Shares tendered during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) and not properly withdrawn, together with the Shares owned by Parent or any of its wholly owned Subsidiaries, representing at least eighty percent (80%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal) (the “Reorganization Threshold”), approve the asset sale as contemplated by the Asset Sale Documentation (the “Asset Sale”) as required under Section 2:107a of the DCC;

(iii)    adopt a resolution to, subject to (A) the Acceptance Time having occurred, (B) the Reorganization Threshold having been achieved and (C) the Asset Sale having been completed, (1) dissolve (ontbinden) the Company in accordance with Section 2:19 of the DCC and (2) appoint as liquidator (the “Liquidator”) a foundation (stichting) to be incorporated under Dutch Law and approve reimbursement of the Liquidator’s reasonable salary and costs (provided that such reimbursement will be subject to the approval of the Independent Directors not to be unreasonably withheld, conditioned or delayed) and (3) appoint an Affiliate of Buyer as the custodian of the books and records of the Company in accordance with Section 2:24 of the DCC;

(iv)    adopt a resolution to, subject to (A) the Acceptance Time having occurred and (B) the Reorganization Threshold having been achieved, to amend the articles of association of the Company to include a provision determining the compensation for shareholders who will be voting against the resolution for the First-Step Merger and filing a request for compensation attached as Annex II(A) (Deed of Amendment for Price Determination), and to approve the Mergers as contemplated by the Merger Agreement as provided for under Section 2:309 et seq. of the DCC;

(v)    adopt one or more resolutions effective upon the Acceptance Time to provide full and final discharge to each member of the Company Board for their acts of management or supervision, as applicable, up to the date of the EGM; provided that such discharge will be limited to the extent provided by general principles of Dutch law as in effect from time to time;

(vi)    adopt one or more resolutions to (A) convert the Company from a public limited liability company (naamloze vennootschap) into a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) and amend the articles of association of the Company substantially in accordance with the draft of the amended articles of association attached as Annex II(B) (Amended Articles of Association of the Company after Conversion) and which will be executed and become effective as soon as practicable following Closing if elected by Buyer and (B) amend the articles of association of the Company substantially in accordance with the draft of the amended articles of association attached as Annex II(C) (Amended Articles of Association of the Company after Delisting), which will be executed and become effective as soon as practicable following the delisting of the Company and the Shares from Nasdaq, if elected by Buyer;

(vii)    adopt a resolution, subject to Closing and effective on the date elected by Parent, if any, to amend the articles of association of the Company to align the financial year of the Company with the financial year reckoned by Buyer attached as Annex II(D) (Financial Year Deed of Amendment);

(viii)    adopt one or more resolutions, subject to Closing, to effectuate and complete a statutory spin-off (afsplitsing) of the Company as a result of which all or part of the Company’s assets or liabilities, as elected by Buyer, will be spun into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands that is wholly owned by the Company (the “Demerger”);

(ix)    adopt one or more resolutions effective upon the Closing to appoint the Buyer Directors to replace the resigning directors of the Company Board and to accept the resignations of the resigning directors of the Company Board (together with the resolutions to be adopted pursuant to Section 2.4(a)(vi) and Section 2.4(a)(vii), the “Governance Resolutions”); and

(x)    conduct such other business as may properly come before the meeting.

(b)    As promptly as practicable after the date of this Agreement but, in no event later than the forty-fifth (45th) Business Day after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement in connection with the EGM (the “Proxy Statement”) and any other appropriate materials for the EGM (together with the Proxy Statement and with any amendments and supplements thereto and any other documents required, the “EGM Materials”) relating to the matters set forth in Section 2.4(a). Subject to Section 5.3(e)(ii), the Company shall include the Company Board Recommendation in the EGM Materials. Parent and Buyer shall cooperate with the Company in the preparation of the EGM Materials and furnish promptly to the Company all information concerning Parent, Buyer and any of their Affiliates required to be set forth in the EGM Materials. The Company shall provide Parent, Buyer and their counsel with a reasonable opportunity to review and comment on the EGM Materials (and any amendments thereto) each time prior to their filing with the SEC and/or dissemination to the shareholders of the Company, as applicable, and the Company shall give due consideration to all reasonable additions, deletions or changes to such documents (and any amendments thereto) suggested thereto by Parent, Buyer and their counsel. The Company shall provide Parent, Buyer and their counsel, to the extent not prohibited under applicable Law, with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or any other Governmental Bodies with respect to the EGM Materials promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments and to provide comments on that response (and the Company shall give due consideration to all reasonable additions, deletions or changes to such response proposed by Parent, Buyer and their counsel), including by participating with the Company or its counsel in any discussions or meetings with the SEC or any other Governmental Bodies to the extent such participation is not prohibited by the SEC or the applicable Governmental Body. The parties hereto agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the Proxy Statement, including communications related to any SEC comments, may be made on behalf of each party by email through their respective counsel. Promptly following the later of (i) confirmation by the SEC that it has no further comments on the Proxy Statement and (ii) the expiration of the ten (10)-day waiting period contemplated by Rule 14a-6(a) promulgated by the SEC, the Company shall cause the Proxy Statement in definitive form to be filed with the SEC and mailed to the Company’s shareholders.

(c)    The Company shall consult with Parent and Buyer regarding the date of the EGM (or any Subsequent EGM) and, unless this Agreement is terminated in accordance with Article VI, shall not cancel, postpone or adjourn the EGM (or any Subsequent EGM) without the prior written consent of Parent and Buyer; provided, that the Company may, following reasonable consultation with Parent and Buyer, and, to the extent requested in writing by Parent and Buyer, the Company shall, adjourn, postpone or cancel and reconvene the EGM (or any Subsequent EGM) solely to the extent reasonably necessary (x) to ensure that any supplement or amendment to the relevant EGM Materials that the Company Board, after consultation with outside counsel, reasonably determines is necessary to comply with applicable Law is made available to the Company’s shareholders in advance of the EGM (and any Subsequent EGM) or (y) on no more than two (2) occasions of not more than ten (10) Business Days each, to solicit additional proxies in favor of the approvals set forth in Section 2.4(a), if as of the date of the scheduled EGM (or any Subsequent EGM) there are not sufficient proxies that have been received approving such matters. In the event the EGM (or any Subsequent EGM) is adjourned, postponed or cancelled and reconvened pursuant to the foregoing proviso, the Company shall duly give notice of and reconvene the EGM or such Subsequent EGM on a date scheduled by mutual agreement of the Company, on the one hand, and Parent and Buyer, on the other hand, acting reasonably, or, in the absence of such agreement, as soon as practicable following the date of such adjournment, postponement or cancellation but, in any event, no later than the day that is thirty-five (35) days following the date of such adjournment, postponement or cancellation (or, in the case of any Subsequent EGM, a date that shall be prior to the date on which the Expiration Time shall occur).

(d)    The Company shall ensure that the EGM (and any Subsequent EGM) is called, noticed, convened, held and conducted in compliance in all material respects with all applicable Laws. Without limiting the foregoing, prior to holding the EGM (or any applicable Subsequent EGM), the Company will comply with all applicable requirements with respect to the holding of an EGM (or Subsequent EGM, if applicable) to act upon the Merger Resolutions, including the pre-meeting filing and publication requirements of the DCC with respect to the First-Step Merger (collectively, the “Dutch Merger Publication”). Notwithstanding anything to the contrary in this Section 2.4, the date of the Dutch Merger Publication shall be on a date reasonably selected by Parent and the Company, and the EGM (or Subsequent EGM, if applicable) shall be held in compliance with all applicable Laws as promptly as practicable after the date of the Dutch Merger Publication. The approval of the matters set forth in Section 2.4(a)(i)-(viii) shall be the only matters that the Company shall propose to be acted on by the shareholders of the Company at the EGM (and any Subsequent EGM), unless otherwise reasonably proposed by the Company and approved in advance in writing by Parent and Buyer (such approval not to be unreasonably withheld, conditioned or delayed); provided, that the Company may hold the EGM or Subsequent EGM simultaneously with the Company’s annual meeting if the Company otherwise complies with the timing requirements for the EGM or Subsequent EGM set forth in this Section 2.4, including the obligation to hold such meeting as promptly as practicable.

(e)    Notwithstanding anything to the contrary in this Agreement, if the Company Board determines in its reasonable discretion that any additional shareholders resolutions should be adopted in order to approve any of the Signing Transactions, or if the Governance Resolutions, the Asset Sale Resolutions, the Merger Resolutions or the Demerger Resolutions have not been adopted at the EGM, then, in each case, the Company shall, following consultation with Parent and Buyer, duly call and give notice of another EGM (a “Subsequent EGM”), which will take place at a date determined by the Company and reasonably acceptable to Parent and Buyer and not later than a date that is prior to the date of the Expiration Time, at which the Governance Resolutions, the Asset Sale Resolutions, the Merger Resolutions or the Demerger Resolutions, or the additional resolutions as referred to above will be considered or reconsidered, as the case may be.

(f)    Without limiting the generality of the foregoing, but subject to the Company’s rights to terminate this Agreement in accordance with Article VI the Company agrees that (i) its obligation to duly call, give notice of, convene and hold the EGM (and any Subsequent EGM) in accordance with and subject to the terms hereof and (ii) its obligations pursuant to this Section 2.4, in each case, will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal

(whether or not a Superior Proposal) or any Change of Board Recommendation. Unless this Agreement is validly terminated in accordance with Article VI, the Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) or any matters relating thereto.

(g)    Except to the extent there has been a Change of Board Recommendation, at and prior to the EGM (and any Subsequent EGM), the Company shall use its reasonable best efforts to secure the approval of the matters set forth in Section 2.4(a).

Section 2.5    Directors.

(a)    Parent, Buyer and the Company shall use their respective reasonable best efforts (including, in the case of the Company, obtaining the necessary resignations of existing directors) to ensure that the Company Board will, upon the Closing, be comprised of at least seven (7) directors, (i) at least five (5) of whom may be designated in writing by Parent and Buyer (the “Buyer Directors”), in their sole discretion, as soon as reasonably practicable and in any event prior to convening the EGM, and (ii) at least two (2) of whom shall initially be current non-executive directors of the Company designated by the Company and Buyer by mutual written agreement (if and to the extent that they shall agree to continue to serve on the Company Board after the Closing), and who are at all times independent from Parent and Buyer and at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2016; provided, that, if and to the extent that the current non-executive directors of the Company do not agree to serve on the Company Board after the Closing, Buyer shall (and Parent shall cause Buyer to) designate replacement directors who are at all times independent from Parent and Buyer and who at all times qualify as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2016, as promptly as reasonably practicable and in any event prior to convening the EGM (the directors so designated, “Independent Directors”).

(b)    Each Independent Director shall resign from, and the Company shall take such other action reasonably necessary to ensure that each such Independent Director ceases to be a director of, the Company Board upon the earliest to occur of (i) such time after the Acceptance Time as Buyer and its Affiliates, in the aggregate, own one hundred percent (100%) of the issued and outstanding Shares, including, for the avoidance of doubt, pursuant to the Mergers and (ii) the Second Step Distribution having been made and the subsequent liquidation and dissolution of the Company (the “Liquidation”) having been completed.

(c)    If, at any time after the Closing, an Independent Director resigns from, or otherwise ceases to be a member of the Company Board, or ceases to be independent (in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2016) from Parent or Buyer, in each case, prior to the date of resignation contemplated by Section 2.5(b), Parent shall procure that the respective Independent Director is replaced by a new director who is independent from Parent and Buyer and at all times qualifies as independent in accordance with the independence standards set forth in the Dutch Corporate Governance Code 2016.

(d)    Parent and Buyer shall supply to the Company in writing any information regarding the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, as required by applicable Laws in connection with the appointment of the Buyer Directors, and (to the extent applicable) those Independent Directors designated by Buyer, to the Company Board, and Parent and Buyer shall be solely responsible for any such information.

(e)    In addition to the discharge contemplated by Section 2.4(a)(v), Buyer shall (i) at the first annual or extraordinary general meeting of shareholders of the Company held after the Closing, cause all members of the Company Board resigning effective upon the Acceptance Time to be fully and finally discharged for their acts of management or supervision, as applicable and (ii) at the first annual or extraordinary general meeting of shareholders of the Company held after the resignation of an Independent Director, cause such Independent Directors to be fully and finally discharged for his or her acts of supervision; provided, that such discharge will be limited to the extent provided by general principles of Dutch law as in effect from time to time.

(f)    Notwithstanding any other required vote, the affirmative vote of the Independent Directors shall also be required for approving:

(i)    any restructuring that would reasonably be expected to lead to a dilution of the shareholdings of the Minority Shareholders, other than (A) pursuant to a rights issue by the Company or any other share issue where the Minority Shareholders have been offered an opportunity to subscribe pro rata in accordance with their then existing shareholding in the Company (voorkeursrecht), (B) the Asset Sale, the Second Step Distribution and the Liquidation, (C) the Mergers or (D) the Compulsory Acquisition; and

(ii)    any other form of unequal treatment that prejudices or would reasonably be expected to prejudice or negatively affect the value of the Shares or voting rights attached to the Shares held by the Minority Shareholders, but in any event not including (A) the Asset Sale, the Second Step Distribution and the Liquidation, (B) the Mergers or (C) the Compulsory Acquisition.

Section 2.6    Further Actions. If requested by the other party, the Company, on the one hand, or Parent and Buyer, on the other hand, as applicable, shall take, as of the date of this Agreement or as soon thereafter as is reasonably practicable, the following actions to the extent reasonably necessary or desirable to implement, commence, consummate or otherwise effect (i) the Asset Sale, the Liquidation and the Second Step Distribution and (ii) the Mergers (in each case, to the extent any such actions, transactions or matters are elected to be effectuated by Parent or Buyer), as the case may be:

(a)    in the case of a request to the Company, (i) the convening of the necessary meetings of the Company’s general meeting and the Company Board or any committee thereof (including the EGM (and any Subsequent EGM) referenced in, and to the extent required by, Section 2.4) and (ii) the consideration, adoption and approval of any applicable resolutions of the Company Board or any committee thereof as necessary or desirable to convene the EGM (and any Subsequent EGM) referenced and to the extent required by, in Section 2.4, in each case as set forth in Section 2.4, subject to Section 2.7; and

(b)    in the case of a request to Buyer and the Company, subject to Section 2.7, the execution of any and all reasonably requested documents, agreements, resolutions or deeds that are necessary or desirable to effectuate (i) the Asset Sale and the Liquidation and Second Step Distribution and (ii) the Mergers, and the filing or registration of any or all of such documents, agreements or deeds with the appropriate Governmental Bodies.

Section 2.7    Post-Offer Reorganization.

(a)    Following the later of the Closing or, if applicable, the closing of the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period, Parent or Buyer may (but for the avoidance of doubt, shall not be required to) effectuate, or cause to be effectuated, in which case the Company and its Subsidiaries shall effectuate a corporate reorganization (the “Post-Offer Reorganization”) of the Company and its Subsidiaries, which will be (x) a Post-Offer Reorganization identified in Section 2.7(a)(i), (ii), (iii), (iv), (v) or (xiv) (or any combination of the foregoing), or (y) with the Company’s prior written consent (such consent not to be unreasonably withheld) and if permissible under applicable Law, at Parent’s or Buyer’s election shall be comprised of any of the following other Post-Offer Reorganizations (it being understood that, as of the date hereof, Parent and Buyer have a preference for effectuating the Mergers):

(i)    the Asset Sale together with, and conditioned upon, the Liquidation and Second Step Distribution;

(ii)    the Mergers;

(iii)    if permissible under applicable Law, the commencement by Buyer of the Compulsory Acquisition;

(iv)    an election by the Company pursuant to U.S. Treasury Regulations Section 301.7701-3 to be classified as a partnership or as a disregarded entity, as reasonably determined by Buyer or Parent;

(v)    the Demerger;

(vi)    a statutory legal merger (juridische fusie) in accordance with Article 2:309 et seq. of the DCC between the Company (as the disappearing company) and Buyer (as the acquiring company), pursuant to which merger the shareholders of the Company shall receive shares of Buyer (“Buyer Shares”), cash or receivables in accordance with Article 2:325 of the DCC (or a mix of any of the foregoing), upon which merger the holders of the Buyer Shares shall be granted the right to exchange Buyer Shares with Parent, or an Affiliate of Parent, for securities of Parent at any time before a date to be set by Parent or Buyer, after which date the Buyer Shares shall be redeemed;

(vii)    a statutory (cross-border or domestic) legal (bilateral or triangular) merger (juridische (driehoeks-) fusie) in accordance with Article 2:309 et seq. of the DCC between the Company, Buyer and/or any Affiliate of Parent;

(viii)    a statutory legal (bilateral or triangular) demerger (juridische (driehoeks-) splitsing) of the Company in accordance with Article 2:334a et seq. of the DCC;

(ix)    a contribution of cash and/or assets by Buyer, Parent or by any Affiliate of Parent in exchange for ordinary shares in the Company’s share capital, in which circumstances the pre-emptive rights (voorkeursrechten), if any, of the Minority Shareholders could be excluded;

(x)    a sale and transfer of assets and Liabilities (A) by the Company or a Subsidiary of the Company to Buyer, Parent or an Affiliate of Parent or (B) by Buyer, Parent or any Affiliate of Parent to the Company or any Subsidiary of the Company, on terms substantially similar to the terms agreed for the Asset Sale to the extent this relates to substantially all of the assets and Liabilities of the Company and its Subsidiaries;

(xi)    a distribution of proceeds, cash and/or assets to the shareholders of the Company or share buybacks;

(xii)    a dissolution and/or liquidation of the Company;

(xiii)    a subsequent public offer for any Shares held by the Minority Shareholders;

(xiv)    a conversion of the Company into a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid);

(xv)    any transaction, including a sale and/or transfer of any or all assets, between the Company and its Affiliates or between the Company, on the one hand, and Buyer or Parent, on the other hand, or their respective Affiliates (including any newly formed private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of the Netherlands), with the objective of preserving or utilizing any carry forward Tax losses available to the Company, Parent, Buyer or any of their respective Affiliates;

(xvi)    any transactions, restructurings, share issues, procedures and/or proceedings in relation to the Company and/or one or more of its Affiliates required to effect the aforementioned transactions; and

(xvii)    any combination of the foregoing.

(b)    If (i) the Asset Sale Resolutions have been adopted at the EGM or any Subsequent EGM and (ii) the Reorganization Threshold has been achieved and the Closing has occurred, Parent and Buyer may require the Company to enter into, and in which case the Company shall enter into, the Asset Sale Agreement (together with all amendments reasonably agreed between the parties hereto, the “Asset Sale Documentation”) and, subject to the conditions of this Section 2.7 and the Asset Sale Documentation, the parties hereto shall promptly implement the Asset Sale, and take the steps to complete the actions and transactions set forth in the Asset Sale Documentation.

(c)    Parent, Buyer and the Company have agreed that, to the extent Parent or Buyer determines to effectuate the Asset Sale in accordance with the terms of this Agreement, then promptly following completion of the Asset Sale, Parent, Buyer and the Company shall implement the Liquidation, which will result in the Second Step Distribution, in each case in accordance with the terms and conditions of the Asset Sale Documentation.

(d)    If (i) the Merger Resolutions have been adopted at the EGM or any Subsequent EGM and (ii) the Reorganization Threshold has been achieved and the Closing has occurred, Parent and Buyer may, subject to the conditions of this Section 2.7 and the Mergers Documentation, require the Company to consummate the Mergers, and, subject to the conditions of this Section 2.7 and the Mergers Documentation, the parties hereto shall promptly implement the Mergers, and take the steps to complete the actions and transactions set forth in the Mergers Documentation.

(e)    Notwithstanding anything to the contrary contained in this Section 2.7, a Post-Offer Reorganization described in Section 2.7(a)(i) through Section 2.7(a)(iii), if completed, will ultimately result in all Minority Shareholders being offered or receiving in such Post-Offer Reorganization, for each Share then held, cash in an amount equal to the Offer Consideration (without interest and less applicable withholding Taxes), unless the Compulsory Acquisition is commenced by Buyer, in which case the amount received for each Share not tendered pursuant to the Offer (including, if applicable, during the Subsequent Offering Period, as it may be extended by the Minority Exit Offering Period) will be determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam).

(f)    Buyer and the Company shall use their respective reasonable best efforts to (i) procure that the board of directors of the Liquidator will, as from the moment of its incorporation, consist of one or more professional liquidator(s) or similar service provider(s) (natural person(s) or a professional liquidator service provider(s)) and (ii) reach agreement with such service provider as soon as practicable after the date of this Agreement.

(g)    If (i) the Demerger Resolutions have been adopted at the EGM or any Subsequent EGM, (ii) the Reorganization Threshold has been achieved and the Closing has occurred, and (iii) Buyer has elected to implement the Mergers or the Asset Sale, Parent or Buyer may require the Company to consummate the Demerger, and the parties hereto shall promptly implement the Demerger.

Section 2.8    Section 16 Matters. Prior to the Acceptance Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers of any Shares and Company Equity Awards in the Transactions.

Section 2.9    Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date of this Agreement and the Expiration Time, the number of outstanding Shares or securities convertible or exchangeable into or exercisable for Shares is changed into a different number of Shares or securities or a different class as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer or other similar transaction, then the Offer Consideration and any other amounts payable pursuant to this Agreement will be equitably adjusted, without duplication, to reflect such change; provided, that, in any case, nothing in this Section 2.9 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.10    Withholding. The parties hereto and any third-party paying agent are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986 (the “Code”), or the Treasury Regulations thereunder (the “Treasury Regulations”), or any other Tax Law. Any compensatory amounts payable pursuant to or contemplated by this Agreement, including pursuant to Section 2.3, will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted, withheld and paid to the applicable Governmental Body, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) other than with respect to Sections 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6, as otherwise disclosed in Company SEC Documents filed with (or furnished to) the SEC on or after January 1, 2018 and at least one (1) Business Day prior to the date hereof and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (excluding any disclosures in “risk factors” or otherwise relating to or in any “forward-looking statements” legend or other statements that are cautionary, predictive or forward-looking in nature) or (b) as otherwise disclosed in the particular section or subsection of the confidential disclosure letter delivered by the Company to Parent and Buyer prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent on its face from the text of such disclosure), the Company represents and warrants to Parent and Buyer as follows:

Section 3.1    Organization and Corporate Power. The Company is duly organized and validly existing under the Laws of The Netherlands, with all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Subsidiaries of the Company is a corporation or other entity validly existing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of its business as now conducted makes such qualification or authorization necessary, except where the failure to be so qualified, authorized or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Company Organizational Documents as in effect as of the date of this Agreement, have been heretofore made available to Parent and Buyer. Such Company Organizational Documents are currently in full force and effect, and the Company is not in violation of any of the provisions thereof.

Section 3.2    Authorization; Valid and Binding Agreement.

(a)    The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company and its applicable Subsidiaries of the Signing Transactions, including the Offer, the Compulsory Acquisition, the Asset Sale, the Second Step Distribution, the Liquidation and the Mergers, are within the corporate powers of the Company and its applicable Subsidiaries and have been duly and validly authorized by all necessary corporate action on the part of the Company and its Subsidiaries and, except as contemplated by Section 5.10, no other corporate proceedings on the part of the Company or such Subsidiaries and, except for the approvals to be sought at the EGM as described in Section 2.4(a)(i)-(viii), no shareholder votes are necessary to authorize this Agreement or to consummate the Signing Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent and Buyer, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b)    At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the Signing Transactions are in the best interests of the Company, its business and its shareholders, employees and other relevant stakeholders, (ii) approved and adopted this Agreement (including the execution, delivery and performance thereof) and approved the Signing Transactions and (iii) resolved, on the terms and subject to the conditions set forth in this Agreement, including Section 5.3, to support the Offer and the other Signing Transactions and to recommend acceptance of the Offer by the shareholders of the Company and to recommend approval and adoption of the matters set forth in Section 2.4(a) (such recommendation, the “Company Board Recommendation”) and such recommendation is not required to be conditioned on works council consultation or approval. As of the date of this Agreement, none of the aforesaid actions by the Company Board has been amended, rescinded or modified.

Section 3.3    Capitalization.

(a)    The authorized share capital of the Company consists of 320 million Shares of which, as of the close of business on November 1, 2019 (the close of business on such date, the “Measurement Date”), 126,900,005 Shares were issued and outstanding, and no Shares were held by the Company. From the Measurement Date through the date of this Agreement, there have been no issuances of any Shares other than issuances of Shares (i) pursuant to the exercise, vesting or settlement, as applicable, of any Company Equity Awards outstanding as of the Measurement Date in accordance with the terms of such Company Equity Awards or (ii) under the Company ESPP in accordance with its terms. No Subsidiary of the Company owns any shares or other securities of the Company.

(b)    All issued and outstanding Shares, and all Shares that are subject to issuance, upon issuance in accordance with the terms and subject to the conditions specified in the instruments under which they are issuable (i) are, or upon issuance will be, duly authorized, validly issued, fully paid and non-assessable and (ii) are not, or upon issuance will not be, subject to any preemptive rights. All of the outstanding Shares have been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom.

(c)    Section 3.3(c) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of the outstanding Company RSUs, Company PSUs, Company Stock Options and the number of the Shares reserved for issuance pursuant to the Company ESPP, including, with respect to each award of Company RSUs, Company PSUs, or Company Stock Options, (i) the number of the Shares subject thereto (assuming, in the case of Company PSUs, performance conditions associated with such Company PSUs were deemed to have been achieved at maximum performance levels), (ii) the holder thereof and country of residence (if outside the U.S.), (iii) the date of grant, (iv) the exercise price (if any), (v) the amount vested and outstanding and the amount unvested and outstanding as of October 1, 2019, and (vi) the Company Equity Plan pursuant to which the award was made. Each grant of a Company Stock Options was duly authorized no later than the Company Option Grant Date by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof or other authorized designee). The Company does not have any liability in respect of any Company Stock Option that was granted with a per share exercise price that was less than the fair market value of a Share on the applicable Company Option Grant Date, and the Company has not granted any Company Stock Options that are subject to the provisions of Section 409A of the Code. Each grant of a Company Equity Award was made in all material respects in accordance with (i) the terms of the applicable Company Equity Plan, (ii) all applicable securities Laws, including the Nasdaq Listing Rules, (iii) the Code and (iv) all other applicable Laws. The Company has the requisite authority under the terms of the applicable Company Equity Plan, the applicable award agreements and any other applicable Contract to take the actions contemplated by Section 2.3 and the treatment of Company Equity Awards described in Section 2.3, shall, as of the Closing, be binding on the holders of Company Equity Awards purported to be covered thereby. As of the Measurement Date, other than with respect to Company Stock Options, Company RSUs, Company PSUs and the number of the Shares reserved for issuance pursuant to the Company ESPP, there were no other equity or equity-based awards outstanding, and the Company has granted no other such awards between the Measurement Date and the date of this Agreement.

(d)    As of the Measurement Date, there were 451,037 Shares reserved for issuance upon exercise of the Warrants, assuming the net exercise of the Warrants using a price per Share equal to $30.75.

(e)    Before giving effect to any “make-whole” adjustment as provided by the Indentures, the Conversion Rate (as defined in the 2020 Indenture) of the 2020 Notes is 33.3949 Shares per $1,000 aggregate principal amount of 2020 Notes, the Conversion Rate (as defined in the 2021 Indenture) of the 2021 Notes is 46.8165 Shares per $1,000 aggregate principal amount of 2021 Notes and the Exchange Rate (as defined in the 2023 Indenture) of the 2023 Notes is 29.9679 Shares per $1,000 aggregate principal amount of 2023 Notes.

(f)    From and after the date of entry into the Hedging Documentation through the date of this Agreement, no event or circumstance has occurred that has resulted in an adjustment, or that has resulted in any of the 2020 Dealers, 2021 Dealers or 2023 Dealers having the right to terminate, cancel or make any adjustment, to the terms of the Hedging Documentation or any transaction thereunder. The Company has not received any notice or indication that any of the 2020 Dealers, 2021 Dealers or 2023 Dealers believe that any event or circumstance has occurred that has resulted or will result in any of the 2020 Dealers, 2021 Dealers or 2023 Dealers having the right to terminate, cancel or make any adjustment to the terms of the Hedging Documentation or any transaction thereunder.

(g)    The Cash Make-Whole Premium (as defined in the Indentures) tables set forth in Section 14.03 of each of the Indentures are current as of the date of this Agreement, taking into account any adjustments that were required to have been made to such tables prior to the date of this Agreement.

(h)    Except as disclosed in this Section 3.3 or set forth in Section 3.3(h) of the Company Disclosure Letter, the Company has no outstanding (i) shares in the share capital, equity interests or other ownership or voting interests of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into shares in the share capital, equity interests or other ownership or voting interests of the Company or any of its Subsidiaries, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind that obligate the Company or any of its Subsidiaries to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares in the share capital, equity or other ownership or voting interests of the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or interests, or that obligate the Company or any Subsidiary of the Company to grant, extend or enter into such options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts or other securities or rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (iv) or authorized equity or equity-based compensation awards, including any stock appreciation, phantom stock, profit participation, security-based performance units or other security rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is a party, in each case pursuant to which any Person is entitled to receive any payment from the Company or any Subsidiary of the Company based in whole or in part on the value of any shares in the share capital, equity interests or other ownership or voting interests of the Company or any of its Subsidiaries, (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which the Company’s shareholders may vote or shareholder agreements, voting trusts or similar agreements with any Person to which the Company or any of its Subsidiaries is a party, including any such agreements or trusts (A) restricting the transfer of the shares in the share capital, equity interests or other ownership or voting interests of the Company or any of its Subsidiaries or (B) affecting the voting rights of shares in the share capital, equity interests or other ownership or voting interests of the Company or any of its Subsidiaries and (vi) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire shares in the share capital, equity interests or other ownership or voting interests of the Company or any of its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares in the share capital, equity interests or other ownership or voting interests of the Company or any of its Subsidiaries.

Section 3.4    Subsidiaries. Section 3.4 of the Company Disclosure Letter lists all of the Subsidiaries of the Company, and for each Subsidiary of the Company, the state or country of formation. All of the issued and outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are (i) owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens) and (ii) duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the direct or indirect Subsidiaries of the Company and investments in marketable securities and cash equivalents, neither the Company nor any of its Subsidiaries (i) owns directly or indirectly any shares of capital stock, equity interests or other ownership or voting interests, or any securities or obligations convertible into or exchangeable or exercisable for such shares or interests, in any Person or (ii) has any obligation or has made any commitment to acquire any shares in the share capital, equity interests or other ownership or voting interests in any Person or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person, except as expressly contemplated by Section 5.10(a).

Section 3.5    No Breach. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision of the (i) Company Organizational Documents or (ii) the organizational documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.6, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, except any conflicts, violations, breaches, defaults or other occurrences which, have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (c) assuming compliance with the matters referred to in Section 3.6, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default (with or without notice or lapse of time, or both) under, result in a violation of, give rise to a right of termination, cancellation or acceleration of or require the Consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of a Lien, other than any Permitted Liens, upon any of the property or assets of the Company or any of its Subsidiaries, except, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6    Consents. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any other Antitrust Laws of other jurisdictions, (b) applicable requirements of the Exchange Act and the Securities Act, (c) any filings required by, or compliance with the rules and regulations of, Nasdaq or the New York Stock Exchange, (d) the filing of applications, registrations, declarations, listings, reports, submissions, amendments, modifications, consents, approvals, clearances, authorizations, notices and other documents, as required by the FDA, the U.S. Drug Enforcement Administration and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or is concerned with or regulates public health care programs, (e) any filings with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business or state securities or “blue sky” laws of various states, and (f) any notices, reports or other filings to be made by Wave Luxembourg and Wave Bermuda in connection with the Mergers, neither the Company nor any of its Subsidiaries are required to submit any material notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by them of this Agreement or the consummation of the Transactions. Other than the approvals to be sought at the EGM as described in Section 2.4(a)(i)-(viii) or as stated in the immediately preceding sentence in clauses (a) – (f), no consent, approval, license, permit, waiver, order or authorization (a “Consent”) of, registration, declaration or filing with or notice to any Governmental Body or any other party or Person is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with its execution, delivery and performance of this Agreement or the consummation of the Transactions, except for those Consents, registrations, declarations, filings or notices the failure of which to be obtained or made has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7    SEC Reports; Disclosure Controls and Procedures.

(a)    Since January 1, 2017, the Company has timely filed with (or furnished to) the SEC all forms, reports, schedules, statements, exhibits and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed (or furnished) by the Company under the Exchange Act or the Securities Act (collectively, the “Company SEC Documents”). No Subsidiary of the Company is required to file any form, report or other document with the SEC. As of their respective filing (or furnishing) dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as in effect on the date so filed (or furnished), and (ii) at the time of filing, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading. As of the date of this Agreement, there are no amendments or modifications to Company SEC Documents that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement, but that have not yet been filed with (or furnished to) the SEC.

(b)    The financial statements (not including the Dutch statutory accounts) contained in the Company SEC Documents (i) complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated shareholders’ equity, results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments which, individually or in the aggregate, are not material in amount). The Company’s statutory accounts filed with the Trade Register in Amsterdam, the Netherlands are prepared in all material respects in accordance with International Financial Reporting Standards.

(c)    The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and has designed and maintains controls and procedures designed to enable the principal executive officer and principal financial officer of the Company to make the certifications required by Section 302 and Section 906 of Sarbanes-Oxley with respect to such reports. The Company has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to Parent a summary of the significant aspects of such disclosure, if any) (i) any “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 30, 2018, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)    Since January 1, 2017, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received any material written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding the accounting, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable or unlawful accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its

Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of Sarbanes-Oxley.

(e)    Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of all comment letters from the SEC since January 1, 2017 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review.

(f)    To the Knowledge of the Company, as of the date of this Agreement, there are no (i) SEC inquiries or investigations or (ii) other inquiries or investigations by Governmental Bodies or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries. Since January 1, 2017 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of the Company, the Company Board or any committee thereof.

(g)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 3.8    No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of June 30, 2019 that is included in the Company SEC Documents, (b) as incurred after June 30, 2019 in the ordinary course of business consistent with past practice, (c) incurred in connection with this Agreement or the Transactions or professional fees and other similar costs and expenses incurred in connection with negotiations with other entities regarding similar potential transactions or (d) as set forth in Section 3.8 of the Company Disclosure Letter, the Company, together with its Subsidiaries, does not have any material liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case whether or not required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries (or disclosed in the notes to such balance sheet).

Section 3.9    Absence of Certain Developments. From the Company Balance Sheet Date to the date of this Agreement, there has not been any event, circumstance, occurrence, effect, fact, development or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except in connection with the Transactions or as set forth on Section 3.9 of the Company Disclosure Letter, since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, and neither the Company nor its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by Section 5.1(b) (other than Section 5.1(b)(ii), (iii), (vi), (vii) (solely with respect to Subsidiaries of the Company), (x) and (xvii)) if such covenants had been in effect as of the Company Balance Sheet Date.

Section 3.10    Compliance with Laws.

(a)    The Company and its Subsidiaries are, and have been since January 1, 2017, in compliance, in all material respects, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)    Since January 1, 2017, (i) neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notification from any Governmental Body that alleges (A) any material violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or Permits or (B) any material fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any material Company Permit, and (ii) neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)    Since January 1, 2017, the Company and each of its Subsidiaries have timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith. All such documents were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such documents required under applicable Laws have been submitted to the Governmental Body.

(d)    The Company and each of its officers and directors are in compliance in all material respects with, and have since January 1, 2019 complied in all material respects with, (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 3.11    Title to Tangible Properties; Real Property.

(a)    The Company and its Subsidiaries, as applicable, have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    The real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Leased Real Property”) is a true and complete list of all the leases, subleases, licenses or similar use or occupancy agreements (including any amendments, extensions and modifications thereto, each, a “Lease”) pursuant to which the Company or its Subsidiaries leases, subleases or otherwise uses or occupies the Company Leased Real Properties as of the date of this Agreement. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have valid leasehold interests under each of the Leases, in each case free and clear of any Liens (other than Permitted Liens). Except as disclosed in Section 3.11(b) of the Company Disclosure Letter or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease. There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Leased Real Property or any portion thereof or interest therein (except as disclosed in Section 3.11(b) of the Company Disclosure Letter).

(c)    With respect to the real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property” and, together with the Company Leased Real Property, the “Company Real Property”), either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens. Section 3.11(c) of the Company Disclosure Letter sets forth a true, complete and correct list of all Company Owned Real Property as of the date of this Agreement. Neither the Company nor any of its Subsidiaries is a lessor or grantor under any lease or other similar instrument granting to any other Person any right to the possession, lease or occupancy of any Company Owned Real Property or portion thereof.

(d)    There are no leases, subleases, licenses, occupancy agreements, consents, assignments, purchase agreements or other contracts granting to any person (other than the Company or its Subsidiaries) the right to use or occupy the Company Real Property or any portion thereof, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property or any portion thereof.

(e)    Neither the Company nor any of its Subsidiaries has received any written notice of any material appropriation, condemnation or like proceeding, or of any material violation of any applicable zoning or land use Law or other Law relating to or affecting any of the Company Real Property. To the Knowledge of the Company, (i) there are no pending or threatened proceedings to condemn the Company Real Property or to take by power of eminent domain or other governmental power the Company Real Property and (ii) the Company Real Property is in compliance in all material respects with applicable Laws, permits, zoning, regulations and restrictive covenants applicable to such property.

Section 3.12    Tax Matters.

(a)    (i) The Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all material income Tax Returns and all other material Tax Returns required to be filed by them, (ii) such Tax Returns are true, complete and correct in all material respects, (iii) the Company and its Subsidiaries have paid all material Taxes due and owing (whether or not shown on such Tax Returns), except for Taxes which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iv) the Company and its Subsidiaries have duly kept all records that they must keep for Tax purposes or which are needed to substantiate any claim made or position taken in relation to Tax, (v) as of the date of the Company Balance Sheet Date, any material liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings, has been provided for in the financial statements of the Company in accordance with GAAP and (vi) any Taxes incurred after the date of the Company Balance Sheet Date were incurred in the ordinary course of business consistent with past practice.

(b)    There are no liens for a material amount of Taxes upon any of the assets of the Company or any of its Subsidiaries other than Permitted Liens. The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any similar provision of applicable law).

(c)    As of the date of this Agreement, neither the Company nor its Subsidiaries have received within the past three years a written claim from any Governmental Body in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been resolved in full.

(d)    No U.S., federal, state, local or foreign Tax Actions are pending or being conducted, or to the Knowledge of the Company as of the date of this Agreement, are being threatened in respect of material Taxes of the Company or any of its Subsidiaries.

(e)    There is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any material Tax or file any material Tax Return, other than any such request made in the ordinary course of business or regular filing extensions. No deficiencies for a material amount of Taxes have been claimed, proposed, assessed in writing or, to the Knowledge of the Company as of the date of this Agreement, have been threatened, against the Company or any of its Subsidiaries by any Governmental Body that have not been fully paid, settled or withdrawn.

(f)    Neither the Company nor any of its Subsidiaries has material liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(g)    Within the last two years, none of the Company or any of its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any transaction intended to qualify under Section 355 of the Code.

(h)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date.

(i)    The Company has made available to Parent and Buyer true and complete copies of all Tax rulings issued by and Tax agreements with any Governmental Body, including relevant correspondence in respect thereof, that will remain in effect or apply for any period after the Closing Date and, to the Knowledge of the Company, there is no basis for revocation of such Tax rulings and agreements, and the Company has made available to Parent and Buyer true and complete copies of all examination reports and statements of deficiencies with respect to material amounts of Taxes assessed against or agreed to by the Company or any of its Subsidiaries, in each case, filed or received since December 27, 2015.

(j)    Neither the Company nor any of its Subsidiaries is treated as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or a domestic corporation as a result of the application of Section 7874(b) of the Code.

(k)    Notwithstanding any other provision of this Agreement except for Section 3.12(j), nothing in this Agreement will be construed as providing a representation or warranty with respect to (i) the amount of any net operating losses, Tax credit or capital loss carryovers that are available to the Company or any of its Subsidiaries or have been reported by the Company or any of its Subsidiaries for any federal, state or other Tax purposes, or (ii) any limitation on use by the Company or any of its Subsidiaries of any net operating losses, Tax credit or capital loss carryovers that might apply either before or after the Closing Date under Code Section 382 or any other applicable limitations under any Tax Laws.

(l)    The Company and its Subsidiaries are only treated as resident for Tax purposes in the countries of their incorporation under the applicable Law of such countries.

(m)    To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor its Subsidiaries has received within the past three years a written claim from any Governmental Body stating that it has not complied with all terms and conditions of an exemption from or reduction of Tax, that it has claimed.

Section 3.13    Contracts and Commitments.

(a)    As of the date of this Agreement, other than as set forth in Section 3.13(a) of the Company Disclosure Letter, neither the Company, any of its Subsidiaries nor any of their respective assets or properties is a party to or bound by any:

(i)    “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 30, 2018, or any Company SEC Documents filed after the date of filing of such Form 10-K until one (1) Business Day prior to date of this Agreement;

(ii)    Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) prior to the date of this Agreement, that contains any ongoing obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations or payments) that are still in effect that would reasonably be expected to be in excess of $2,500,000 or (B) pursuant to which the Company or any of its Subsidiaries will acquire any ownership interest in any other person or other business enterprise other than the Company’s Subsidiaries;

(iii)    Contract providing for the employment, engagement, retention or termination of any Person on a full-time, part-time, material independent contractor, temporary or other basis or otherwise providing compensation or other benefits to any officer, director, employee or material independent contractor, other than Contracts terminable by the Company for any reason upon less than thirty (30) days’ notice without incurring any liability (other than any Company Plan);

(iv)    collective bargaining agreement or other Contract with any labor union, labor or trade organization, works council or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(v)    Contract establishing any research and development collaboration, joint venture, partnership, alliance, or similar arrangement, or that imposes any co-promotion obligations with respect to any product or product candidate of the Company or any of its Subsidiaries (it being understood that the foregoing excludes any service or product development Contracts with health care providers entered into in the ordinary course of business consistent with past practice);

(vi)    Contract described in sub-clause (xv) or (xvi) of this Section 3.13(a) (A) prohibiting, restricting or limiting, or that purports to prohibit, restrict or limit, the right of the Company or any of its Subsidiaries to compete or to engage in any line or type of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, sell any product or service exclusively to a single party or conduct any business on an exclusive basis with any third Person or (C) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis to any Person or group of Persons or in any geographical area;

(vii)    Contracts in respect of Indebtedness of $2,500,000 or more, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly owned Subsidiaries or other loans between or among the Company and its direct or indirect wholly owned Subsidiaries or between or among the Company’s Subsidiaries and Affiliates, in each case in the ordinary course of business consistent with past practice;

(viii)    Contract (other than any Company Plan) between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(ix)    Contract relating to the voting or registration of any securities;

(x)    Contract containing a right of first refusal, right of first negotiation, right of first offer, put, call, redemption, repurchase or similar right with respect to any equity interests, properties or assets that have a fair market value or purchase price of more than $2,500,000 in favor of a party other than the Company or its Subsidiaries;

(xi)    Contract under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $3,000,000 during the current or a subsequent fiscal year;

(xii)    Settlement agreements, or agreements entered into in connection with settlement agreements, corporate integrity agreements, consent decrees, deferred prosecution agreements, or other similar types of agreements with Governmental Bodies that have existing or contingent performance obligations;

(xiii)    Contracts of the Company or any of its Subsidiaries relating to the settlement of any litigation proceeding that provide for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xiv)    Contracts of the Company or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the share capital of the Company or any of its Subsidiaries or otherwise prohibit, limit or restrict the pledging of share capital of the Company or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by the Company or any of its Subsidiaries, other than the Company Equity Plans or any Contracts evidencing awards granted under the Company Equity Plans;

(xv)    Contracts with third-party manufacturers or suppliers for the manufacture or supply of materials or products in the supply chain for Products that involve payments in excess of $2,000,000 during the current fiscal year or that involve payments that are reasonably expected to be in excess of $2,000,000 in a subsequent fiscal year;

(xvi)    an agency, sales, marketing, commission, distribution, international or domestic sales representative or similar Contract involving payments in excess of $3,000,000 during the current fiscal year or are reasonably expected to in a subsequent fiscal year;

(xvii)    Contract that creates or would create a Lien (other than a Permitted Lien) on any material asset or property of the Company or any of its Subsidiaries;

(xviii)    IP Contracts;

(xix)    Hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices);

(xx)    Contract which provides for a loan or advance of any amount to any employee of the Company or any temporary agency employee, consultant or other independent contractor of the Company or any of its Subsidiaries, in each case, in excess of $100,000 individually, other than the ordinary course of business;

(xxi)    Contract described in sub-clauses (i) through (xx) with any Governmental Body, except for commercial tenders made outside of the United States in the ordinary course of business; or

(xxii)    Contract to enter into any of the foregoing.

Each such Contract described in sub-clauses Section 3.13(a)(i) through Section 3.13(a)(xxii) above of this Section 3.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Lease, is referred to herein as a “Company Material Contract.”

(b)    Except as set forth in Section 3.13(b) of the Company Disclosure Letter, true, correct and complete copies of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto have been made available to Parent, and a true, correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract has been made available to Parent.

(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries (A) is in violation or breach of or default (with or without notice or lapse of time or both) under the terms of any Company Material Contract or (B) has waived, failed to enforce or assigned any rights or benefits under any Company Material Contract. Each Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Transactions or otherwise).

Section 3.14    Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks (excluding internet domain names) and (iii) Copyrights, in each instance, that are owned (or purported to be owned) by the Company or any of its Subsidiaries and that have been registered with a Governmental Body, or with respect to which the Company or any of its Subsidiaries has filed an application for registration, except for any such Patents, Trademarks (excluding internet domain names) or Copyrights that have been abandoned by the Company or any of its Subsidiaries as of the date of this Agreement in the normal course of business (collectively, “Company Registered Intellectual Property”), indicating for each such item in (i), (ii) and (iii), as applicable and as of the date of this Agreement, the name of the current record holder(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date. Section 3.14(a)(iv) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all internet domain names with respect to which the Company or any of its Subsidiaries are the registrant. All Company Registered Intellectual Property and, to the Knowledge of the Company, the Patents and registered or applied-for Trademarks and Copyrights included in the Company Exclusively In-Licensed IP are subsisting. To the Knowledge of the Company, all Company Registered Intellectual Property and all Company Exclusively In-Licensed IP that is registered is valid and enforceable.

(b)    The Company or its applicable Subsidiary is the sole and exclusive beneficial and record owner of all rights, title and interests in the Owned Intellectual Property (including all Company Registered Intellectual Property), free and clear of all Liens (except for Permitted Liens, licenses granted under the IP Contracts and Liens set forth in Section 3.14(b)(i) of the Company Disclosure Letter). Except as set forth in Section 3.14(b)(ii) of the Company Disclosure Letter, since January 1, 2017, the Company and its Subsidiaries have not transferred any Patents to any third Person. The Company and its Subsidiaries own or otherwise possess legally sufficient rights to use all Intellectual Property used in connection with the conduct of the Company’s and any of its Subsidiary’s businesses as of the Closing; provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with exclusively in Section 3.14(d) below.

(c)    Section 3.14(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all registered or applied-for Company Exclusively In-Licensed IP. To the Knowledge of the Company, the rights, licenses and interests of the Company or any of its Subsidiaries in and to all Company Exclusively In-Licensed IP are free and clear of all Liens or similar restrictions that materially restrict the use of the Company Exclusively In-Licensed IP where such Liens or similar restrictions are the result of an action by the Company or any of its Subsidiaries, other than Permitted Liens and restrictions contained in the applicable agreements with the licensor of such Company Exclusively In-Licensed IP.

(d)    To the Knowledge of the Company, since January 1, 2017, the conduct of the Company’s business and its Subsidiaries’ businesses has not misappropriated, infringed or otherwise violated the Intellectual Property of any Person, except as would not reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming any, misappropriation, infringement or other violation of the Intellectual Property of any Person.

(e)    Since January 1, 2017, (i) to the Knowledge of the Company, no Person has misappropriated, infringed or otherwise violated any Owned Intellectual Property or any Company Exclusively In-Licensed IP, except as would not reasonably be material to the Company and its Subsidiaries, taken as a whole and (ii) no written claims are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries challenging the Company’s or any of its Subsidiaries’ ownership of, or the validity or enforceability of, any Owned Intellectual Property or, to the Knowledge of the Company, any Company Exclusively In-Licensed IP. No item of Company Registered Intellectual Property or, to the Knowledge of the Company, Company Exclusively In-Licensed IP has been held to be invalid or unenforceable in a court decision or other proceeding.

(f)    Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written request or demand under any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential claim of misappropriation, infringement or other violation of Intellectual Property, (ii) since January 1, 2017, neither the Company nor any of its Subsidiaries has submitted or tendered any written request or demand under any Contract for a third Person to indemnify, defend, hold harmless or reimburse the Company or any of its Subsidiaries with respect to, or otherwise to assume or agree to discharge or otherwise take responsibility for, any existing or potential claim of misappropriation, infringement or other violation of Intellectual Property, and (iii) no Action regarding any existing or potential claim of misappropriation, infringement or other violation of Intellectual Property is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or any of its Subsidiaries with respect to any such Action.

(g)    To the Knowledge of the Company, each current and former employee and independent contractor of the Company or any of its Subsidiaries who was or is involved in the invention, creation, development, design or modification of any Intellectual Property that is material to the Company’s or any of its Subsidiaries’ businesses has executed a valid and binding written agreement expressly assigning to the Company or any of its Subsidiaries, as applicable, all rights, title, and interests in, to and under all such Intellectual Property.

(h)    To the Knowledge of the Company, each current and former employee of the Company or any of its Subsidiaries, each current and former independent contractor of the Company or any of its Subsidiaries and any other third parties with access to any confidential information that is material to the businesses of the Company or any of its Subsidiaries is subject to a written nondisclosure or other confidentiality agreement requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company or its Subsidiaries, as applicable. The Company and its Subsidiaries have taken reasonable steps to prevent the unauthorized disclosure or use of its and their material Trade Secrets. To the Knowledge of the Company, there has been no material unauthorized access, disclosure or use of any material Trade Secrets that are Owned Intellectual Property or Company Exclusively In-Licensed IP, or any material Trade Secrets disclosed to the Company or its Subsidiaries for which the Company or any of its Subsidiaries had or has an obligation of secrecy, against unauthorized access, disclosure or misuse.

(i)    (i) No funding, facilities, resources or personnel of any Governmental Body or any university, college or other educational institution were used by any Person to develop or create or reduce to practice, in whole or in part, any Owned Intellectual Property or, to the

Company’s Knowledge, any Company Exclusively In-Licensed IP. (ii) Neither the Company nor any of its Subsidiaries is now, or has since January 1, 2017 been, a member or promoter of, or a contributor to, any industry standards body or any similar organization that requires or obligates the Company or any of its Subsidiaries, to grant or offer to any other Person any license or right to any Owned Intellectual Property or Company Exclusively In-Licensed IP. (iii) None of the Patents included in the Owned Intellectual Property are subject to any declaration that obligates the Company or any of its Subsidiaries to grant a license, covenant not to sue, immunity or other right under any Owned Intellectual Property on reasonable and non-discriminatory (RAND) or fair reasonable and non-discriminatory (FRAND) terms.

(j)    None of the Products (i) contain any Software bug, defect or error that adversely affects the use, functionality, or performance of such Products or (ii) fails to comply with any applicable Software warranty relating to the use, functionality or performance of such Products, in each case ((i) and (ii)) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2017, no written claims have been asserted against the Company, any of its Subsidiaries or, to the Company’s Knowledge, any of its or their customers, suppliers or distributors related to the Products alleging any material defects, malfunctions or nonconformities, nor have there been any written threats thereof (excluding, in each case, ordinary course support claims), in each case of the foregoing except as would not be material to the Company and its Subsidiaries, taken as a whole.

(k)    With regard to material proprietary Software that is incorporated into, or otherwise necessary to use, any Products: (i) neither the Company nor any of its Subsidiaries has assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such Software to any Person, including any escrow agent or similar Person; (ii) since January 1, 2017, neither the Company nor any of its Subsidiaries has experienced any defects or disruptions in such Software, including any error or omission in the processing of any transactions that have not been corrected, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) to the Knowledge of the Company, no such Software contains any code that disrupts, disables, harms or otherwise impedes in any manner the operation of, or provides unauthorized access to, a computer system or network or other device on which such code is stored or installed, or damages or destroys data or files without the user’s consent; and (iv) current copies of the source code for all such Software are recorded on machine readable media and clearly identified and securely stored (together with the applicable documentation) by the Company or any of its Subsidiaries.

(l)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, no proprietary Software that is contained in or distributed with any Products is combined with, derived from, distributed with or was developed using any Open Source Code in a manner that: (i) imposes a requirement or condition that the Company or any of its Subsidiaries grant a license under its Patent rights; (ii) imposes a requirement or condition that any such Software or portion thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works or (C) be redistributable at no charge; or (iii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of the Company or any of its Subsidiaries to use or distribute any such Software. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable Open Source Licenses in all material respects.

(m)    Since January 1, 2017, (i) to the Company’s Knowledge, there have been no material security breaches in the information technology systems used by or on behalf of the Company or any of its Subsidiaries and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, there have been no disruptions in any such information technology systems. The Company has used commercially reasonable efforts to evaluate the disaster recovery and backup needs of the Company and its Subsidiaries and has implemented plans and systems that are reasonably designed to address its assessment risk.

Section 3.15    Litigation. As of the date of this Agreement, there are no material Actions pending or, to the Company’s Knowledge, no material Actions threatened in writing against the Company or any of its Subsidiaries or any asset or property of the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and neither the Company nor any of its Subsidiaries nor any asset or property of the Company or any of its Subsidiaries is subject to or in violation of any outstanding material judgment, injunction, rule, order or decree of any court or Governmental Body.

Section 3.16    Insurance. Section 3.16 of the Company Disclosure Letter sets forth each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any of its Subsidiaries is currently a party. Each such insurance policy is in full force and effect, all premiums due thereon have been paid in full, and the Company and its Subsidiaries are in compliance with the terms and conditions of such insurance policy, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy or has received written notice that they are in breach or default under any such insurance policy, (ii) no notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.17    Employee Benefit Plans.

(a)    Section 3.17 of the Company Disclosure Letter lists all material Company Plans.

(b)    With respect to each material Company Plan, the Company has made available to Parent and Buyer true and complete copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) the summary plan description along with summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents, (iv) a copy of the most recent financial statements for the plan, (v) a copy of all material correspondence (other than correspondence in the ordinary course) with any Governmental Body relating to a Company Plan received or sent within the last three years and (vi) the most recent Internal Revenue Service determination or opinion letter.

(c)    Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan. Except as would not reasonably be expected to result in material Liability to the Company, each Company Plan has complied in all material respects in form and in operation with its terms and with the requirements of the Code, the Employee Retirement Income Security Act of 1974 (“ERISA”), and other applicable Law. With respect to each Company Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA that is self-insured, the Company has accrued on the Company financial statements for incurred but not reported claims in accordance with acceptable commercial practice and accounting standards. Neither the Company nor any of its Subsidiaries has a formal plan, written commitment, or proposal, whether legally binding or not, and has not made a commitment to employees, to create any additional Company Plan or modify or change any existing Company Plan other than changes in the ordinary course of business consistent with past practice and that would not reasonably be expected to result in additional material Liability to the Company.

(d)    Except as would not reasonably be expected to result in material Liability to the Company, with respect to each Company Plan, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been made or, to the extent not required to be made on or before the date of this Agreement, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits.

(e)    None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time during the six (6) years prior to the date of this Agreement sponsored or contributed to, or had any Liability or obligation in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or any other funded arrangement for the provision of health, other welfare, or fringe benefits. Except as set forth in Section 3.17(e) of the Company Disclosure Letter, none of the Company Plans obligates the Company or any of its Subsidiaries to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the sole expense of the participant and coverage through the end of the month of termination of employment or service. None of the Company or any of its Subsidiaries has engaged in a non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or breached any fiduciary duties with respect to any Company Plan that reasonably would be expected to subject the Company or any of its Subsidiaries to any material tax or penalty.

(f)    Except as otherwise contemplated by this Agreement, neither the execution or delivery of this Agreement, nor the consummation of the Transactions, will, either individually or together with a termination of employment or service, (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor or employee of the Company or any of its Subsidiaries, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Plan, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any benefits under any Company Plan, (v) result in the forgiveness in whole or in part of any outstanding loan made by the Company to any Person or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. Within sixty (60) days following the date of this Agreement, the Company will complete and furnish to Parent an analysis, which will identify individuals who qualify as “disqualified individuals” under Section 280G of the Code and any payment to any such “disqualified individuals” that could constitute a “parachute payment” (as defined in Section 280G of the Code) and that may not be deductible for federal income Tax purposes by virtue of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(g)    With respect to each Non-U.S. Plan, except as would not be expected to result in any material Liability to the Company or any of its Subsidiaries: (i) such Non-U.S. Plan is in compliance and has been administered at all times in compliance with the applicable provisions of the Laws of such jurisdiction in which such Non-U.S. Plan is established and the terms of the applicable Non-U.S. Plan; (ii) the Company and each of its Subsidiaries have complied with all applicable reporting and notice requirements, and such Non-U.S. Plan has obtained from the Governmental Body having jurisdiction with respect to such Non-U.S. Plan required determinations, if any, that such Non-U.S. Plan is in material compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Non-U.S. Plan; (iii) to the Knowledge of the Company, there are no pending investigations by any Governmental Body involving any Non-U.S. Plan; and (iv) other than as provided in this Agreement, the consummation of the contemplated transactions will not by itself create or together with another event result in any Liability with respect to such Non-U.S. Plan. Neither the Company nor any of its Affiliates has (i) ever been an employer in relation to, participated in or had any liability (whether prospective, contingent or otherwise) to or in respect of a Non-U.S. Plan constituting a defined benefit pension program or scheme or (ii) otherwise entered into any contractual arrangements, or given any promises or commitments, relating to providing defined benefit pension benefits to employees or officers (or former employees or officers) pursuant to any plan, program, agreement or arrangement that would constitute a Non-U.S. Plan. If required under applicable laws to be funded and/or book-reserved, such Non-U.S. Plan is funded and/or book-reserved, as appropriate, to the extent so required by applicable Laws. Each Non-U.S. Plan that is intended to qualify for tax-preferential treatment under applicable Laws so qualifies, except as could not reasonably be expected to result in a material Liability to the Company. Each Non-U.S. Plan required to be registered has been so registered

Section 3.18    Environmental Compliance and Conditions.

(a)    Except for matters that would not be material to the Company and its Subsidiaries, taken as a whole:

(i)    The Company and its Subsidiaries are, and, except for matters which have been fully resolved, have been, in compliance with all Environmental Laws;

(ii)    The Company and each of the Companies Subsidiaries hold, and are in compliance with, all Permits required under Environmental Laws to operate their business at the Company Real Property as presently conducted;

(iii)    Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws, and, to the Knowledge of the Company, no such Action has been threatened; and

(iv)    To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has released any Hazardous Substance on, under or about the Company Real Property or any other real property now or formerly occupied or used by the Company or any of its Subsidiaries in a manner that reasonably would be expected to give rise to Liability for the Company or any of its Subsidiaries under any Environmental Laws.

(b)    The Company has made available to Parent and Buyer all material and non-privileged reports, studies and audits in the Company possession prepared since January 1, 2017 and relating to the environmental condition of the Company Real Property or to the compliance of the Company or any of its Subsidiaries’ compliance with, or liability under, Environmental Laws.

Section 3.19    Employment and Labor Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to, bound by or in the process of negotiating any collective bargaining agreement or other Contract with any labor union, labor or trade organization, works council or other employee representative body, there are no such agreements which pertain to employees of the Company or any of its Subsidiaries in existence or in negotiation, and no employees of the Company or any of its Subsidiaries are represented by any labor union, labor or trade organization, works council or other employee representative body. Neither the Company nor any of its Subsidiaries has experienced any picketing, strike, slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other labor dispute since January 1, 2017. Neither the Company nor any of its Subsidiaries will incur any notice, consultation or consent obligations with respect to any labor union, labor or trade organization, works council or other employee representative body in connection with the execution of this Agreement or the consummation of the Transactions.

(b)    (i) There are no, and since January 1, 2017 there have not been any, Actions or any material disputes pending or, to the Company’s Knowledge, threatened (A) between the Company or any of its Subsidiaries and any of their respective current or former officers, directors, employees, independent contractors, or applicants to any such positions or (B) by or before any Governmental Body against or affecting the Company or any of its Subsidiaries concerning employment-related matters, and (ii) there is no current, and since January 1, 2017 there has not been any, campaign to solicit cards from or otherwise organize employees of the Company or any of its Subsidiaries or to authorize a labor union, labor or trade organization, works council or other employee representative body to request that the National Labor Relations Board (or any other Governmental Body) certify or otherwise recognize such a body with respect to employees of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has been subject to an application by a labor union, labor or trade organization, works council or other employee representative body to be declared a common or related employer under labor relations legislation.

(c)    The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance in all material respects with all Laws relating to labor and employment, including all such Laws relating to wages (including minimum wage and overtime wages), hours, withholdings and deductions, human rights, discrimination, harassment (including sexual harassment), retaliation, pay equity, employment equity, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), employee leave of absence and the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law (“WARN”). The Company and its Subsidiaries are not delinquent in material payments to any employees, former employees or individual independent contractors for any services or material amounts required to be reimbursed or otherwise paid, except for any arrearages occurring in the ordinary course of business.

(d)    There has been no “mass layoff” or “plant closing” (as defined by WARN) requiring notice to employees or any other obligations under WARN implemented by the Company or any of its Subsidiaries since January 1, 2017.

(e)    Neither the Company nor any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other Person.

(f)    No Key Employee of the Company or any of its Subsidiaries is employed under a non-immigrant work visa or other work authorization that is limited in duration. The Company and each of its Subsidiaries maintains, and has maintained since January 1, 2017, a valid Form I-9 for each of its or their U.S. employees. To the Company’s Knowledge, all employees employed by the Company or any of its Subsidiaries are authorized to work in the jurisdiction in which they are working.

(g)    (i) In the last five (5) years, no officer or Key Employee of the Company or any of its Subsidiaries has been the subject of any sexual harassment or other misconduct allegations or any violations of the Company employee handbook (which was made available to Parent and Buyer prior to the date of this Agreement) during his or her tenure at the Company, and (ii) neither the Company nor any of its Subsidiaries nor any current or former officer or Key Employee of the Company or any of its Subsidiaries has entered into any settlement agreement or confidentiality agreement relating to allegations of sexual harassment or misconduct.

(h)    To the Company’s Knowledge, no Key Employee of the Company or any of its Subsidiaries is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other obligation that would reasonably be expected to be injurious to the Company or its Subsidiaries.

Section 3.20    FDA and Regulatory Matters.

(a)    The Company and its Subsidiaries hold all material Permits, and have submitted all required applications, notices or submissions to, all Governmental Bodies, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Company Permits”), and as of the date of this Agreement, all such Company Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any threat of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, suspension, cancellation, non-renewal or adverse material modification of any material Company Permit. To the Knowledge of the Company, any third Person that is a manufacturer or contractor for the Company or any of its Subsidiaries is in material compliance with all Permits insofar as they pertain to the manufacture of product components or products for the Company or any of its Subsidiaries, as applicable. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Body alleging that any operation or activity of the Company or any of its Subsidiaries is in violation of any Law that applies to a Company Permit. The Transactions, in and of themselves, will not cause the revocation or cancellation of any Company Permit pursuant to the terms of any such Company Permit.

(b)    Since January 1, 2017, all of the Company’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other Governmental Body are being manufactured, imported, exported, processed, developed, investigated, produced, labeled, stored, tested, marketed, promoted, advertised, distributed and sold by or on behalf of the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA, and any comparable Laws enforced by any other Governmental Body that has jurisdiction over the operations of the Company or any of its Subsidiaries, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. To the Knowledge of the Company, except as would not be material to the Company and its Subsidiaries, taken as a whole, any third Person that is a manufacturer or contractor for the Company or any of its Subsidiaries is in material compliance with all applicable statutes and implementing regulations administered or enforced by the FDA or any other applicable Law insofar as they pertain to the manufacture of product components or products for the Company or any of its Subsidiaries.

(c)    Since January 1, 2017, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective material contract manufacturers for Products, has received or been subject to any (i) FDA Form 483, (ii) notice of adverse finding, (iii) warning letter, (iv) notice of violation or “untitled letter,” (v) requests or requirements to make changes to the Company’s or any of its Subsidiaries’ Products, manufacturing processes or procedures related to any Product of the Company or any of its Subsidiaries or (vi) other similar correspondence or notice from the FDA or any other Governmental Body alleging or asserting material noncompliance with any applicable Laws or the Company Permits with respect to any Product of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is subject to any obligation arising under an administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Body. Each of the Company and its Subsidiaries has made all notifications, submissions, responses and reports required by FDA or another Governmental Body, including any such obligation arising under any administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter or other notice, response or commitment made to or with the FDA or any comparable Governmental Body and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to the FDA or comparable Governmental Body. To the Knowledge of the Company, as of the date hereof, no basis for liability exists with respect to any such notification, submission or report. Since January 1, 2017, no manufacturing site owned by the Company, its Subsidiaries or, to the Knowledge of the Company, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Body.

(d)    Since January 1, 2017, all studies, tests and preclinical and clinical trials sponsored or being conducted by or on behalf of the Company or its Subsidiaries have been and are being conducted in material compliance with all applicable Laws and other requirements, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices, other FDA Laws, applicable research protocols, corrective action plans and federal and state laws, rules and regulations relating to patient privacy requirements or restricting the use and disclosure of individually identifiable health information. Since January 1, 2017, the Company and its Subsidiaries have not received any notices, correspondence or other communication from any institutional review board, the FDA or any other Governmental Body, recommending or requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries, and neither the FDA nor any other applicable Governmental Body, nor any institutional review board that has or has had jurisdiction over a clinical trial conducted or sponsored on behalf of the Company or its Subsidiaries, has ordered or commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or to otherwise terminate, materially delay, limit, modify or suspend, any proposed or ongoing clinical trial conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries, or, to the Knowledge of the Company, alleged any violation of any FDA Law in connection with any such clinical trial.

(e)    Since January 1, 2017, the Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, market withdrawal, or replacement, field notifications, field corrections, “dear doctor” letter, investigator notice, safety alert or other notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance of any product or product candidate. The Company and its Subsidiaries are not aware of any facts which are reasonably likely to cause (i) the material recall, market withdrawal or replacement of any product sold or intended to be sold by the Company or its Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such products or (iii) termination or suspension of the marketing or such products.

(f)    Neither the Company nor any of its Subsidiaries or any of its or their respective officers, directors, managing employees (as such terms are defined in 42 C.F.R. § 1001.2), nor to the Knowledge of the Company, any agent (as such term is defined in 42 C.F.R. § 1001.2) of the Company or its Subsidiaries, is a party to, or bound by, any order, any individual integrity agreement, corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement order or similar agreements with or imposed by any Governmental Body.

(g)    Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries has, at any time since January 1, 2017, directly or indirectly, in any material respect, (i) violated or been in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or been in violation of any provision of the UK Bribery Act 2010 (the “UK Bribery Act”), (iv) violated or been in violation of any anti-bribery or anti-corruption Law in any foreign jurisdiction (collectively, with the FCPA, Laws enacted in connection with the OECD Convention, the UK Bribery Act, and any related order or plan issued by any Governmental Body, the “Anti-Corruption Laws”), (v) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), or (vi) violated or been in violation of any other Laws regarding use of funds for political activity or commercial bribery. Since January 1, 2017, neither the Company, nor any of its Subsidiaries, nor, any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of its agents or distributors or any other Person acting on behalf of the Company or any of its Subsidiaries (i) is or has been the subject of an unresolved claim or allegation relating to (A) any potential violation of the Anti-Corruption Laws or (B) any potentially unlawful Prohibited Payment, contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to an official, to any political party or official thereof or to any candidate for political office, or (ii) has received any notice or other communication from, or made a voluntary disclosure to, any Governmental Body regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Law. Since January 1, 2017, the Company and its Subsidiaries has had and maintains a system or systems of internal controls reasonably designed to (i) ensure compliance with the Anti-Corruption Laws and (ii) prevent and detect violations of the Anti-Corruption Laws.

(h)    Since January 1, 2017, the Company and its Subsidiaries have complied in all materials respects with all Privacy Obligations. The Company and its Subsidiaries have in place, and have complied in all material respects with each of their respective, written and published policies and procedures concerning the privacy, security and Processing of Personal Information. As of the date of this Agreement, no claims or notices alleging or referencing the investigation of any breach or the improper use, disclosure or access to any Personal Information in its possession, custody or control have been asserted or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by any Person alleging a violation of any Privacy Obligations. Neither the Company nor any of its Subsidiaries is a “Business Associate” as defined under HIPAA.

(i)    Neither the Company nor any of its Subsidiaries, and no director, officer employee, or agent of any of the Company or its Subsidiaries is a Sanctioned Person. Each of the Company and its Subsidiaries and each director, officer, employee and, to the Knowledge of the Company, agent thereof is in compliance with, and, since January 1, 2017, has not violated, any Sanctions. The Company and its Subsidiaries have in place adequate controls and systems reasonably designed to ensure compliance with applicable Sanctions in each of the jurisdictions in which the Company or any of its Subsidiaries do or in the past have done business. Neither the Company nor any of its Subsidiaries has pending or, to the Knowledge of the Company, any threatened legal action, investigation, or claim against it with respect to Sanctions.

(j)    None of the Company, its Subsidiaries, or any of their respective officers, directors, managing employees, or authorized agents, or to the Knowledge of the Company, other employees or contractors: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a, (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, (v) to the Knowledge of the Company, is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense or (vi) has engaged in any activity that is in material violation of, or is cause for civil penalties or mandatory or permissive exclusion under, federal or state Laws.

(k)    Each of the Company and its Subsidiaries has an operational healthcare compliance program that: (i) governs all employees and authorized agents, (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs, (iii) reflects the AdvaMed Code of Ethics on Interactions with Healthcare Professionals and (iv) addresses compliance with federal and state Laws regulating, or requiring the disclosure to a state agency of, interactions between medical device manufacturers or related entities and healthcare providers or other individuals and entities associated with the healthcare industry. The Company and its Subsidiaries further operate in material compliance with such healthcare compliance program.

(l)    Each of the Company and its Subsidiaries (i) has in place current agreements for its marketed product to participate in Federal Health Care Programs and (ii) is in material compliance with all such agreements including, provisions in such agreements pertaining to the timely and current submission of accurate prices to federal and state agencies. Neither the Company nor its Subsidiaries is, in any material respect, resubmitting or planning to resubmit to the government any data reported under the Medicaid Rebate Statute, Medicare Part B Drug Pricing requirements, 340B Program requirements, Veterans Health Care Act of 1992, or the Medicare Part D Coverage Gap Discount Program, or refunding any monies owed due to a resubmission.

(m)    Except as has not been, and would not reasonably be expected to be, individually, or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) all agreements or other arrangements between the Company or any of its Subsidiaries on the one hand and any physician on the other hand for services are in writing, describe bona fide services required by the Company or its Subsidiaries, as the case may be, provide for compensation that is no more than fair market value for such services determined as of the effective date of the agreement, and are in material compliance with the Federal Anti-Kickback Statute (42 U.S.C.§ 1320a-7b(b)) (“AKS”), (ii) all payments made and things of value provided by the Company or any of its Subsidiaries to any healthcare professional for services rendered by such health care professional have been made at fair market value determined as of the effective date of any such agreement and are in material compliance with AKS and (iii) all such agreements, arrangements, payments and things of value are in compliance in all material respects with all applicable Laws, including all Federal Health Care Program Laws.

(n)    To the extent the Company and any of its Subsidiaries provide to customers or other reimbursement coding or billing advice regarding products offered for sale by the Company or any of its Subsidiaries and procedures related thereto, such advice is (i) true, complete and correct, (ii) in compliance with Medicare and other Federal Health Care Program Laws, (iii) conforms to the applicable American Medical Association’s Current Procedural Terminology (CPT), the International Classification of Disease, Tenth Revision, Clinical Modification (ICD-10-CM) and other applicable coding systems, (iv) includes a disclaimer advising customers to contact individual payers to confirm coding and billing guidelines and (v) has been independently verified as supporting accurate claims for reimbursement by federal, state and commercial payors.

(o)    The Company and its Subsidiaries has timely, accurately and completely reported all payments and transfers of value made to physicians and teaching hospitals, as required by the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and the Company is in full compliance with all analogous state laws requiring the reporting of financial interactions with health care providers.

Section 3.21    Brokerage. Other than Guggenheim Securities, LLC, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any arrangement or agreement made by or on behalf of the Company or any of its Affiliates. A true, correct and complete copy of the engagement letter between the Company and Guggenheim Securities, LLC has been made available to Parent.

Section 3.22    Disclosure. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to such Offer Documents that has become false or misleading. The Schedule 14D-9 and EGM Materials (including any amendments or supplements thereto, the “Company Disclosure Documents”) will not, when filed with the SEC or mailed to the holders of Shares, as applicable, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to such Company Disclosure Documents that has become false or misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Buyer, or any Affiliate of Parent or Buyer specifically for inclusion in the Offer Documents or the Company Disclosure Documents. The Company Disclosure Documents will, when filed with the SEC or mailed to the holders of Shares, as applicable, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 3.23    Anti-Takeover Measures. No anti-takeover measure (such as any measure which would qualify as a “beschermingsmaatregel” under the Laws of The Netherlands) that may be invoked or implemented by the Company (or any of its Affiliates) or by a third party pursuant to a right granted to such third party by the Company (or any of its Affiliates) (each, an “Anti-Takeover Measure”) has been implemented by the Company (or such Affiliate) in relation to the Offer or the other Transactions.

Section 3.24    Opinion. The Company Board has received the opinion of Guggenheim Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and limits on the review undertaken set forth therein, the Offer Consideration to be paid to the Company’s shareholders (excluding Parent, Buyer, or any of their Affiliates) pursuant to this Agreement (other than in the case of the Compulsory Acquisition or any other Post-Offer Reorganization resulting in payments other than the Offer Consideration) is fair, from a financial point of view, to such shareholders. Such opinion has not been withdrawn, revoked or modified. Promptly after the date of this Agreement, a true, correct and complete copy of such opinion will be made available to Parent for informational purposes only.

Section 3.25    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), NEITHER THE COMPANY NOR ANY PERSON ON BEHALF OF THE COMPANY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY

HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT HAS RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS AND FORECASTS). THE COMPANY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT, NONE OF PARENT OR BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES (AND THE COMPANY IS NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE COMPANY IN CONNECTION WITH THE TRANSACTIONS.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND BUYER

Parent and Buyer, jointly and severally, hereby represent and warrant to the Company as follows:

Section 4.1    Organization and Corporate Power. Each of Parent and Buyer is duly organized and validly existing under the Laws of the jurisdiction in which it was organized, with all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and Buyer has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to have a Buyer Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Buyer free and clear of all Liens.

Section 4.2    Authorization; Valid and Binding Agreement. The execution and delivery of this Agreement and performance of Parent’s and Buyer’s obligations under this Agreement by each of Parent and Buyer, and the consummation by Parent and Buyer of the Signing Transactions, including the Offer, the Compulsory Acquisition, the Asset Sale, the Second Step Distribution, the Liquidation and the Mergers are within the corporate powers of Parent and Buyer and have been duly and validly authorized by all necessary corporate action on the part of Parent and Buyer. This Agreement has been duly executed and delivered by Parent and Buyer and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of each of them, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3    No Breach. The execution, delivery and performance of this Agreement of this Agreement by Parent and Buyer and the consummation of the Transactions do not and will not (a) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Buyer and Parent, (b) assuming all Consents registrations, declarations, filings and notices described in Section 4.4 have been obtained or made, and except as set forth in Section 3.5(b) of the Company Disclosure Letter, conflict with or violate any Law, order, judgment or decree to which Parent, Buyer, either of their Subsidiaries or any of their properties or assets is subject, except any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4    Consents. Except for (a) the applicable requirements of the HSR Act and any other Antitrust Laws of other jurisdictions, (b) applicable requirements of the Exchange Act and the Securities Act, (c) any filings required by, or compliance with the rules and regulations of, the Nasdaq or the New York Stock Exchange, (d) the filing of applications, registrations, declarations, listings, reports, submissions, amendments, modifications, consents, approvals, clearances, authorizations, notices and other documents, as required by the FDA, the U.S. Drug Enforcement Administration and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of medical devices or is concerned with or regulates public health care programs, (e) any filings with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business or state securities or “blue sky” laws of various states and (f) any notices, reports or other filings to be made by Parent or Merger Sub in connection with the Mergers, Parent and Buyer are not required to submit any material notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by them of this Agreement or the consummation of the Transactions. Other than as stated in the immediately preceding sentence in clauses (a) – (e), no Consent of, registration, declaration or filing with or notice to any Governmental Body or any other party or Person is required to be obtained or made by or with respect to Parent or Buyer in connection with the execution, delivery and performance by them of this Agreement or the consummation of the Transactions, except for those Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not reasonably be expected to have Buyer Material Adverse Effect.

Section 4.5    Litigation. As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Parent or Buyer, overtly threatened against Parent or any of its Subsidiaries that seeks to enjoin the Offer, Asset Sale, Compulsory Acquisition, Liquidation, Second Step Distribution, the Mergers or the other Transactions, other than any such proceedings that have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.6    Offer Documents; Schedule 14D-9.

(a)    None of the Offer Documents, will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to such Offer Documents that has become false or misleading. Notwithstanding the foregoing, no representation is made by Parent or Buyer with respect to information supplied by or on behalf of the Company or any Affiliate of the Company specifically for inclusion in the Offer Documents. The Offer Documents will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b)    The information with respect to Parent, Buyer and any of their Affiliates that Parent or Buyer supplies to the Company for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to such Offer Documents that has become false or misleading at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

Section 4.7    Brokerage. Except for any such Person whose commissions, fees or compensation will be paid by Parent or Buyer (and for which none of the Company nor any of its Subsidiaries shall be liable), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with this Agreement or the Transactions based on any arrangement or agreement made by or on behalf of Parent or Buyer.

Section 4.8    Operations of Buyer. Buyer has been formed solely for the purpose of engaging in the Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 4.9    Ownership of Shares. Neither Parent nor Buyer, nor any of their respective Subsidiaries, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company.

Section 4.10    Funds. At the Closing, Parent and Buyer will have available to them all funds necessary to enable Buyer to consummate the Offer and the other Transactions pursuant to the terms of this Agreement and to satisfy all of Buyer’s obligations under this Agreement, including to pay the aggregate Offer Consideration and to pay all amounts required to consummate the Transactions.

Section 4.11    Investigation by Parent and Buyer; Disclaimer of Reliance.

(a)    Each of Parent and Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company in Article III of this Agreement, and each of Parent and Buyer acknowledges that, except for the representations and warranties of the Company expressly set forth in Article III of this Agreement, none of the Company, its Subsidiaries or any of their Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Buyer or any of their Representatives. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries or any of their Representatives or any other

Person has made a representation or warranty to Parent or Buyer with respect to any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Buyer or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in Article III of this Agreement.

(b)    In connection with Parent’s and Buyer’s investigation of the Company, each of Parent and Buyer has received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Buyer is familiar with such uncertainties, that each of Parent and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Buyer, and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent and Buyer acknowledges that, without limiting the generality of this Section 4.11(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 4.12    Other Agreements. Parent and Buyer have disclosed to the Company all contracts, agreements, or understandings (and, with respect to those that are written, Parent and Buyer has furnished to the Company correct and complete copies thereof) between or among Parent, Buyer or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or its Subsidiaries, on the other hand.

Section 4.13    No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV OF THIS AGREEMENT (AS MODIFIED BY THE PARENT DISCLOSURE LETTER), NONE OF PARENT OR BUYER OR ANY OTHER PERSON ON BEHALF OF PARENT OR BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND EACH OF PARENT AND BUYER HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY. EACH OF PARENT AND BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III OF THIS AGREEMENT, NONE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON MAKES (AND PARENT AND BUYER ARE NOT RELYING ON) ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO PARENT OR BUYER IN CONNECTION WITH THE TRANSACTIONS.

ARTICLE V

COVENANTS

Section 5.1    Covenants of the Company.

(a)    Except (i) as set forth in Section 5.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as expressly required by this Agreement or (iv) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Closing or the date this

Agreement is validly terminated in accordance with Article VI (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course of business consistent with past practice and use reasonable best efforts to preserve intact their respective current business organizations, keep available the services of their respective current officers, employees and consultants and preserve their respective relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it.

(b)    Without limiting the generality of Section 5.1(a), during the Pre-Closing Period and except as set forth in Section 5.1(b) of the Company Disclosure Letter, as required by applicable Law or as expressly required by this Agreement, the Company shall not and shall not permit any of its Subsidiaries, without the prior written consent of Parent (which, in the case of Section 5.1(b)(iii), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(x), Section 5.1(b)(xiii), Section 5.1(b)(xiv), Section 5.1(b)(xvii), and Section 5.1(b)(xxiv) (solely to the extent relating to the foregoing actions described in this parenthetical) consent will not be unreasonably delayed, withheld or conditioned), to:

(i)    (A) declare, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its share capital, equity interests or other ownership or voting interests or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its share capital, equity interests or other ownership or voting interests or any Company Stock Options, Company RSUs, Company PSUs, or Company ESPP Purchase Rights with respect thereto except, in each case, (1) for the declaration and payment of cash dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent in the ordinary course of business consistent with past practice, (2) Shares for the purpose of fulfilling its obligations under the Company ESPP, to the extent consistent with past practice and as contemplated by this Agreement, (3) for any dispositions of Shares to the Company as a result of a net share settlement of any Company Stock Option or to satisfy withholding Tax obligations in respect of any Company Stock Option, Company RSU, or Company PSU, in each case in accordance with the applicable Company Equity Plan or (4) any forfeitures or repurchases of Shares issued pursuant to or granted as awards under the Company Equity Plans, in each case, in accordance with the applicable Company Equity Plan;

(ii)    issue, transfer, sell, pledge, dispose of or otherwise encumber, or authorize the issuance, transfer, sale, pledge, disposition or other encumbrance of, (A) any shares of its share capital, equity interests or other ownership or voting interests in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares, equity interests or ownership or voting interests, (C) any phantom equity or similar contractual rights or (D) any rights, warrants or options to acquire or with respect to any such share capital, equity interests or other ownership or voting interests or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing share option plan except, in each case: for issuances of the Shares in respect of (x) any exercise of Company Stock Options outstanding on the date of this Agreement, in accordance with their terms on the date of this Agreement, (y) any vesting or delivery of Shares under Company RSUs outstanding on the date of this Agreement, in accordance with their terms as of the date of this Agreement or (z) the exercise of any Company ESPP Purchase Rights under the terms of the Company ESPP;

(iii)    except as required by the terms of a Company Plan or pursuant to a collective bargaining agreement or similar Contract as in effect as of the date of this Agreement, (A) increase the wages, salary or other compensation or benefits with respect to any of the Company’s or any of its Subsidiaries’ officers, directors, independent contractors or employees, except for increases in compensation in the ordinary course of business consistent with past practice, (B) establish, adopt, enter into, amend in any material respect or terminate any Company Plan or any other plan, agreement, program or arrangement that would be a Company Plan if in existence on the date of this Agreement, except in the ordinary course or business consistent with past practice and as would not result in material Liability the Company, (C) accelerate or take any action to accelerate any payment or benefit, or accelerate the funding of any payment or benefit, payable or to become payable to any current or former director, officer, employee or consultant of the Company or any Subsidiary or (D) communicate with the employees of the Company or any of its Subsidiaries regarding the compensation, benefits or other treatment they will receive following the Closing, unless such communication is (1) in the case of written communications, approved by Parent in advance of such communication, (2) required by applicable Law or (3) in the case of communications not in writing, consistent with how such compensation, benefits or other treatment is contemplated in this Agreement;

(iv)    (A) adopt, enter into or amend any collective bargaining agreement or other Contract with any labor union, labor or trade organization or other employee representative body applicable to the Company or its Subsidiaries, or (B) recognize or certify any labor union, labor or trade organization, works council or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v)    waive the restrictive covenant obligations of any current or former director, officer or employee of the Company or any of its Subsidiaries;

(vi)    (A) hire or engage, or make a written offer to hire or engage, any (1) officer or employee (other than sales representatives), whose annual base salary or fee arrangement would exceed $175,000, other than in the ordinary course of business consistent with past practices to replace an employee who has resigned or had his or her employment or engagement terminated or (2) sales representatives other than in the ordinary course of business consistent with past practices, or (B) terminate the employment or service of any officer;

(vii)    amend, or propose to amend, or permit the adoption of any amendment of any the Company Organizational Document (including by merger, consolidation or otherwise) or the comparable charter or organization documents of any of its Subsidiaries or adopt a shareholders’ rights plan, or enter into any agreement with respect to the voting of its share capital;

(viii)    effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its share capital, equity interests or other ownership or voting interests;

(ix)    merge or consolidate with any Person or adopt or effect a plan of complete or partial liquidation, dissolution, consolidation, restructuring, including an internal reorganization or transfer of equity of a subsidiary, or recapitalization;

(x)    subject to clause (xi), make capital expenditures (other than amounts spent on instruments in the ordinary course of business consistent with past practices) in any year in an aggregate amount in excess of 115% of the aggregate amount indicated in the capital expenditure budget of the Company for such year set forth in Section 5.1(b)(x) of the Company Disclosure Letter;

(xi)    acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a material portion of the assets of any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for the purchase of inventory and supplies from suppliers or vendors in the ordinary course of business or in individual transactions involving less than $1,500,000 in assets;

(xii)    (A) incur, create, assume or otherwise become liable or responsible for, whether directly, indirectly, contingently or otherwise, any Indebtedness, renew or extend any existing credit or loan arrangements, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for loans between or among the Company and any of its Subsidiaries incurred in the ordinary course of business consistent with past practice; (B) make any loans or advances to any other Person other than loans between or among the Company and any of its Subsidiaries made in the ordinary course of business consistent with past practice, (C) make any capital contributions to, or investments in, any other Person, (D) repurchase, prepay or refinance any Indebtedness, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice, (E) cancel any material Indebtedness (individually or in the aggregate), (F) enter into any capital lease with aggregate annual payments of an amount greater than $1,000,000 and (G) incur any Indebtedness not otherwise covered by clauses (xii)(A) – (F) in the ordinary course of business consistent with past practice of any amount greater than $1,000,000 per incurrence or $5,000,000 in the aggregate;

(xiii)    sell, contribute, distribute, transfer, license, assign, mortgage, encumber, or incur or permit to exist any Lien on (other than Permitted Liens) or otherwise abandon, withdraw or dispose of (A) any assets (other than Owned Intellectual Property) with a net book value in excess of $100,000 in the aggregate or (B) any Owned Intellectual Property or Company Exclusively In-Licensed IP, except, in the case of clause (A), in the ordinary course of business consistent with past practices among the Company and any of its Subsidiaries or, in the case of clause (B), with respect to (i) Incidental Licenses and non-exclusive licenses granted in the ordinary course of business consistent with past practices pursuant to the Company’s or its Subsidiaries’ standard customer contracts (copies of the forms of which have been provided to Parent) or (ii) abandonments or withdrawals of immaterial Owned Intellectual Property in the ordinary course of business consistent with past practices;

(xiv)    commence, pay, discharge, settle, compromise or satisfy any Action, except, in the case of Actions unrelated to this Agreement or the Transactions, settlements that result solely in payment of monetary consideration (without the admission of wrongdoing) not greater than $500,000 in any individual Action or $5,000,000 in the aggregate;

(xv)    change its fiscal year, revalue any of its material assets (except for the revaluation of inventory on an annual basis in the ordinary course of business) or change any of its financial, actuarial, reserving or Tax accounting methods or practices in any material respect, except as required by GAAP or Law;

(xvi)    (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return or claim for refund of material Taxes with respect to the Company or any of its Subsidiaries, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement relating to or affecting any material Tax liability or refund of material Taxes with respect to the Company or any of its Subsidiaries, (D) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax with respect to the Company or any of its Subsidiaries or (E) settle or compromise any material Tax liability or refund of material Taxes with respect to the Company or any of its Subsidiaries or surrender any right to claim a material Tax refund;

(xvii)    enter into, waive, release or assign any material rights or claims under, or renew, affirmatively determine not to renew, amend or modify in any material respect, exercise any options or rights of first offer or refusal under or terminate, any Company Material Contract or any Contract that would have been a Company Material Contract if entered into prior to the date of this Agreement, except, in the case of any Contract of the type described in Section 3.13(a)(xi), Section 3.13(a)(xv) or Section 3.13(a)(xvi), in the ordinary course of business consistent with past practices; provided, however, that the foregoing exception shall not apply to the extent such entry into, waiver, release or assignment of, renewal or affirmative determination not to renew, amendment, exercise or termination of such Contract requires or provides for consent, acceleration, termination or any other material right for the benefit of a third party or consequence to the Company that is triggered in whole or in part by any of the Transactions;

(xviii)    abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Company Permits in a manner that would materially impair the operation of the business of the Company and its Subsidiaries;

(xix)    enter into a research or collaboration arrangement (it being understood that the foregoing excludes any service or product development agreements with health care providers entered into in the ordinary course of business consistent with past practice) under which contemplated payments by or to the Company are in excess of $2,500,000 in the aggregate in any twelve (12) month period;

(xx)    grant any options or rights or enter into any agreement, which requires payments to or from the Company or any of its Subsidiaries in excess of $2,500,000, to (A) sell, assign, transfer, lease, license or otherwise dispose of any Company Real Property or any portion thereof or interest therein, or (B) purchase or otherwise acquire any real property or any interest therein;

(xxi)    unless the Company determined in good faith, after consultation with its outside legal counsel, that a meeting is required by applicable Law, convene any general or special meeting of the shareholders of the Company other than the EGM, any Subsequent EGM, pursuant to Section 2.6(a) and the holding of the 2020 annual general meeting of shareholders of the Company on or prior to June 30, 2020;

(xxii)    forgive any loans or advances to any officers, employees or directors of the Company or its Subsidiaries, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons;

(xxiii)    fail to use commercially reasonable efforts to (a) maintain in effect the existing material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses or (b) preserve the rights of the Company and its Subsidiaries to pursue current and/or future claims under the current and prior versions of such material insurance policies; provided nothing herein shall require the Company or its Subsidiaries to institute a lawsuit against any present or former insurance carrier; or

(xxiv)    authorize, agree or commit to take any of the actions described in sub-clauses (i) through (xxiii) of this Section 5.1(b).

Section 5.2    Access to Information; Confidentiality.

(a)    From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, upon reasonable advance notice, to (i) give Parent and Buyer and their respective Representatives reasonable access during normal business hours to the employees, advisors and facilities and to the books, contracts and records of the Company and its Subsidiaries, (ii) permit Parent and Buyer to make such non-invasive inspections as they may reasonably request and (iii) furnish Parent and Buyer with such financial and operating data and other information with respect to the business, properties, and personnel of the Company and its Subsidiaries as Parent or Buyer may from time to time reasonably request.

(b)    Information obtained by Parent or Buyer pursuant to Section 5.2(a) will constitute “Information” under the confidentiality agreement dated as of September 22, 2019, by and between the Company and Parent (the “Confidentiality Agreement”) and will be subject to the provisions of the Confidentiality Agreement.

(c)    Nothing in Section 5.2(a) requires the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Law or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that the Company shall use its reasonable best efforts to permit such inspection or disclose the applicable information to Parent in a way that would not violate obligations with respect to confidentiality, result in a violation of applicable Law or result in loss of legal protection.

Section 5.3    Acquisition Proposals.

(a)    The Company shall not, shall cause its Subsidiaries not to, and shall instruct (and use it reasonable best efforts to cause) its Representatives not to: (i) directly or indirectly initiate, solicit, or knowingly encourage or knowingly facilitate (including by way of providing information) any inquiries, proposals or offers, or the making of any submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or any inquiry, proposal or offer that, in each case, constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) directly or indirectly engage in, enter into, or participate in any discussions or negotiations with any Person (or its Representatives) making an Acquisition Proposal or inquiry, proposal or offer that, in each case, constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (iii) provide any information or afford access to the properties of the Company or its Subsidiaries to, or take any other action to knowingly assist or knowingly encourage or knowingly facilitate any effort by any Person (other than Parent, Buyer or any Representatives of Parent or Buyer) in a manner that would reasonably be expected to lead to an Acquisition Proposal or in connection with or in response to any inquiry, offer or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall instruct (and use it reasonable best efforts to cause) its Representatives to, (x) immediately cease any activities, solicitation, discussions or negotiations with any Person (or its Representatives) (other than Parent, Buyer or any Representatives of Parent or Buyer) with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (y) to the extent the Company has the right to do so, shall, within one (1) Business Day of the date of this Agreement, request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries to any such Person (or its Representatives) and (z) terminate, within one (1) Business Day of the date of this Agreement, access to any such Person (or its Representatives) any physical or electronic data rooms relating to a possible Acquisition Proposal. Subject to the other provisions of this Section 5.3, the Company and its Representatives may in any event inform a Person that has made an Acquisition Proposal about the provisions of this Section 5.3.

(b)    Notwithstanding Section 5.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received a written Acquisition Proposal that did not result from a material breach of this Section 5.3 and (ii) the Company Board determines, in good faith, after consultation with its outside counsel and financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided that (x) the Company shall not, and shall instruct (and use it reasonable best efforts to cause) its Representatives not to, disclose any non-public information to such Person (or its Representatives) unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that, taken as a whole, are not less restrictive to the other Person than those contained in the Confidentiality Agreement and (y) the Company shall, substantially concurrently, and in any event within one (1) Business Day, provide or make available to Parent any information concerning the Company or its Subsidiaries provided or made available to such other Person (or any of its Representatives) that was not previously provided or made available to Parent and Buyer. The Company shall not, and shall cause its Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant permission under or fail to enforce, any standstill provision in any agreement to which the Company is a party; provided that, if the Company Board determines in good faith, after consultation with its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company may waive any such standstill provision to the extent necessary to permit the applicable Person (if such Person has not been solicited in material breach of this Section 5.3) to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Person agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with, and otherwise complying with, this Section 5.3.

(c)    The Company shall promptly (and in any event within one (1) Business Day after receipt thereof) notify Parent of (i) the receipt by the Company of an Acquisition Proposal or inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal or any requests for information, or any discussions or negotiations sought to be initiated or continued related to the foregoing and (ii) the terms and conditions of any Acquisition Proposal (including a copy of such Acquisition Proposal) and any such inquiry, proposal, offer, request or contact. The Company shall keep Parent reasonably informed, on a prompt basis (and, in any case, within one (1) Business Day of any significant development, discussions or negotiations) as to the status of such Acquisition Proposal or such inquiry, proposal, offer, request or contact, including by promptly (and in no event later than one (1) Business Day) (A) disclosing to Parent the identity of the Person making such Acquisition Proposal or such inquiry, proposal, offer, request or contact and (B) providing to Parent complete, unredacted copies of any correspondence, proposals, indications of interest, and/or draft and final agreements (including schedules, exhibits and any other written materials related thereto (including any financing commitments received)) (and comments thereon) exchanged between the Company or its Subsidiaries or any of its or its Subsidiaries Representatives, on the one hand, and the Person (or any of its Representatives) making such Acquisition Proposal or such inquiry, proposal, offer, request or contact, on the other hand.

(d)    Except as expressly provided in Section 5.3(e), the Company Board and each committee thereof shall not (i) approve or adopt, or permit the Company or any of its Subsidiaries to (and neither the Company nor any of its Subsidiaries will) enter into or execute, any binding or non-binding letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to or that would reasonably be expected to lead to (other than a confidentiality agreement referred to in Section 5.3(b)) an Acquisition Proposal (an “Alternative Acquisition Agreement”) or publicly propose to take such action or (ii) make a Change of Board Recommendation.

(e)    Notwithstanding Section 5.3(d) or any other provision of this Agreement, prior to the Acceptance Time:

(i)    the Company may make a Change of Board Recommendation and terminate this Agreement to enter into a definitive Alternative Acquisition Agreement pursuant to Section 6.3(c) with respect to a Superior Proposal (so long as prior to or concurrently with, and as a condition to the effectiveness of, such termination, the Company pays to Parent the termination fee payable pursuant to Section 6.5(b)) if: (A) the Company receives a written Acquisition Proposal that did not result from a material breach of this Section 5.3, and the Company Board determines in good faith, after consultation with its outside counsel and financial advisor, constitutes a Superior Proposal; (B) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law; (C) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into such Alternative Acquisition Agreement and provided Parent a copy of the proposed definitive agreement (and related agreements); (D) the Company shall have negotiated, and shall have instructed (and shall have used it reasonable best efforts to cause) its Representatives to negotiate, in good faith, with Parent and its Representatives during the Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would cause such Superior Proposal to no longer constitute a Superior Proposal; and (E) no earlier than the end of the Notice Period, the Company Board determines in good faith (after consultation with its outside counsel and financial advisor), after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has committed in writing to make during the Notice Period, that (x) the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal and (y) that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law; and

(ii)    other than in connection with or relating to an Acquisition Proposal, the Company Board may make a Change of Board Recommendation in response to an Intervening Event if (A) the Company Board determines in good faith, after consultation with its outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law; (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation (which notice shall reasonably specify the facts and circumstances providing the basis of the Intervening Event and for the Company Board’s determination to effect the Change of Board Recommendation); (C) the Company shall have negotiated, and shall have instructed (and shall have used it reasonable best efforts to cause) its Representatives to negotiate, in good faith, with Parent and its Representatives during the Notice Period, to the extent Parent requests to negotiate, to enable Parent to revise the terms of this Agreement in such a manner that would eliminate the need for taking such action; and (D) no earlier than the end of the Notice Period, the Company Board determines in good faith (after consultation with its outside counsel), after considering the terms of any proposed amendment or modification to this Agreement that Parent has committed in writing to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties under applicable Law.

The provisions of this Section 5.3(e) apply to any change to the financial terms or any other material terms of any applicable Superior Proposal with respect to clause (i) and require a revised Determination Notice and a new Notice Period.

(f)    Nothing contained in this Agreement prohibits the Company Board or a committee thereof from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure if the Company Board determines, in good faith, after consultation with its outside counsel, that the failure to make such statement would be inconsistent with its fiduciary duties under applicable Law; provided that (A) in no event shall this Section 5.3(f) permit the Company Board or a committee thereof to make a Change of Board Recommendation except as otherwise expressly permitted pursuant to Section 5.3(e), (B) in no event shall this Section 5.3(f) affect, modify or supplement the definition of Change of Board Recommendation (or to the consequences thereof in accordance with this Agreement) and (C) any such disclosure (other than issuance by the Company of a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that does not expressly reaffirm the Company Board Recommendation shall be deemed to be a Change of Board Recommendation.

Section 5.4    Employment and Employee Benefits Matters.

(a)    Parent shall, and shall cause the Company and each of its other Subsidiaries to, maintain for each individual employed by the Company or any of its Subsidiaries at the Closing (each, a “Current Employee”) for the period commencing at the Closing and ending on the earlier of (x) the date that is twelve (12) months following the Closing and (y) the date on which the employment of a Current Employee terminates (i) each of base compensation and a target annual cash incentive compensation or bonus opportunity (but subject to applicable adjustments to performance goals following the Closing) at least as favorable as that provided to the Current Employee as of immediately prior to the Closing, (ii) benefits that are at least as favorable in the aggregate to the benefits (excluding for such purposes any equity or equity-related awards, and any defined benefit pension benefits) maintained for and provided to the Current Employee as of immediately prior to the Closing and (iii) severance benefits that are at least as favorable as the severance benefits (excluding for such purposes any equity or equity-related severance benefit terms) provided by the Company to the Current Employee as of immediately prior to the Closing; provided, that in no event shall the compensation to be paid or benefits to be provided to a Current Employee pursuant to clauses (i) – (iii) be less than the amount required to be paid or benefits provided to such Current Employee under any severance, employment or similar agreement.

(b)    Prior to the Acceptance Time, the Company may pay to each Current Employee who is employed by the Company or one of its Subsidiaries at the time of such payments the following cash bonuses (i) at the time such bonuses are typically paid, up to an amount due to such Current Employee under the Company’s annual bonus program assuming the achievement of applicable performance metrics at the higher of “target” or actual performance in 2019, (ii) up to an amount due to such Current Employee under the Company’s annual bonus program assuming if the Acceptance Time occurs in 2020, the achievement of applicable performance metrics at “target” in 2020 with such amount being pro-rated for the portion of the year prior to the Acceptance Time and (iii) up to an amount due to such Current Employee under the Company’s annual bonus program assuming if the Acceptance Time occurs in 2021, (A) the achievement of applicable performance metrics at the higher of “target” or actual performance in 2020, and (B) the achievement of applicable performance metrics at “target” in 2021 with such amount being pro-rated for the portion of the year prior to the Acceptance Time; provided that in no event shall any cash bonus paid to a Current Employee for in the year in which the Acceptance Time occurs be less than the amount required to be paid to such Current Employee under any severance agreement.

(c)    Parent shall, and shall cause the Company and each of its other Subsidiaries to, cause service rendered by Current Employees to the Company and its Subsidiaries, prior to the Closing to be taken into account for all purposes of eligibility, vesting, level of benefits (including vacation and severance, but excluding, for the avoidance of doubt, for purposes of benefit accrual under any defined benefit pension plan) and as required by law under all employee benefit plans of Parent, the Company and its other Subsidiaries (each, a “Buyer Plan”), to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Closing; provided, that, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Parent shall not, and shall cause the Company to not, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements or pre-existing condition limitations under any Buyer Plan for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Closing. If Parent chooses to have the Current Employees commence participation in an applicable Buyer Plan other than on the first day of a plan year, Parent will use commercially reasonable efforts to, or to cause the Company and its Subsidiaries to provide, credit under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year prior to the Closing for purposes of satisfying all co-payments, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses or similar requirement under any such plans applicable to such Current Employees and their covered dependents in respect of the plan year in which the Closing occurs; provided, however, that Parent’s obligations under this sentence shall be subject to its receipt of, using reasonable best efforts to obtain, all necessary information, from either the Company or the Current Employee, related to such amounts paid by such Current Employee.

(d)    If directed in writing by Parent at least fifteen (15) Business Days prior to the Acceptance Time, the Company shall terminate, effective as of at least one (1) day prior to the Closing Date, any and all Company Plans intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”). If so directed, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that the Company has taken action to terminate each Company 401(k) Plan (effective as of no later than one (1) day prior to the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent (which shall not be unreasonably withheld, conditioned or delayed).

(e)    Without limiting the generality of Section 7.5, no provision of this Agreement (i) prohibits Parent or the Company from amending or terminating any individual Company Plan or any other employee benefit plan in accordance with its terms and applicable Law, (ii) requires Parent or the Company to keep any Person employed for any period of time, or (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or employee benefit plan. No Current Employee or any other individual employed by the Company or its Subsidiaries has any third-party beneficiary or other rights with respect to this Section 5.4.

Section 5.5    Directors’ and Officers’ Indemnification and Insurance.

(a)    Parent and Buyer agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Closing now existing in favor of the present (as of the Closing) or former directors or officers of the Company (each, together with such Person’s heirs, executors, or administrators, an “Indemnified Party”) as provided in the Company Organizational Documents shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing, the Company shall, and Parent shall cause the Company to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company Organizational Documents as in effect immediately prior to the Closing solely with respect to acts or omissions occurring prior to the Closing and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any present (as of the Closing) or former director or officer of the Company; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. From and after the Closing, Parent shall guarantee and stand surety for, and shall cause the Company to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.5.

(b)    Without limiting any additional rights that any Person may have under any agreement or applicable Law, Parent and Buyer shall, jointly and severally, from and after the Closing, indemnify and hold harmless the Company, its Subsidiaries and each Indemnified Party against any liability for or on account of Tax in connection with a Post-Offer Reorganization, including all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any Action in relation thereto; provided that, any such indemnity of an Indemnified Party shall be limited to Taxes incurred by such Indemnified Party in his or her capacity as a director or officer of the Company and not as a holder of any of the Shares or other equity of the Company.

(c)    The Company may purchase prior to the Closing, and if the Company does not purchase prior to the Closing, Parent shall use reasonable best efforts to cause the Company to purchase at or after the Closing, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company in respect of acts or omissions occurring at or prior to the Closing, which tail policy (i) will be effective for a period from the Closing through and including the date six (6) years after the Closing with respect to claims arising from facts or events that existed or occurred prior to or at the Closing and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the premium for such tail policy may not be (and Parent shall not be required to cause the Company to expend) in excess of three hundred percent (300%) of the last annual premium paid prior to the Closing. Parent shall cause any such policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Company.

(d)    Without limiting any of the rights or obligations under this Section 5.5, for a period of six (6) years after the Closing Parent shall cause the Company to keep in full force and effect, and comply with the terms and conditions of, (solely with respect to acts or omissions occurring prior to the Closing) any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party that has been made available to Parent.

(e)    This Section 5.5 will survive the consummation of the Transactions and is intended to benefit, and after the Closing is enforceable by, any Person or entity referred to in this Section 5.5. The indemnification and advancement provided for in this Section 5.5 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If Parent, Buyer, the Company or any of their respective successors or assigns (other than pursuant to the Transactions) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent or Buyer, as applicable, shall make proper provisions such that such successors or assigns assume the applicable obligations set forth in this Section 5.5.

Section 5.6    Further Action; Efforts.

(a)    Subject to the terms and conditions of this Agreement, prior to the Closing, each party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Offer by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, (i) in cooperation and consultation with each other, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign Antitrust Laws with respect to the Transactions as promptly as reasonably practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act must be made within ten (10) Business Days after the date of the Agreement, unless otherwise agreed to by the Company and Parent in writing) and (ii) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested (including pursuant to a second or similar request) pursuant to the HSR Act or any other Antitrust Law. Parent shall, with the reasonable cooperation of the Company, be responsible for making any filing or notification, or draft filing as may be the case, required or advisable under foreign Antitrust Laws as promptly as reasonably practicable after the date of this Agreement, unless otherwise agreed to by the Company and Parent in writing. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by, or on behalf of, such party in connection with proceedings under or relating to any Antitrust Laws; provided, however, that Parent shall have the right to devise, control and direct the strategy and timing for, and making of all material decisions relating to (and shall take the lead in all meetings and communications with any Governmental Body relating to), obtaining any Consent of a Governmental Body contemplated by this Section 5.6, including resolving any Action related to any such Consent; provided, further, however, in devising, controlling and directing the strategy and timing for, and making of all material decisions relating to obtaining any Consent of a Governmental Body contemplated by this Section 5.6 Parent must at all times use its reasonable best efforts to consummate the Offer by or before the Outside Date. Without limiting the foregoing, the parties hereto agree (A) to furnish to the other such information and assistance as the other may reasonably request in connection with obtaining any Consent or any Action under or relating to Antitrust Laws or otherwise relating to or to facilitate a Remedy, (B) to give each other reasonable advance notice of all meetings with any Governmental Body relating to any Antitrust Laws or otherwise relating to or to facilitate a Remedy, (C) to give each other an opportunity to participate in each of such meetings, (D) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, (E) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (F) to provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws and (G) to provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis, if appropriate. Parent shall pay all filing fees in connection with any filings that may be required by this Section 5.6(a).

(b)    In furtherance of, and without limiting the efforts referenced in Section 5.6(a), Parent shall, and shall cause each of its Subsidiaries to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the EU Merger Regulation and any other federal, state or foreign law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition (collectively “Antitrust Laws”) to enable all waiting periods under applicable Antitrust Laws to expire, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Offer to be consummated prior to the Outside Date, including if necessary to obtain clearance by any Governmental Body before the Outside Date, offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, equity holdings, rights, products or businesses of Parent and its Subsidiaries (including the Company and its Subsidiaries), and any other restrictions on the activities of Parent and its Subsidiaries (including the Company and its Subsidiaries) (the foregoing and any other action contemplated by this Section 5.6(b), a “Remedy”). To assist Parent in complying with its obligations set forth in this Section 5.6, the Company shall (and shall cause its Subsidiaries to) enter into one or more agreements requested by Parent to be entered into by any of them prior to the Closing with respect to a Remedy. Without Parent’s prior written consent, the Company shall not (and shall not permit any of its Subsidiaries to) take or cause to be taken, do or cause to be done, offer, negotiate, commit to or effect any Remedy. For the avoidance of doubt, no party hereto (or their respective Subsidiaries) shall be required pursuant to this Section 5.6 to offer, negotiate, commit to or effect any Remedy that is not conditioned upon the Closing. Notwithstanding anything in this Agreement to the contrary, (i) Parent’s obligation to (and to cause its Subsidiaries (including for this purpose, the Company and its Subsidiaries) to) offer, negotiate, commit to or effect any Remedy or Remedies shall be limited to (a) total ankle replacement products and services and (b) other products and services that represented, individually or in the aggregate, less than $25,000,000 of annual revenue generated during the

2018 fiscal year, and (ii) Parent shall not be required to (or to cause its Subsidiaries (including for this purpose, the Company and its Subsidiaries) to) offer, negotiate, commit to or effect any Remedy or Remedies other than those required pursuant to clause (i).

(c)    Without limiting the obligations in clauses (a) and (b) of this Section 5.6, including Parent’s right to devise, direct and control the strategy relating to such actions or proceedings, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Body challenging any Transaction, each of Parent, Buyer and the Company shall cooperate in all respects with each other and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, decision or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d)    Prior to the Acceptance Time, each party shall use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Contracts to which it (or any Subsidiary of the Company) is a party as may be necessary for the consummation of the Transactions or required by the terms of any Contract as a result of the execution, performance or consummation of the Transactions; provided, that, notwithstanding anything to the contrary in this Agreement, except in order to effect a Remedy in accordance with the terms of this Agreement, in no event will Parent, Buyer or the Company be required to pay or make or commit to pay or make (and without the prior written consent of Parent, none of the Company or any of its Subsidiaries shall pay or make or commit to pay or make), prior to the Closing, any fee, penalty or other consideration or any other accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

(e)    Each of the parties agrees that, between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with Article VI, it will not, and will ensure that none of their respective Subsidiaries will, consummate, or enter into any agreement providing for, any investment, acquisition or other business combination that would reasonably be expected to materially delay or prevent the consummation of the Transactions.

Section 5.7    Public Announcements. The Company shall not, and shall cause its Subsidiaries to not, and Parent shall not, and shall cause each of its Subsidiaries to not, issue any press release, announcement or other public statement concerning the Agreement or the Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law or any rule or regulation of Nasdaq, the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of this Section 5.7 do not apply to communications by the Company or Parent in connection with a Change of Board Recommendation.

Section 5.8    Approval of Compensation Actions. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (a) granting by the Company or its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (b) entry by the Company or its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement; or (c) approval of, amendment to, or adoption of any Company Plan. For the avoidance of doubt, nothing contained in this Section 5.8 shall permit the Company to take any action that would be prohibited under any other provision of this Agreement, including Section 5.1.

Section 5.9    Treatment of Certain Indebtedness.

(a)    The Company shall provide written notice of the anticipated effective date of the Closing to holders of the Convertible Notes, the Trustee, and the paying agent and conversion agent identified in the Indentures within three (3) Business Days after the date of this Agreement and in accordance with Section 14.01(b)(iii) of each of the Indentures. Prior to the Closing, the Company shall not make any change to the terms of the Indentures relating to the Convertible Notes without the prior written consent of Parent. In addition, the Company and its Subsidiaries shall take all actions as may be required in accordance with, and subject to, the terms of the Indentures including, without limitation, delivery, issuance or entry into, as applicable, of any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates or other documents or instruments required to comply with the Indentures. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices, certificates, press releases, supplemental indentures, legal opinions, officers’ certificates, and written or verbal responses to any inquiries from holders of the Convertible Notes or other documents or instruments deliverable pursuant to or in connection with the Indentures prior to the dispatch or making thereof, and the Company shall promptly respond to any questions from, and shall reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(b)    At the Closing, the Company shall take all necessary action to perform and comply with all obligations of the Company pursuant to the Indentures within the time periods required by the terms of the Indentures; provided that any opinions of counsel required by the Indentures, or as may be required by the Trustee pursuant to the Indentures, shall be delivered by the Company and its counsel to the extent required to be delivered in connection with the transactions contemplated by this Agreement. Promptly following the Closing (and in any event no later than five Business Days following the Closing), the Company shall issue one or more press releases (and make such press releases available on the Company’s website) announcing the date of the Closing, providing notice of the occurrence of a Make-Whole Fundamental Change (as defined in the Indentures) and detailing any adjustment to the Conversion Rate (as defined in the 2020 Indenture and the 2021 Indenture) or Exchange Rate (as defined in the 2023 Indenture), as applicable, and other relevant information.

(c)    The Company shall take all commercially reasonable actions requested by Parent in connection with making elections under, amending, obtaining waivers, and/or unwinding or otherwise settling the Hedging Documentation. The Company shall use its commercially reasonable efforts to cooperate with Parent at Parent’s request in connection with, and at Parent’s request shall use its commercially reasonable efforts to initiate or continue, and shall permit Parent to directly initiate or continue, any discussions, negotiations or agreements with the 2020 Dealers, 2021 Dealers or 2023 Dealers, any of their respective Affiliates or any other Person, with respect to any determination, adjustment, cancellation, termination, exercise, settlement or computation in connection with the Hedging Documentation, including, without limitation, with respect to any amounts that may be receivable or payable by the Company pursuant to the Hedging Documentation; provided that, in no event will this Section 5.9(c) require the Company to comply with any instruction or request from the Parent to cancel or terminate any transaction under the Hedging Documentation prior to the Closing. The Company (i) shall not, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) (A) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of the Hedging Documentation, (B) exercise any right it may have to terminate, or affirmatively cause the early settlement, exercise or cancellation of any of the Hedging Documentation (other than, in the case of settlement or exercise, in connection with any conversion or exchange under the Convertible Notes), (C) except as contemplated herein, enter into any discussions, negotiations or agreements with respect to any of the foregoing in this Section 5.9(c) or (D) make any payments or deliveries with respect to the Hedging Documentation, and (ii) shall keep Parent fully informed of all such discussions and negotiations and shall give Parent the option to participate (or have its counsel participate) in any such discussions and negotiations. The Company shall take all actions as may be required in accordance with, and subject to, the terms of the Hedging Documentation, including delivery of any notices or other documents or instruments required to give effect to the foregoing or in connection with the consummation of the Transactions. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices or other documents or instruments in connection with the Hedging Documentation prior to the dispatch or making thereof, and the Company shall promptly respond to any questions from, and shall reflect any reasonable comments made by, Parent or its counsel with respect thereto prior to the dispatch or making thereof.

(d)    In the event that Parent desires to consummate a repurchase offer or similar transaction with respect to any or all of the Convertible Notes (any such transaction, a “Repurchase Transaction”), each of the Company and Parent shall use their respective reasonable best efforts to, and to cause their respective Subsidiaries to, cooperate with one another in good faith to permit such Repurchase Transaction to be effected on such terms, conditions and timing as requested by Parent.

(e)    Following the occurrence of any event that would require an adjustment to the Conversion Rate (as defined in the 2020 Indenture or the 2021 Indenture) or the Exchange Rate (as defined in the 2023 Indenture), as applicable, under any of the Indentures at or prior to the Closing, the Company shall promptly provide Parent written notice accurately setting out

(i) the updated Conversion Rate or Exchange Rate, as applicable, for each of the Indentures and (ii) the Cash Make-Whole Premiums (as defined in the Indentures) number of Additional Shares (as defined in the Indentures), if any, reflecting the amount by which such Conversion Rate or Exchange Rate, as applicable, will be increased upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indentures), in each case, as adjusted to reflect all events that have occurred through the date on which such update is provided that would result in an adjustment pursuant to the terms of the Indentures.

(f)    In connection with each of the Mergers, the Company shall take all necessary action to perform and comply with all obligations of the Company and its Subsidiaries pursuant to each of the Indentures at such times as are required by the terms of the Indentures, including, without limitation, delivering or issuing (or causing to be delivered by counsel to the Company in the case of legal opinions), as applicable, any notices, certificates, press releases, legal opinions, officers’ certificates or other documents or instruments required to comply with each of the Indentures and executing and delivering any supplemental indentures to each of the Indentures as may be required in connection with each of the Mergers (each a “Supplemental Indenture” and, collectively, the “Supplemental Indentures”). The Supplemental Indentures with respect to the Third-Step Merger shall provide, inter alia, that, at and after the Final Effective Time (as defined in the Merger Agreement), (i) the right to convert the Convertible Notes (as defined under the Purchase Agreement) will be changed into a right to convert each $1,000 principal amount of Convertible Notes into cash in an amount equal to (A) the Conversion Rate (as defined in the 2020 Indenture and the 2021 Indenture) or Exchange Rate (as defined in the 2023 Indenture) in effect on the Conversion Date (as defined in each of the Indentures) (as increased, if at all, pursuant to Section 14.03 of each of the Indentures), multiplied by (B) the Merger Consideration (as defined in the Merger Agreement) in accordance with Section 14.07 of each of the Indentures and (ii) that the Surviving Company (as defined in the Merger Agreement) shall expressly assume the obligation of the Company and WMGI, as applicable, under the Indentures.

(g)    The Company shall promptly provide to Parent any notices, communications or other correspondence received from the 2020 Dealers, the 2021 Dealers or the 2023 Dealers in connection with the Hedging Documentation or the transactions thereunder.

(h)    Notwithstanding anything to the contrary in this Agreement, the Company agrees that, at Parent’s request, prior to the Acceptance Time, the Company shall either (1) deliver to Parent a fully executed and effective waiver under the Credit Agreement, in form and substance reasonably satisfactory to Parent, waiving any Default (as defined in the Credit Agreement) or Event of Default (as defined in the Credit Agreement) in connection with the consummation of the Transactions or (2) repay all amounts owed under the Credit Agreement, terminate the Credit Agreement and provide evidence, in form and substance reasonably satisfactory to Parent, of such termination.

(i)    Notwithstanding anything to the contrary in this Agreement, the Company and WMGI shall be permitted to take any and all actions expressly required under the terms of the Indentures and the Convertible Notes, and no such action shall give rights to any rights of Parent or Buyer under this Agreement.

Section 5.10    Post-Closing Reorganizations.

(a)    Promptly after the date hereof, the Company shall:

(i)    form a Luxembourg société anonyme that is a direct, wholly owned subsidiary of the Company (“Wave Luxembourg”) with articles of association substantially in the form set forth in Exhibit C attached hereto;

(ii)    cause Wave Luxembourg to form a Bermuda exempted company that is a direct, wholly owned subsidiary of Wave Luxembourg (“Wave Bermuda”) with a memorandum of association substantially in the form set forth in Exhibit D attached hereto and bye-laws substantially in the form set forth in Exhibit E attached hereto;

(iii)    (A) execute and deliver, and cause Wave Luxembourg and Wave Bermuda to execute and deliver, the Merger Agreement (together with all amendments reasonably agreed by Parent and the Company and all documents and instruments contemplated thereby in the form reasonably satisfactory to Parent and the Company, the “Merger Documentation”) and (B) comply with, and cause Wave Luxembourg and Wave Bermuda to comply with, the terms and conditions of the Merger Documentation; and

(iv)    cause Wave Luxembourg and Wave Bermuda not to engage in any business activities, own property or incur any liabilities or obligations except as contemplated by this Agreement or incident to their formation.

(b)    Promptly after the date hereof, Parent shall:

(i)    form a Bermuda exempted company that is a direct or indirect wholly owned subsidiary of Buyer (“Merger Sub”) with a memorandum of association substantially in the form set forth in Exhibit F attached hereto and bye-laws substantially in the form set forth in Exhibit G attached hereto;

(ii)    (A) execute and deliver, and cause Merger Sub, to execute and deliver, the Merger Documentation and (B) comply with, and cause Merger Sub to comply with, the terms and conditions of the Merger Documentation; and

(iii)    cause Merger Sub not to engage in any business activities, own property or incur any liabilities or obligations except as contemplated by this Agreement or incident to its formation.

(c)    Promptly after the date hereof, the Company shall take the actions set forth on Section 5.10(c) of the Company Disclosure Letter in connection with the Demerger, the Mergers and the Asset Sale and Liquidation.

(d)    Prior to the Closing, the Company shall (and shall cause its Subsidiaries to) use its reasonable best efforts to take such additional steps and do all such things as are reasonably requested by Parent or Buyer to procure that, to the extent any such actions, transactions or matters are validly elected (subject to the Company’s prior written consent, if required pursuant to Section 2.7(a)) to be effectuated by Parent or Buyer pursuant to

Section 2.7(a), including the Asset Sale, Liquidation, Second Step Distribution, the Demerger and the Mergers are able to occur at the time elected by Buyer or Parent after the Closing. Notwithstanding anything in this Agreement to the contrary, and provided that the Company and its Subsidiaries comply with their obligations in this Section 5.10(d), any actions taken by the Company or its Subsidiaries in furtherance of this Section 5.10(d) shall not affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto hereunder and notwithstanding anything to the contrary in this Section 5.10(d), the parties agree that the taking of any such actions will not be taken into account for purposes of determining whether any Offer Condition or condition to the Transactions has been satisfied or whether any right of termination arises under Article VI.

Section 5.11    Conduct of Buyer. Parent shall cause Buyer to comply with all of its obligations under this Agreement in accordance with the terms and subject to the conditions set forth in this Agreement.

Section 5.12    No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Buyer, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations subject to Section 5.1.

Section 5.13    Operations of Buyer. Prior to the Closing, Buyer shall not engage in any other business activities and shall not incur any liabilities or obligations other than in connection with the Transactions.

Section 5.14    Shareholder Litigation. The Company shall notify Parent as soon as possible of actions, suits, or claims instituted against the Company or any of its directors or officers relating to or in connection with this Agreement or the Transactions (“Shareholder Litigation”). The Company shall consult with Parent regarding the defense of any such Shareholder Litigation, and Parent shall have a right to participate in such defense. The Company agrees that it shall not compromise or settle or offer to compromise or settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 5.15    Delisting. Prior to the Closing, the Company shall, at Buyer’s request, cooperate with Parent and Buyer and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Nasdaq to cause the delisting of the Company and the Shares from the Nasdaq as promptly as practicable after the Closing and the deregistration of the Shares under the Exchange Act as promptly as practicable after such delisting. If the Company is required to file any quarterly or annual report by a filing deadline that is imposed by the Exchange Act which falls on a date within the ten (10) days following the date that the Company is expected to be delisted from the Nasdaq, the Company will use its reasonable best efforts to deliver to Parent at or prior to the Closing a substantial final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

Section 5.16    Social and Economic Council Merger Regulation. Promptly after the date of this Agreement, Buyer shall, also acting on behalf of the Company, notify the Social and Economic Council and the relevant Dutch trade unions, if any, of the Offer in accordance with the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2015), if and to the extent applicable.

Section 5.17    Anti-Takeover Measures. The Company and the Company Board (and any applicable committees thereof) shall take all actions necessary so that no Anti-Takeover Measure is or becomes applicable to any of the Transactions. If any Anti-Takeover Measure becomes applicable to any of the Transactions, the Company and the Company Board (and any applicable committees thereof) shall grant such approvals and take such actions as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate such Anti-Takeover Measures in respect of such Transactions.

Section 5.18    Notification of Certain Matters. The Company shall give prompt notice to Parent of: (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to prevent or materially delay the consummation of the Offer or the other Transactions and (b) any notice or other communication from any third Person alleging that the consent of such third Person, which would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, is or may be required in connection with the Offer or the other Transactions. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto hereunder and notwithstanding anything to the contrary in this Section 5.18, the parties agree that the failure to provide any notice contemplated by this Section 5.18 will not be taken into account for purposes of determining whether any Offer Condition or condition to the Transactions has been satisfied or whether any right of termination arises under Article VI, unless the underlying event would independently result in the failure of any Offer Condition or condition to the Transactions to be satisfied or give rise to any right of termination under Article VI.

Section 5.19    Parent’s Financing Activities.

(a)    Without limiting the generality of Section 5.6, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, provide reasonable cooperation requested in writing by Parent that is customary in connection with the arrangement, marketing, syndication and consummation of any public or private debt financing or any public or private equity offering, including any offering of derivative securities or other securities exchangeable for, or convertible into, equity securities (and the satisfaction of the conditions precedent to funding thereof) for transactions that are similar to the transactions contemplated by this Agreement. Such cooperation shall, at the reasonable request of Parent or any of its Subsidiaries or Representatives, include the following to the extent necessary in order to arrange, market, syndicate and consummate such financing:

(i)    furnishing, or causing to be furnished, to Parent or its Subsidiaries or their Representatives, (A) audited consolidated balance sheets and related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for each fiscal year ended after the date hereof and more than sixty (60) days prior to the Closing Date and (B) unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Company for each fiscal quarter ended after the date hereof and more than forty (40) days prior to the Closing Date, and in the case of clauses (A) and (B), prepared in accordance with GAAP and reviewed (in accordance with applicable accounting standards) by the Company’s accountants and meeting the requirements of Rule 3-05 of Regulation S-X under the Securities Act (with such review (x) including a review of the financial statements for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards); provided, that no financial statements need be furnished by the Company until the Company has filed such financial statements on Form 10-K or Form 10-Q, as applicable, with the SEC;

(ii)    providing reasonable assistance to Parent for the preparation of pro forma financial information required to consummate any such financing or to comply with applicable Law;

(iii)    requesting that the Company’s and its Subsidiaries’ independent accountants participate in customary accounting due diligence sessions upon reasonable advance notice and requesting that such accountants provide customary comfort letters (including “negative assurance” comfort) as are customarily requested in an underwritten offering of securities and consents customary for Parent’s use of the financial statements of the Company and its Subsidiaries in any marketing or offering materials to be used in connection with such financing, provided that none of the foregoing interfere with any ordinary course audit or review of the Company’s or its Subsidiaries’ financial statements or internal control over financial reporting;

(iv)    providing reasonable assistance to Parent and its Subsidiaries in their preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents customarily prepared in connection with financings of the type described in this Section 5.19, and which may incorporate by reference periodic and current reports filed by the Company with the SEC;

(v)    reasonably cooperating with customary marketing efforts and due diligence efforts of Parent and its Subsidiaries for all or any portion of such financing; provided, that no officer, director or employee of the Company shall be required to participate in any “roadshow” or similar in-person or telephonic presentation regarding the Company;

(vi)    using reasonable best efforts to deliver to Parent, no later than five (5) Business Days prior to the Closing Date (to the extent requested by Parent no later than ten (10) Business Days prior to the Closing Date), any materials and documentation about the Company and its Subsidiaries required by any Financing Party under applicable “know your customer” and anti-money laundering rules, applicable Laws and regulations (including the USA PATRIOT Act and the Beneficial Ownership Regulation);

(vii)    informing Parent promptly in writing if the chief financial officer of the Company shall have knowledge of any facts as a result of which a restatement of any of the Company’s or its Subsidiaries’ financial statements is necessary; and

(viii)    reasonably cooperating with Parent and the Financing Parties in connection with providing customary authorization letters in connection with any debt financing to the Financing Parties.

Notwithstanding anything in this Agreement to the contrary, (1) neither the Company nor any of its Affiliates shall be required to (A) pay any commitment or other similar fee in connection with any such financing to be obtained by Parent or any of Parent’s Affiliates in connection with the transactions contemplated by this Agreement, (B) take any action that would conflict with or violate the Company Organizational Documents or any of its Subsidiaries’ organizational documents or any applicable Law or (C) take any action to the extent such action would interfere in any material respect with the business or operations of the Company or its Subsidiaries, (2) the effectiveness of any documentation executed by the Company with respect thereto, and the attachment of any Lien to any assets of the Company or any of its Subsidiaries, shall be subject to the consummation of the Closing, (3) the Company (and any of its Subsidiaries) and any director or officer of the Company (or any of its Subsidiaries) shall not be required to execute any agreement, certificate, document or instrument or adopt any resolutions with respect to any such financing that would be effective prior to the Closing (other than certifications of financial statements and customary authorization letters contemplated by Section 5.19(a)(viii)) and no such directors that shall not be continuing directors shall be required to take any such action, whether effective prior to or after Closing and (4) (A) Parent shall, upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 5.19 and (B) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims and related reasonable and documented out-of-pocket costs or expenses actually suffered or incurred by any of them of any type in connection with any actual or prospective claim, litigation, investigation or proceeding relating to the arrangement of such financing, other than to the extent any such liabilities, losses, damages, claims or related costs and expenses are the result of the gross negligence, bad faith or willful misconduct of the Company or its controlled Affiliates.

(b)    All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent, its Affiliates or their respective Representatives, in each case pursuant to this Section 5.19, shall be kept confidential in accordance with the Confidentiality Agreement; provided, that such information may be shared (i) on a confidential basis with prospective Financing Parties during syndication and marketing of any such financing in connection herewith and with participants in such financing (and, in each case, with their respective counsel and auditors), in each case that enter into confidentiality arrangements customary for financing transactions of the same type as such financing (including “click-through” confidentiality arrangements), (ii) on a confidential basis with rating agencies and

(iii) by inclusion in a prospectus, confidential offering memorandum or similar offering document used in any financing in connection herewith in order to prevent such document from containing any misstatement or omission of a material fact necessary to make the statements therein not misleading; provided that in the case of this clause (iii), the Company and its counsel are given a reasonable opportunity to review and comment on the relevant disclosures and Parent and its Subsidiaries shall incorporate any comments reasonably made by the Company and its counsel.

(c)    The Company hereby consents to the reasonable use of the Company’s and its Affiliates’ trademarks, service marks and logos in connection with any such financing; provided, that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates, and on such other customary terms and conditions as shall be mutually agreed.

(d)    Parent acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing. Notwithstanding anything to the contrary in this Section 5.19, the parties agree that any action taken or omitted to be taken with respect to the matters contemplated by this Section 5.19 will not be taken into account for purposes of determining whether any Offer Condition or condition to the Transactions has been satisfied or whether any right of termination arises under Article VI and will not give rise to any Liabilities or obligations of the Company or its Subsidiaries.

Section 5.20    Ownership of Shares. Prior to the Acceptance Time, Parent and its Subsidiaries shall not, and shall cause each of its Subsidiaries to not, own (directly or indirectly, beneficially or of record) any Shares, and none of Parent, Buyer, or their respective Affiliates shall hold any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

Section 6.1    Termination by Mutual Agreement. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company.

Section 6.2    Termination by Either Parent or the Company. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by Parent or the Company if:

(a)    any court or other Governmental Body of competent jurisdiction has issued a final judgment, injunction order, decree or ruling or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer, Asset Sale, Compulsory Acquisition, Liquidation, Second Step Distribution, the Mergers or any other Transaction, and such judgment, injunction, order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 6.2(a) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the issuance of such judgment, injunction, order, decree or ruling or the taking of such other action;

(b)    the Acceptance Time has not occurred on or prior to the date that is twelve (12) months after the date of this Agreement (the “Outside Date”); provided, however, that if as of such date, the Offer Condition set forth in paragraph 1(b) of Annex I to this Agreement (Regulatory) is not satisfied but all of the other Offer Conditions shall have been satisfied or waived (other than the Minimum Tender Condition and the delivery of the certificate referenced in paragraph 2(c) of Annex I to this Agreement, which certificate only need to be capable of being delivered) and the Offer Condition set forth in paragraph 1(b) of Annex I to this Agreement remains capable of being satisfied, then the Outside Date will be automatically extended until the date that is fifteen (15) months after the date of this Agreement (and such date will then be the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(b) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the failure of the Acceptance Time to have occurred on or before the Outside Date;

(c)    the Offer (as it may have been extended and re-extended in accordance with the terms of this Agreement) expires as a result of the non-satisfaction of any Offer Condition or is terminated pursuant to its terms and this Agreement without Buyer having accepted for purchase any Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 6.2(c) shall not be available to any party if the failure of such party to perform or comply with any of its obligations under this Agreement in any material respect has been the principal cause of or principally resulted in the non-satisfaction of any Offer Condition or the termination of the Offer pursuant to its terms without Buyer having accepted for purchase any Shares validly tendered (and not withdrawn) pursuant to the Offer; or

(d)    the EGM has been held and been concluded and (i) the Governance Resolutions have not been adopted, (ii) the Asset Sale Resolutions have not been adopted, (iii) the Merger Resolutions have not been adopted or (iv) the Demerger Resolutions have not been adopted.

Section 6.3    Termination by the Company. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by the Company:

(a)    if (i) Buyer fails to commence the Offer in violation of Section 2.1 hereof or (ii) Buyer, in violation of the terms of this Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to clause (i) of this Section 6.3(a) shall not be available if the Company shall have breached its obligations under this Agreement in any manner that shall have been the principal cause of or principally resulted in the failure of the Offer to so commence;

(b)    if there has been a breach of any covenant or agreement made by Parent or Buyer in this Agreement, or any representation or warranty of Parent or Buyer is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a Buyer Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent or Buyer of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (provided that the Company may not terminate this Agreement pursuant to this Section 6.3(b) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder); or

(c)    in order for the Company to enter into a definitive Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 5.3(e)(i).

Section 6.4    Termination by Parent. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Acceptance Time, by Parent if:

(a)    there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a failure of the condition set forth in paragraph 2(b) of Annex I to this Agreement, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice from Parent or Buyer of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period (provided that Parent may not terminate this Agreement pursuant to this Section 6.4(a) if Parent or Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder); or

(b)    (i) the Company Board or any committee thereof effects a Change of Board Recommendation or (ii) the Company Board or any committee thereof or the Company breaches in any material respect Section 5.3.

Section 6.5    Effect of Termination.

(a)    In the event of termination of this Agreement pursuant to this Article VI, this Agreement (other than the last sentence of Section 2.2(a), Section 5.2(b), this Section 6.5 and Article VII, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives) and all rights and obligations of any party shall cease; provided, however, no such termination will relieve any Person of any liability for damages resulting from a material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would, or would reasonably be expected to, result in a material breach of this Agreement (an “Intentional Breach”) or fraud. Parent shall cause the Offer to be terminated immediately after any termination of this Agreement.

(b)    In the event that:

(i)    this Agreement is terminated by the Company pursuant to Section 6.3(c)

(ii)    this Agreement is terminated by Parent pursuant to Section 6.4(b); or

(iii)    (A) this Agreement is terminated by (x) Parent pursuant to Section 6.4(a) on the basis of a breach of a covenant or agreement, (y) either party pursuant to Section 6.2(d) or (z) either Parent or the Company pursuant to Section 6.2(b) or Section 6.2(c) (and in the case of a termination by either Parent or the Company pursuant to Section 6.2(c), at the time of the expiration or termination of the Offer, all Offer Conditions (other than the Minimum Tender Condition and the delivery of the certificate referenced in Paragraph 2(c) of Annex I to this Agreement, which certificate only need to be capable of being delivered) were satisfied or waived), (B) in any such termination under clause (A), prior to such termination, an Acquisition Proposal made after the date of this Agreement has been publicly disclosed and not publicly withdrawn or is otherwise known to the Company Board and not withdrawn (publicly, if publicly disclosed) and (C) within twelve (12) months after any such termination, the Company or any of its Subsidiaries enters into an Alternative Acquisition Agreement with respect to any Acquisition Proposal (regardless of when or whether such transaction is consummated) or any Acquisition Proposal is consummated (provided, that for purposes of clause (C) of this Section 6.5(b)(iii), references to “fifteen percent (15%) or more ” in the definition of Acquisition Proposal will be substituted for “more than fifty percent (50%)”);

Then, in any such case, the Company shall pay Parent a termination fee of $150,000,000, by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 6.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 6.5(b) will be paid no later than two (2) Business Days after such termination and (3) pursuant to clause (iii) of this Section 6.5(b) will be payable to Parent upon the earlier of the consummation of, or entry into an Alternative Acquisition Agreement with respect to, the transaction referenced therein. The Company will not be required to pay the termination fee pursuant to this Section 6.5(b) more than once.

(c)    The Company acknowledges that the agreements contained in Section 6.5(b) are an integral part of the Transactions, and that, without these agreements, Parent and Buyer would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay the amount due pursuant to Section 6.5(b) and, in order to obtain such payment, Parent or Buyer commences a suit that results in a judgment against the Company for the amount set forth in Section 6.5(b), the Company shall pay to Parent or Buyer their costs and expenses in connection with such suit (including reasonable attorneys’ fees), together interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 6.6    Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Transactions.

Section 6.7    Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. The Company, on the one hand, and Parent and Buyer, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Parent or Buyer with the prior written consent of the Company. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE VII

GENERAL PROVISIONS

Section 7.1    Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Closing, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing and (b) this Article VII.

Section 7.2    Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(i)      if to Parent or Buyer:

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, MI 49002

Attention: Robert S. Fletcher

Email:

with an additional copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, IL 60606

Attention: Richard C. Witzel, Jr.

Email:       richard.witzel@skadden.com

and

Houthoff Coöperatief U.A.

Gustav Mahlerplein 50

1082 MA Amsterdam

The Netherlands

Attention: Alexander Kaarls

Email:      a.kaarls@houthoff.com

(ii)      if to the Company:

Wright Medical Group N.V.

1023 Cherry Road

Memphis, TN 28117

Attention: Lance Berry, Executive Vice President and Chief Financial and

Operations Officer, and James Lightman, Senior Vice President and

General Counsel

Email:             lance.berry@wright.com

            james.lightman@wright.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention:       Zachary R. Blume

                        Paul M. Kinsella

Email:            zachary.blume@ropesgray.com

                        paul.kinsella@ropesgray.com

and

Stibbe N.V.

Beethovenplein 10

1070 AP Amsterdam

The Netherlands

Attention:        Duco de Boer

Email:             duco.deboer@stibbe.com

Section 7.3    Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement (i) shall remain in full force and effect and (ii) will be enforced so as to conform to the original intent of the parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.

Section 7.4    Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided, that Buyer may assign any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent without the Company’s consent; provided, further, that such assignment will not materially impede or delay the consummation of the Transactions or otherwise materially impact the rights of the Company or the shareholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 7.5    Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes, and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remains in full force and effect. Except for (a) after the Closing, the rights of the holders of Shares to receive the Offer Consideration, and the holders of Company Equity Awards to receive the consideration described in Section 2.3, (b) the right of the Company, on behalf of the holders of Shares and the holders of Company Equity Awards, to pursue specific performance as set forth in Section 7.12 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s or Buyer’s Intentional Breach of this Agreement, which right is hereby acknowledged and agreed by Parent and Buyer, (c) the provisions of Section 2.4(a)(v) and Section 2.5(e) (which are intended to be for the benefit of, and shall be enforceable by the directors in office at the time of holding the EGM or Subsequent EGM, as applicable, and any Independent Director as referred to in Section 2.5 and all members of the Company Board resigning at the Acceptance Time), and (d) as provided in Section 5.5 (which is intended for the benefit of the Indemnified Parties, all of whom will be third-party beneficiaries of these provisions) this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 7.6    Governing Law. This Agreement and any Action arising out of or relating to this Agreement or the Transactions, will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.7    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 7.8    Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 7.9    Performance Guaranty. Parent hereby guarantees the performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Buyer under this Agreement in accordance with the terms, and subject to the conditions, hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Closing.

Section 7.10    Jurisdiction; Waiver of Jury Trial.

(a)    Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement, the Offer, or the other

Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Offer, or the other Transactions in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.11    Service of Process. Each party irrevocably consents to the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions outside the territorial jurisdiction of the courts referred to in Section 7.10(a) by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 7.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 7.12    Specific Performance.

(a)    The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)    Notwithstanding the parties’ rights to specific performance pursuant to Section 7.12(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages; provided, that, it is understood and agreed that claims for monetary damages following termination of this Agreement will be limited to those arising from or relating to any Intentional Breach of this Agreement or fraud prior to such termination. Notwithstanding anything in this Agreement to the contrary, prior to the termination of this Agreement in accordance with its terms, no party hereto is permitted to make any claim or commence any Action seeking monetary damages against any other party hereto in connection with or arising out of this Agreement or the Transactions; provided, that, the foregoing is without prejudice to the right of any party to seek such monetary damages following such termination in accordance with, and subject to the limitations set forth in, this Agreement.

Section 7.13    Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The terms “Dollars” and “$” shall refer to the lawful currency of the United States and references to “€” or “Euros” shall refer to the lawful currency of the European Union. Any references herein to a Law means such Law as amended from time to time and includes any successor Law thereto and any regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. Except with respect to Section 5.3, the words “made available to Parent” and words of similar import refer to information posted to the electronic data room for “Project Atlantic” hosted by Intralinks at least one (1) calendar day prior to the date hereof. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Buyer and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRYKER CORPORATION

By:	/s/ Kevin A. Lobo

Name:	Kevin A. Lobo
Title:	Chairman and Chief Executive Officer

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of Parent, Buyer and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STRYKER B.V.

By:	/s/ Spencer S. Stiles

Name:	Spencer S. Stiles
Title:	Managing Director

By:	/s/ Stuart A. J. Silk

Name:	Stuart A. J. Silk
Title:	Managing Director

Signature Page to Purchase Agreement

IN WITNESS WHEREOF, each of Parent, Buyer and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WRIGHT MEDICAL GROUP N.V.

By:	/s/ Robert J. Palmisano

Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer and Executive Director

Signature Page to Purchase Agreement

Annex I

OFFER CONDITIONS

Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Agreement.

1.    Buyer is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not properly withdrawn in connection with the Offer, unless, immediately prior to the then applicable Expiration Time:

(a)    there have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee prior to the Expiration Time) that, together with the Shares then owned by Parent or its wholly owned Subsidiaries, represents at least ninety-five percent (95%) of the Company’s issued and outstanding capital (geplaatst en uitstaand kapitaal) immediately prior to the Expiration Time (the “Minimum Tender Condition”); provided, that Buyer may, in its sole discretion, amend at any time and from time to time any reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Tender Condition to a percentage not less than “eighty percent (80%)”; provided, further, that if, prior to the Expiration Time, the Asset Sale Resolutions, the Merger Resolutions and the Demerger Resolutions have been adopted at the EGM (or any Subsequent EGM), the reference to “ninety-five percent (95%)” in the foregoing definition of Minimum Tender Condition shall be deemed to be a reference to “eighty percent (80%)”; and

(b)    any applicable waiting period (and any extension thereof) under the HSR Act and the Antitrust Laws listed on Annex III of the Agreement has expired or been terminated, and any relevant approvals, consents or waivers pursuant to the Antitrust Laws listed on Annex III of the Agreement have been obtained and, in each case, shall not impose a condition or require a Remedy that Parent is not required to accept or agree to after giving effect to Section 5.6 of the Agreement.

2.    Additionally, Buyer is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not properly withdrawn in connection with the Offer if, immediately prior to the then applicable Expiration Time, any of the following conditions exist:

(a)    there has been any Law or judgment, injunction, order, decree or ruling (whether temporary, preliminary or permanent), entered, enacted, promulgated, enforced or issued by any court or other Governmental Body of competent jurisdiction that is then in effect that prohibits, renders illegal or enjoins, the consummation of the Offer, the Asset Sale, the Compulsory Acquisition, the Liquidation, the Second Step Distribution, the Mergers or the other Transactions or that imposes a condition or requires a Remedy that Parent is not required to accept or agree to after giving effect to Section 5.6 of the Agreement;

(b)    (i) the Company has breached or failed to comply in any material respect with any of its agreements or covenants to be performed or complied with by it under the Agreement on or before the Acceptance Time, (ii) the representations and warranties of the Company contained in the Agreement (other than the representations and warranties set forth in Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3(a), the first sentences of Section 3.3(b) and Section 3.3(c), Sections 3.3(d)-(f) and Section 3.3(h) (to the extent it relates to the Company, its share capital or other interests therein) (Capitalization), Section 3.5(a)(i) (No Breach), the first sentence of Section 3.9 (Absence of Certain Developments), Section 3.21 (Brokerage), Section 3.23 (Anti-Takeover Measures) and Section 3.24 (Opinion)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Time, as though made on and as of the Expiration Time and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) the representations and warranties set forth in Section 3.2 (Authorization; Valid and Binding Agreement), Section 3.3(a), the first sentence of Section 3.3(c), Sections 3.3(d)-(f) and Section 3.3(h) (to the extent it relates to the Company, its share capital or other interests therein) (Capitalization), Section 3.5(a)(i) (No Breach), the first sentence of Section 3.9 (Absence of Certain Developments) and Section 3.23 (Anti-Takeover Measures) are not true and correct in all respects, except in the case of Section 3.3(a), the first sentence of Section 3.3(c), Sections 3.3(d)-(f) and Section 3.3(h) (to the extent it relates to the Company, its share capital or other interests therein) (Capitalization) for de minimis inaccuracies, as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not so true and correct or (iv) the representations and warranties set forth in the first sentence of Section 3.3(b) (Capitalization), Section 3.21 (Brokerage) and Section 3.24 (Opinion) are not true and correct in all material respects as of the Expiration Time as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not so true and correct as of such earlier date);

(c)    the Company has not delivered to Parent a certificate dated as of the Expiration Time signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Paragraphs 2(b) and 2(d) have been satisfied as of the Expiration Time;

(d)    since the date of the Agreement, there has occurred any change, effect, event, inaccuracy, occurrence or other matter that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e)    the resignations of the existing members of the Company Board as contemplated by Section 2.5(a) of the Agreement have not been obtained;

(f)    the Governance Resolutions have not been adopted at the EGM or a Subsequent EGM; or

(g)    the Agreement has been terminated pursuant to its terms.

The conditions set forth in this Annex I are for the benefit of Parent and Buyer and (except for the Minimum Tender Condition and the condition set forth in paragraph 2(g)) may be waived (where permitted by applicable Law) by Parent or Buyer in whole or in part at any time or from time to time prior to the Expiration Time, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not a limitation of, the rights and obligations of Buyer to extend, terminate, amend and/or modify the Offer in accordance with the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In addition, each of the foregoing conditions is independent of any of the other foregoing conditions; the exclusion of any event from a particular condition does not mean that such event may not be included in another condition.

EXHIBIT 99.1

FOR IMMEDIATE RELEASE Investors & Media:
Julie D. Dewey Sr. Vice President, Chief Communications Officer Wright Medical Group N.V. (901) 290-5817 julie.dewey@wright.com

Wright Medical Group N.V. Announces Definitive Agreement to be Acquired by Stryker

Purchase Price of $30.75 Per Share in Cash; Total Enterprise Value of Approximately $5.4 Billion and Total Equity Value of Approximately $4.7 Billion

Proposed Acquisition Brings Together Highly Complementary Product Portfolios and Customer Base

AMSTERDAM, The Netherlands – November 4, 2019 – Wright Medical Group N.V. (NASDAQ: WMGI) today announced that it has entered into a definitive agreement under which Stryker (NYSE: SYK) will acquire all of the issued and outstanding ordinary shares of Wright Medical Group N.V. for a total equity value of approximately $4.7 billion, including the value of Wright’s outstanding convertible notes, and total enterprise value of approximately $5.4 billion.

Under the terms of the agreement, Stryker will commence a tender offer for all outstanding ordinary shares of Wright for $30.75 per share, in cash. The boards of directors of both Stryker and Wright have approved the transaction. The closing of the transaction is subject to receipt of applicable regulatory approvals, the adoption of certain resolutions relating to the transaction at an extraordinary general meeting of Wright’s shareholders, completion of the tender offer and other customary closing conditions.

The offer of $30.75 per share in cash represents a premium of 52% over the volume-weighted average closing price of Wright ordinary shares over the thirty calendar days ended October 31, 2019, the last trading day prior to speculation that Wright was exploring a sale of the company. The acquisition is expected to close in the second half of 2020.

Robert Palmisano, president and chief executive officer of Wright, said, “We believe this transaction will provide truly unique opportunities and will create significant value for our shareholders, customers and employees. By merging our complementary strengths and collective resources, we will be able to advance our broad platform of extremities and biologics technologies with one of the world’s leading medical technology companies that shares our vision of delivering breakthrough and innovative solutions to improve patient outcomes. In addition, our employees will be afforded the opportunity to be part of one of the world’s best workplaces with greater depth of resources for sustained success in our industry. We look forward to working with Stryker to complete the transaction. Our board of directors believes this acquisition is in the best interests of our shareholders, employees and other stakeholders and has unanimously voted to recommend that Wright shareholders vote in favor of it.”

Kevin Lobo, chairman and chief executive officer of Stryker, said, “This acquisition enhances our global market position in trauma & extremities, providing significant opportunities to advance innovation, improve outcomes and reach more patients. Wright has built a successful business and we look forward to welcoming their team to Stryker.”

Wright brings a highly complementary product portfolio and customer base to Stryker’s trauma and extremities business. With global sales approaching $1 billion, Wright is a recognized leader in the upper extremities (shoulder, elbow, wrist and hand), lower extremities (foot and ankle) and biologics markets, which are among the fastest growing segments in orthopaedics.

Wright’s leading upper extremity portfolio and advanced preoperative planning technology will significantly add to Stryker’s offering. Additionally, Wright’s lower extremity and biologics will complement Stryker’s portfolio and strengthen the company’s position in this high-growth segment.

For further information regarding certain terms and conditions contained in the definitive purchase agreement, please see Wright Medical’s Current Report on Form 8-K, which will be filed in connection with this transaction.

An investor presentation is available at www.wright.com in the “Investor Relations” section.

Wright Medical Third Quarter 2019 Results

Wright Medical plans to file its third quarter 2019 Form 10-Q with the U.S. Securities and Exchange Commission prior to the filing deadline, which is November 8, 2019. Due to the pending transaction with Stryker, Wright will no longer issue a press release for its third quarter 2019 results, and Wright’s quarterly conference call, previously scheduled for Wednesday, November 6, 2019, has been cancelled. In connection with this announcement, the company is also suspending its 2019 annual financial guidance.

Advisors

In connection with the transaction, Guggenheim Securities is serving as lead financial advisor and J.P. Morgan Securities LLC is acting as financial advisor to Wright Medical. Ropes & Gray LLP is serving as legal counsel to Wright Medical.

Internet Posting of Information

Wright routinely posts information that may be important to investors in the “Investor Relations” section of its website at www.wright.com. The company encourages investors and potential investors to consult the Wright website regularly for important information about Wright.

About Wright Medical Group N.V.

Wright Medical Group N.V. is a global medical device company focused on extremities and biologics products. The company is committed to delivering innovative, value-added solutions improving quality of life for patients worldwide and is a recognized leader of surgical solutions for the upper extremity (shoulder, elbow, wrist and hand), lower extremity (foot and ankle) and biologics markets, three of the fastest growing segments in orthopedics. For more information about Wright, visit www.wright.com.

Cautionary Note Regarding Forward-Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the Company and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for the Company’s business; the commercial success of the Company’s products, including the ability to achieve wide market acceptance of the Company’s products due to clinical, regulatory, cost reimbursement and other issues; filings and approvals relating to the proposed transaction; the expected timing of the completion of the proposed transaction; the ability to complete the proposed transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and other proposed transactions; uncertainties as to how many of the Company’s shareholders will tender their shares in the offer or approve the resolutions to be solicited at the extraordinary general meeting (the “EGM”); the possibility that various closing conditions for the proposed transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the purchase agreement; the effects of the proposed transaction (or the announcement thereof) on relationships with associates, customers, other business partners or governmental entities; transaction costs; the risk that the proposed transaction will divert management’s attention from the Company’s ongoing business operations; changes in the Company’s businesses during the period between now and the closing; risks associated with litigation; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (the “SEC”) by the Company, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9, proxy statement and other documents to be filed by the Company. All forward-looking statements are based on information currently available to the Company, and the Company assumes no obligation to update any forward-looking statements.

Additional Information and Where to Find It

The tender offer for Wright’s outstanding ordinary shares referenced herein has not yet commenced. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell ordinary shares of Wright or any other securities. This communication may be deemed to be solicitation material in respect of the EGM Proposals (defined below). At the time the tender offer is commenced, Stryker will file with the SEC a Tender Offer Statement on Schedule TO, and Wright will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Wright also intends to file with the SEC a proxy statement in connection with the EGM, at which the Wright shareholders will vote on certain proposed resolutions (the “EGM Proposals”) in connection with the transactions referenced herein, and will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the EGM. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 AND THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING) WHEN SUCH DOCUMENTS BECOME AVAILABLE, AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR ORDINARY SHARES OR MAKING ANY VOTING DECISION. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Stryker will be available free of charge on Stryker’s website, www.stryker.com, or by contacting Stryker’s investor relations department at katherine.owen@stryker.com. Copies of the documents filed with the SEC by Wright will be available free of charge on Wright’s website, www.wright.com, or by contacting Wright’s investor relations department at julie.dewey@wright.com. In addition, Wright shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the Tender Offer Statement on Schedule TO.

Participants in the Solicitation

Wright, its directors and executive officers and other members of its management and employees, as well as Stryker and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from Wright’s shareholders in connection with the EGM Proposals. Information about Wright’s directors and executive officers and their ownership of Wright’s ordinary shares is set forth in the proxy statement for Wright’s 2019 annual general meeting of shareholders, which was filed with the SEC on May 17, 2019. Information about Stryker’s directors and executive officers is set forth in the proxy statement for Stryker’s 2019 annual meeting of shareholders, which was filed with the SEC on March 20, 2019. Shareholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the EGM Proposals, including the interests of Wright’s directors and executive officers in the transaction, which may be different than those of Wright’s shareholders generally, by reading the proxy statement and other relevant documents regarding the transaction which will be filed with the SEC.

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